     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 18, 2000

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                         ------------------------------

                               WEBSIDESTORY, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             7389                            33-0727173
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                         ------------------------------

                         10182 TELESIS COURT, 6TH FLOOR
                              SAN DIEGO, CA 92121
                                 (858) 546-0040
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              TERANCE A. KINNINGER
               SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                               WEBSIDESTORY, INC.
                         10182 TELESIS COURT, 6TH FLOOR
                              SAN DIEGO, CA 92121
                                 (858) 546-0040
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

              CAMERON JAY RAINS, ESQ.                             BRUCE R. HALLETT, ESQ.
              JEFFREY T. BAGLIO, ESQ.                            SCOTT R. SANTAGATA, ESQ.
             JOHN J. GILLULY III, ESQ.                            KANDY L. WILLIAMS, ESQ.
               DECEMBER GREENE, ESQ.                                AMY J. HANSEN, ESQ.
         GRAY CARY WARE & FREIDENRICH LLP                     BROBECK, PHLEGER & HARRISON LLP
         4365 EXECUTIVE DRIVE, SUITE 1600                              38 TECHNOLOGY
             SAN DIEGO, CA 92121-2189                                IRVINE, CA 92618
                  (858) 677-1400                                      (949) 790-6300

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

                   TITLE OF SECURITIES                       PROPOSED MAXIMUM AGGREGATE                AMOUNT OF
                    TO BE REGISTERED                            OFFERING PRICE(1)(2)               REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------
Common Stock ($0.001 par value)..........................            $57,500,000                        $15,180
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

(1) Includes shares that the Underwriters will have the option to purchase solely to cover over-allotments, if any.

(2) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(o) promulgated under the Securities Act.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED APRIL 18, 2000

                              [WEBSIDESTORY LOGO]

                                                 SHARES

                                  COMMON STOCK

     WebSideStory, Inc. is offering           shares of its common stock. This
is our initial public offering and no public market currently exists for our shares. We have applied for approval for quotation of our common stock on the Nasdaq National Market under the symbol "WSSI." We anticipate that the initial
public offering price will be between $     and $     per share.

                         ------------------------------

                 INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                         ------------------------------

                                                                  PER SHARE              TOTAL
                                                              -----------------    -----------------
Public Offering Price.......................................     $                    $
Underwriting Discounts and Commissions......................     $                    $
Proceeds to WebSideStory, Inc...............................     $                    $

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     WebSideStory, Inc. has granted the underwriters a 30-day option to purchase
up to an additional           shares of common stock to cover over-allotments.

                         ------------------------------

ROBERTSON STEPHENS

                           U.S. BANCORP PIPER JAFFRAY
                                                         WILLIAM BLAIR & COMPANY

               THE DATE OF THIS PROSPECTUS IS             , 2000.

                              [INSIDE FRONT COVER]

                                   [ARTWORK]

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK. INFORMATION CONTAINED IN OUR WEB SITES IS NOT A PART OF THIS PROSPECTUS.
                         ------------------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary.....................................................    1
Risk Factors................................................    5
Special Note Regarding Forward-Looking Statements...........   16
Use of Proceeds.............................................   17
Dividend Policy.............................................   17
Capitalization..............................................   18
Dilution....................................................   19
Selected Consolidated Financial Data........................   20
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   22
Business....................................................   30
Management..................................................   45
Certain Transactions........................................   52
Principal Stockholders......................................   53
Description of Capital Stock................................   55
Shares Eligible for Future Sale.............................   57
Underwriting................................................   59
Legal Matters...............................................   61
Experts.....................................................   61
Where You Can Find More Information.........................   62
Index to Consolidated Financial Statements..................  F-1

                         ------------------------------

                             ABOUT THIS PROSPECTUS

     This preliminary prospectus is subject to completion prior to this offering. Among other things, this preliminary prospectus describes our company as we currently expect it to exist at the time of this offering. Except as otherwise indicated, all information in this prospectus:

     - assumes no exercise of the underwriters' over-allotment option;

     - has been adjusted to give effect to a 6-for-1 reverse split of our common stock that will be completed prior to this offering;

     - assumes that we have reincorporated in the state of Delaware;

     - assumes that all outstanding convertible redeemable preferred stock has been converted into 7,064,850 shares of common stock; and

     - assumes an initial public offering price of $       per share.

     WebSideStory(R), HitBox(R) and StatMarket(R) are our U.S. registered service marks. We have applied to register The Pulse of the Internet, Traffic, Yep and Yep.com as our service marks. HitBox is also registered in the European Union. Our "W" logo is also a service mark. This prospectus also contains trademarks and trade names of other companies. All trademarks and trade names appearing in this prospectus are the property of their respective holders.

     Until           , 2000, all dealers selling shares of common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to unsold allotments or subscriptions.

                                    SUMMARY

     You should read the following summary together with the more detailed information in this prospectus, including risk factors, regarding our company and the common stock being sold in this offering.

                                  OUR COMPANY

     WebSideStory, Inc. is a leading application service provider, or ASP, focused on delivering detailed, real-time web site analysis and user behavior information to customers who operate web sites that are important to their businesses. As an ASP, we sell subscription services such as HitBox Enterprise, HitBox Pro, StatMarket and HitBox Wireless that provide businesses the advantages of an outsource solution. Our proprietary Internet-based technology provides vital business intelligence to our customers while eliminating traditionally large up-front hardware and software expenses and implementation delay. Businesses use our services to analyze anonymously Internet users' online activity, behavior and purchasing patterns, in order to gain valuable, timely insights and respond quickly to customer preferences. Businesses that take advantage of our services can increase customer loyalty and eBusiness effectiveness while protecting user privacy. Our technology is highly scalable and is currently used to monitor over 150,000 web sites and 100 million page views per day. Our customers include both large enterprises and emerging Internet companies, including Cisco-EMEA, Conseco Inc., Ewanted.com Corporation, Hewlett-Packard Company, Lucent Technologies, Inc., Paymybills.com, Inc., Proflowers, Inc., Skechers USA, Inc. and SkyDesk, Inc.

     Business strategists, marketeers and webmasters compete in new and rapidly evolving eCommerce environments. As businesses develop more comprehensive online capabilities to address large and growing markets, they require more sophisticated means of analyzing customer behavior. Growth of the Internet creates both opportunities and challenges for these businesses. Millions of users continue to access the Internet through desktop computers and, increasingly, mobile and wireless devices such as Palm VII Connected Organizers and web-enabled phones. According to International Data Corporation, or IDC, the total value of eCommerce revenue is expected to increase from approximately $268 billion in 2000 to approximately $1.6 trillion in 2003.

     The ability to capitalize on this market opportunity depends, in part, upon business strategists', marketeers' and webmasters' abilities to competitively analyze and respond to the massive volumes of data generated by electronic commerce. Forrester Research estimates that spending on software and services to support eCommerce alone exceeded $5.6 billion in 1998 and will grow to $35 billion by 2002. Traditional methods of data collection and analysis based upon server activity fail to fully and accurately measure Internet user behavior in the distributed network infrastructure. Accurate and timely analysis requires the ability to capture critical user information from sources beyond the file server such as browsers, proxy servers, distributed hosting networks and wireless gateways. Internet businesses will increasingly need useful information that enables timely decisions in this competitive environment.

     Our Internet user behavior measurement and analysis services provide our customers with platform-independent solutions that report detailed statistics about Internet users accessing web content through both wireline and wireless browsers. Our services are designed to enable businesses to develop clear insights and make informed decisions based upon more accurate and timely mission-critical data than data provided by competing approaches. Our distinctive ASP model provides for rapid customer implementation, is easy to use and can be adapted to the rapidly changing configurations and demands of our customers' web sites.

     We intend to enhance our position as a leading ASP by refining our core proprietary technology and increasing the depth of our Internet intelligence capabilities. As new devices, operating systems, protocols, platforms and browsers emerge, we plan to continue to provide leading-edge Internet user intelligence to our enterprise customers, helping them to compete most effectively. We plan to capitalize on what we believe to be our first-mover advantage in measuring user behavior on the wireless Internet. By executing these strategies, we intend to pursue our objective to become the leading source of Internet business intelligence in the evolving online economy.

     We were formed as a California corporation in September 1996, and we intend to reincorporate in Delaware prior to the completion of this offering.

                                  OUR ADDRESS

     Our principal executive offices are located at 10182 Telesis Court, 6th Floor, San Diego, California 92121, and our telephone number at that address is
(858) 546-0040. Our principal web site is located at www.websidestory.com. Information contained in our web site is not part of this prospectus.

                                  THE OFFERING

Common stock offered by
WebSideStory.....................              shares

Common stock to be outstanding
after the offering...............              shares

Use of proceeds..................    A portion of the proceeds will be used to
                                     redeem shares of our redeemable preferred stock and the remaining for working capital and general corporate purposes. See "Use of Proceeds."

Proposed Nasdaq National Market
symbol...........................    "WSSI"

     In addition to the           shares of common stock outstanding after this
offering, as of the completion of this offering and based on the number of shares issued and options granted as of December 31, 1999, we expect to have additional shares of common stock available for issuance under the following plans and arrangements:

     - 3,973,964 shares issuable under our stock option plans, consisting of:

      - 2,259,655 shares underlying options outstanding at a weighted average exercise price of $1.64 per share, of which 105,214 shares were exercisable; and

      - 1,714,309 shares available for future issuance;

     - 500,000 shares available for issuance under our 2000 Employee Stock Purchase Plan; and

     - 13,333 shares issuable upon exercise of a warrant held by Imperial Bank.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     The following financial information should be read together with the "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. For more information regarding the calculation of the number of shares used in per share computations, see Note 2 to the consolidated financial statements included elsewhere in this prospectus. Unaudited pro forma net loss per share attributable to common stockholders reflects the conversion of our convertible redeemable preferred stock into common stock as of the date of issuance, June 18, 1999.

                                                                YEAR ENDED DECEMBER 31,
                                                         --------------------------------------
                                                            1997          1998          1999
                                                         ----------    ----------    ----------
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Total revenue..........................................  $    1,620    $    5,505    $    9,600
Stock-based compensation...............................          --            --         1,998
Total operating expenses...............................       1,122         4,039        11,523
Income (loss) from operations..........................         498         1,466        (1,923)
Net income (loss)......................................         304           837        (1,185)
Net income (loss) attributable to common
  stockholders.........................................         304           837        (1,417)
Net income (loss) per share attributable to common
  stockholders:
  Basic................................................  $     0.01    $     0.05    $    (0.09)
                                                         ==========    ==========    ==========
  Diluted..............................................  $     0.01    $     0.04    $    (0.09)
                                                         ==========    ==========    ==========
Shares used in computing net income (loss) per share
  attributable to common stockholders:
  Basic................................................  30,303,030    18,011,623    15,595,899
                                                         ==========    ==========    ==========
  Diluted..............................................  30,303,030    18,760,557    15,595,899
                                                         ==========    ==========    ==========
Unaudited pro forma net loss per share attributable to
  common stockholders, basic and diluted...............                              $    (0.08)
                                                                                     ==========
Shares used in computing unaudited pro forma net loss
  per share attributable to common stockholders, basic
  and diluted..........................................                              17,098,224
                                                                                     ==========

     The decrease in basic and diluted shares used in computing net income per share attributable to common stockholders from 1997 to 1998 is due primarily to the repurchase of stock from one of our founding stockholders during 1998 (see
Note 3 to our audited consolidated financial statements included elsewhere in this prospectus). The decrease in basic and diluted shares used in computing net income (loss) per share attributable to common stockholders from 1998 to 1999 is due primarily to our repurchase of common stock in conjunction with the preferred stock transaction in June 1999 (see Note 5 to our audited consolidated financial statements included elsewhere in this prospectus), and the exclusion of loss year antidilutive potential common shares in the calculation for 1999.

     The following table provides a summary of our consolidated balance sheet as of December 31, 1999. The as adjusted column reflects: (a) the automatic conversion of all outstanding shares of our convertible redeemable preferred stock into 7,064,850 shares of common stock at the closing of this offering, (b) the automatic redemption of our redeemable preferred stock in the amount of $15,000, (c) the repayment of our note payable to a former stockholder in the amount of $215 plus the related unamortized discount of $25, (d) the sale of shares of our common stock in this offering at an assumed initial
public offering price of $     per share, after deducting the underwriting
discounts and commissions and estimated offering expenses, and (e) the receipt and application of the net proceeds from this offering. See "Use of Proceeds" for a discussion about how we intend to use the proceeds from this offering.

                                                                 DECEMBER 31, 1999
                                                              -----------------------
                                                               ACTUAL     AS ADJUSTED
                                                              --------    -----------
CONSOLIDATED BALANCE SHEETS DATA:
Cash and cash equivalents...................................  $  3,254     $
Working capital.............................................     4,209
Total assets................................................     8,798
Note payable to former stockholder (current and long-term
  portion)..................................................       215
Redeemable preferred stock..................................    29,465
Total stockholders' deficit*................................   (22,793)

-------------------------

     * Stockholders' deficit is due primarily to our repurchase of common stock in conjunction with the preferred stock transaction in June 1999 (see Note 5 to our audited consolidated financial statements included elsewhere in this prospectus), resulting in an increase in stockholders' deficit of $24,996.

                                  RISK FACTORS

     You should carefully consider the risks described below before making a decision to buy our common stock. If any of the events referred to below actually occurs, our business, results of operations and financial condition could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment. You should also refer to the other information in this prospectus, including our consolidated financial statements and the related notes, before making a decision to invest.

     This prospectus includes statistical and empirical data regarding the Internet. The data is taken or derived from information published by several sources, including International Data Corporation and Forrester Research. Although we believe that the data is generally indicative of the matters reflected in those reports and elsewhere, the data is inherently imprecise, and we caution you to read the data in connection with the rest of the disclosure in this document, particularly this "Risk Factors" section.

                         RISKS RELATED TO OUR BUSINESS

WE HAVE A LIMITED RELEVANT OPERATING HISTORY, WHICH MAKES IT DIFFICULT TO EVALUATE OUR CURRENT BUSINESS PERFORMANCE AND FUTURE PROSPECTS.

     We were formed in September 1996. Until August 1999, we provided our basic HitBox service solely in exchange for links to our web sites on which we sold advertising. However, we recently began to focus on selling our fee-based subscription services, HitBox Enterprise, HitBox Wireless, HitBox Pro and StatMarket. Our growth is dependent upon our ability to sell these services in the future. There is a significant number of risks and uncertainties inherent in our business especially in light of our limited relevant operating history and our limited experience selling our fee-based services. These risks and uncertainties are particularly significant for companies such as ours that are in rapidly evolving markets for Internet products and services.

     In particular, our limited relevant operating history and limited experience selling our fee-based services make it difficult to evaluate our ability to:

     - market our services to online businesses and thereby increase our ability to collect data regarding Internet users in the aggregate;

     - maintain current and attract new advertiser relationships;

     - continue to develop and upgrade our services to keep pace with the growth of the Internet and changes in its technology and regulatory environment;

     - manage the internal growth of our business; and

     - develop new relationships with strategic business partners, resellers and marketing partners that we anticipate will be important to our future success.

     If online businesses are not willing to subscribe to our services or we are unable to perform these items identified above and elsewhere in this prospectus, then our revenue will not grow and our operating results will suffer. As a result, our stock price may decline.

WE EXPECT OPERATING EXPENSES TO INCREASE SIGNIFICANTLY AND THAT WE WILL INCUR LOSSES IN THE FUTURE.

     Although we have had profitable operations in the past, we incurred a net loss of $1.2 million in 1999. We expect our operating expenses to increase significantly, which may render us unable to generate sufficient revenues to be profitable in the future. In particular, we expect to incur additional costs and expenses related to the:

     - expansion of our sales force and distribution channels;

     - development of our brand through marketing and other promotional activities;

     - enhancement of our existing services and development of new services;

     - development of relationships with strategic business partners, resellers and marketing partners;

     - expansion of our management team and the internal infrastructure necessary to support our growth; and

     - expansion into international markets and of our international presence.

     Unprofitable operations may have an adverse effect on the price of our common stock and consequently your investment in our company. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a more detailed discussion of our operating expenses.

BECAUSE OUR FEE-BASED SERVICES AND OUR WEB PROPERTIES ARE RELATIVELY NEW, IT IS UNCERTAIN THAT THEY WILL ACHIEVE WIDESPREAD CUSTOMER ACCEPTANCE.

     We introduced HitBox Pro in August 1999 and HitBox Enterprise in October 1999. In addition, we began to offer StatMarket as a subscription service in December 1999. As a result, we have realized only limited revenues from sales of our HitBox Enterprise, HitBox Pro and StatMarket services. We cannot assure you that these new subscription services will achieve customer acceptance or whether we will be able to continue to generate or to grow revenues from these services. We also have a limited history of operating our web properties HitBox.com and Yep.com, and it is uncertain whether our customers and Internet users will continue to use them. If businesses are not willing to pay the fees for our subscription services, or if our web properties do not achieve market acceptance, our business will be harmed.

OUR SUBSCRIPTION SERVICES REQUIRE RENEWALS, AND WE CANNOT PREDICT WHAT THE RENEWAL RATES WILL BE.

     Businesses subscribe to our HitBox Enterprise, HitBox Pro and StatMarket services. These subscriptions are for a limited time, after which they must be renewed. Businesses are under no obligation to renew these subscriptions after they expire. Because these services are new, we are unable to predict renewal rates. Our renewal rates may also decline as a result of a consolidation in our customer base or if a significant number of our customers cease operations. If our renewal rates are low or decline for any reason, recurring revenue from our fee-based subscription services will be adversely affected.

IF DEMAND FOR INTERNET USER MEASUREMENT AND ANALYSIS SERVICES DOES NOT EXPAND, WE MAY NOT SELL OUR SERVICES OR GROW OUR BUSINESS.

     The market for Internet user measurement and analysis services is new and rapidly evolving. In particular, the market for ASP-based services such as ours is relatively new. We will not be able to sell our services or grow our business if the market for Internet user measurement and analysis services does not grow or if ASP-based services are not widely adopted.

OUR FAILURE TO EXPAND OUR SALES OPERATIONS AND DISTRIBUTION CHANNELS MAY LIMIT OUR GROWTH.

     We may be unable to expand our sales operations or establish the distribution channel relationships necessary for us to grow our business. In order to increase our market share and revenues, we will need to expand our direct sales operations and develop indirect sales and distribution channels. We have limited experience in direct sales and are in the process of expanding our direct sales force. Our new sales employees will require training and time to achieve full productivity. In addition, we may not be able to hire enough qualified individuals when needed, or at all. We currently do not have indirect sales and distribution channels, and we may not be able to establish relationships with distributors, vendors, marketers, resellers and other strategic partners necessary to develop successful indirect sales and distribution channels. We intend to spend significant amounts of time and money attempting to develop those relationships. If we are unable to grow our sales operations or develop successful indirect sales and distribution channels, our revenue could decline and our stock price could suffer.

WE OPERATE IN HIGHLY COMPETITIVE MARKETS, WHICH COULD MAKE IT DIFFICULT FOR US TO ACQUIRE AND RETAIN CUSTOMERS.

     The market for Internet user measurement and analysis services is highly competitive. Our competitors vary in size and in the type of products and services they offer. Our competitors include Accrue Software, Inc., Engage Technologies, Inc., NetGenesis Corp., WebTrends Corporation, DoubleClick, Inc., LinkExchange, Inc., MediaMetrix, Inc. and NetRatings, Inc. Many of our competitors have:

     - longer operating histories;

     - larger sales operations and customer bases;

     - greater brand recognition;

     - more strategic alliances; and

     - significantly greater financial, marketing, technical and other resources than we do.

     We expect competition in the market for Internet user measurement and analysis services to intensify, especially because there are few barriers to entry. Some of our existing and future competitors may be able to:

     - devote greater resources to sales efforts and marketing and promotional campaigns;

     - charge less for their products and services; and

     - devote substantially more resources to technology and systems development.

     If we are not be able to compete successfully against our current and future competitors, we may experience limited revenue growth, reduced operating margins, loss of market share and diminished value in our services.

IF A COMPETING INTERNET USER MEASUREMENT AND ANALYSIS SERVICE IS ADOPTED AS THE INDUSTRY STANDARD, WE MAY LOSE EXISTING CUSTOMERS OR ENCOUNTER DIFFICULTIES IN ATTRACTING NEW CUSTOMERS.

     To date, no Internet user measurement and analysis service has been adopted as the industry standard for measuring Internet user behavior and preferences. However, if one of our current or potential competitors is successful in establishing its products and services as the industry standard, it will be difficult for us to retain current customers or attract additional customers for our services. As a result, our revenue could decline.

WE MAY NOT BE ABLE TO DEVELOP NEW SERVICES OR IMPROVEMENTS IN OUR EXISTING SERVICES AT THE RATE REQUIRED BY OUR RAPIDLY CHANGING MARKET.

     Our success depends upon our ability to address the rapidly changing needs of online businesses, by developing high quality services and improvements in these services on a timely basis. Our services must keep pace with technological developments and emerging industry standards. The market for our services is highly competitive, and the pace of technological advancement is fast. We cannot assure you that we will be able to develop new services to meet evolving needs or that any new services we develop will achieve market acceptance. If we fail to develop new or enhanced services, or experience delays or quality problems in doing so, our revenues may be adversely affected and our operating income may decline.

THE SUCCESS OF OUR BUSINESS WILL ALSO BE AFFECTED BY OUR ABILITY TO CONTINUE TO GENERATE ADVERTISING REVENUE.

     Historically, advertising revenues have been the majority of our revenue, and we expect them to be a significant portion of revenue in the future. The market for Internet advertising is new and rapidly evolving, and there is significant uncertainty about the demand for and market acceptance of Internet advertising. In addition, the number of web sites that offer advertising opportunities continues to increase thereby increasing the competition for available advertising revenue. We cannot assure you that the market for Internet advertising will continue to expand, that it will become sustainable or that we will be able to continue to provide an attractive forum for advertisers. Also, we have historically earned the majority of our advertising revenue from a concentrated group of advertisers. We intend to eliminate our revenue from these advertisers in the near future. As a result, we will be required to secure additional advertising customers to offset the

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

loss of revenue from this group of advertisers. If we are unable to sell our advertising inventory on favorable terms, or at all, then our revenue may not grow and may even decline. If we are unable to continue to generate significant advertising revenue, our business and results of operations will be adversely affected.

SEASONAL AND OTHER FLUCTUATIONS IN OUR OPERATING RESULTS MAY MAKE IT DIFFICULT TO PREDICT OUR FUTURE PERFORMANCE AND MAY RESULT IN VOLATILITY IN THE MARKET PRICE OF OUR COMMON STOCK.

     During our short operating history, we have experienced seasonality in our operating results. We may experience seasonality in our business due to declines in Internet usage during the summer months and increases during the holiday months in the fourth quarter. Our revenue declines as Internet usage declines. In addition to seasonal fluctuations, we may experience significant fluctuations in our operating results from other causes. These factors all tend to make the timing and amount of revenue unpredictable and may lead to greater period-to-period fluctuations in revenues than we have experienced historically.

     As a result of the factors described above, we believe that our quarterly revenue and results from operations are likely to vary significantly in the future and that quarter to quarter comparisons of our operating results may not be meaningful. You should not rely on the results of one quarter as an indication of future performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quarterly Results of Operations."

ANY DISRUPTION OF SERVICE BY OUR INTERNET SERVICE PROVIDERS COULD AFFECT OUR ABILITY TO OPERATE OUR SERVICES, WEB PROPERTIES AND THE WEB SITES OF OUR HOSTING CUSTOMERS.

     We depend on access to the Internet through four large Internet service providers, or ISPs, in order to operate our business. We may in the future use additional or different ISPs. If we lose the services of one or more of our ISPs for any reason, we could experience disruption in our service offerings, network availability and web hosting services. In addition, the loss of one of our ISPs as the result of consolidation in the ISP industry could delay or prevent us from retaining the services of a replacement ISP and increase the potential for disruption of our business. This disruption to our business could damage our reputation and result in a decrease in our revenue from the loss of current or potential customers.

A RAPID EXPANSION OF OUR NETWORK AND SYSTEMS COULD CAUSE US TO LOSE INTERNET USER BEHAVIOR MEASUREMENT INFORMATION OR CAUSE OUR NETWORK OR SYSTEMS TO FAIL.

     We intend to significantly expand our network to improve capacity and performance. We expect to co-locate some servers with ISPs. We also intend to implement new commercial databases to help store and manage our information. If we experience disruptions in our network as a result of these efforts or if the efforts are unsuccessful, then our ability to provide our services and generate revenue will be harmed.

     In the future, we may need to expand our network and systems at a more rapid pace than we have historically. We may suddenly require additional bandwidth for which we have not adequately planned. We may secure an extremely large customer with an extraordinary number of page views that would require significant system resources. We may gain new accounts at such a rapid rate that our systems are unable to process the information. In the event that one or more of these factors occurs, our network or systems may not be capable of meeting the demand for increased capacity. We may lose valuable Internet user data or our network may temporarily shutdown if we fail to expand our network to meet future growth. Any lapse in our ability to collect Internet user information will decrease the value of our existing data as well as prevent us from providing the complete data requested by our customers. Any disruption in our network processing or loss of Internet user data may damage our reputation and result in the loss of customers.

WE MAY BE LIABLE TO OUR CUSTOMERS AND MAY LOSE CUSTOMERS IF WE SUPPLY INACCURATE INTERNET USER INFORMATION OR IF OUR ABILITY TO SUPPLY THIS INFORMATION IS INTERRUPTED.

     The information in our databases may contain inaccuracies. In addition, our ability to collect and report data may be interrupted by a number of factors, including our inability to access the Internet or failure of our network or software systems. Hackers, or individuals who attempt to breach our network security, could, if successful, misappropriate proprietary information or cause interruptions in our services. If we experience any

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

breaches of our network security or sabotage, we might be required to expend significant capital and resources to protect against, or to alleviate, problems. We may not be able to remedy any problems caused by hackers or saboteurs in a timely manner, if at all. In addition, computer viruses may harm our systems, and the transmission of computer viruses could expose us to litigation or to a material risk of loss. Any irregularities or inaccuracies in the data we supply, or any interruption in our ability to supply that data, may reduce our operating income or require us to spend substantial amounts to defend lawsuits and pay any resulting damage awards as well as divert management's attention from the operation of our business. We may be liable to our customers for loss of business, loss of future revenue, breach of contract or even for the loss of goodwill to their business. In addition to potential liability, our supplying of inaccurate information or the interruption of our ability to supply that information could hurt our public image and result in the loss of both existing and potential customers.

WE COULD BE HELD LIABLE TO THIRD PARTIES OR GOVERNMENTAL AGENCIES OR LOSE CUSTOMERS AND OUR BUSINESS MAY BE HARMED BASED ON THE CONTENT THAT IS ON OUR WEB PROPERTIES OR ON SITES TO WHICH WE LINK OR THAT WE HOST.

     We could be held liable to third parties if the content on our web properties or web sites to which we link or that we host violates others' copyright, trademark or other intellectual property rights or is deemed or perceived to be obscene or defamatory. Our web properties include content that third parties provide to us which we do not monitor or control. We may not discover or be able to change in a timely manner any content on our web properties that may cause third parties or governmental agencies to bring legal actions against us or that would cause customers to stop visiting our web sites. Any liability, or even threatened liability, stemming from these possibilities, could damage our public image, cause us to incur legal costs and divert management's attention from our operations, which could in turn adversely affect our business and the value of our stock.

     We may lose customers or receive negative publicity as a result of negative reaction to content on our web sites or web sites to which we link or that we host, including sites with controversial adult, political, racial or religious content. In the past, we have received correspondence from Internet users who state that they will not visit our web sites based upon some of the content to which our sites link. We do not monitor or review the content of sites to which we link or that we host, and we do not intend to do so in the future. If we receive negative publicity, businesses and Internet users may decide not to visit our web properties or use our services, which will harm our business and could cause our stock price to decline.

IF THE INFORMATION THAT WE COLLECT AND USE WERE DEEMED PERSONALLY IDENTIFYING, OUR ABILITY TO COLLECT AND REPORT THIS INFORMATION WOULD BE LIMITED.

     Both existing and proposed laws regulate and restrict the collection and use of information over the Internet that is considered personally identifying. These laws are changing and vary among domestic and foreign jurisdictions. We do not believe that the Internet user information that we currently collect without the user's consent is personally identifying. However, the scope of information collected over the Internet that is considered personally identifying may become more expansive and it is possible that current and future legislation may apply to the information that we collect. Third parties or governmental agencies may charge us with violations of current or future laws regarding the collection of information, exposing us to litigation and potential liability. In the event that the information that we collect and use is considered to be personally identifying, our ability to collect and use this information may be restricted and we may have to change our methods. Any restriction or change to our information collection methods would cause us to spend substantial money and time to make such changes and could decrease the amount and value of the information that we collect.

INCREASED REGULATION OR LAWS OF ONLINE PROFILING MAY LIMIT OUR ABILITY TO COLLECT AND USE INTERNET USER INFORMATION AND RESULT IN A DECREASE IN THE VALUE OF OUR SERVICES.

     If foreign or domestic governmental authorities enact regulations or laws that place limitations on how we use the Internet usage data that we collect, especially our profiling practices, the amount and value of the
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

information that we collect would decrease, our business operations would be negatively affected and the value of your investment would decline. Online profiling is our practice of aggregating information about users' interest, gathered primarily by recording their movements online. Domestic and foreign governments are considering restricting the collection and use of Internet usage data. Some argue that even anonymous data, individually or when aggregated, may reveal too much information about Internet users.

     If governmental authorities were to follow privacy advocates' recommendations and enact laws that limit our online profiling practices, we would likely have to obtain the express consent, or "opt-in," of an Internet user before we could collect, share, or use any of that user's information. It might also not be possible to comply with all foreign governmental restrictions simultaneously. Any change to an opt-in system of profiling would damage our ability to aggregate and utilize the information we currently collect from Internet users and would reduce the amount and value of the information that we provide to customers. A reduction in the value of our information might cause some existing customers to discontinue their use of our services or discourage potential customers from subscribing to our services, which would reduce our revenues. We would also need to expend considerable effort and resources, both human and financial, to develop new information collection procedures to comply with an opt-in requirement. Even if we succeeded in developing new procedures, we might be unable to convince Internet users to agree to our use of their information. This would negatively impact our revenue, growth and potential for expanding our business and could cause our stock price to decline.

LIMITATIONS ON THE USE OF COOKIES TO COLLECT INFORMATION MAY REDUCE OUR ABILITY TO DEVELOP ONLINE PROFILES AND AGGREGATE INTERNET USER INFORMATION.

     Our technology currently uses "cookies," or small files of information placed on a user's hard drive or other storage medium, to collect information about an Internet user's movement through the Internet. This collection of behavioral information can be accomplished without the user's knowledge or consent. Most currently available Internet browsers allow users to modify their browser settings to prevent cookies from being stored on their hard drive without their knowledge, and a minority of users currently do so. Users can also delete cookies from their hard drive at any time, and widely-available software allows Internet users to sweep all cookies from their computers. If a large number of Internet users refuse, disable or delete their cookie files, the number of profiles to which we have access and the value of our services based on those profiles would decrease.

     Some privacy advocates and governmental officials have suggested restricting or eliminating the use of cookies. If the use or effectiveness of cookies is limited, we would be required to switch to alternative technologies to collect user profile information. Alternative technologies may be unavailable or substantially less effective than cookies. Creating replacement technology for cookies could require us to expend significant time and resources. We may be unable to complete this alternative technology development in time to avoid negative consequences to our business, and the replacement methods we develop may not be commercially feasible. In the context of our existing technology, the replacement of cookies might also reduce our existing customer base by requiring current customers to take specific action to accommodate new technology.

     In addition, privacy concerns may cause some web users to be less likely to visit web sites that subscribe to our services. If enough web users choose not to visit sites in which we have embedded our technology and from which we collect information, our ability to collect information and provide our services effectively would be adversely affected. This would, in turn, reduce the value of our services and inhibit the growth of our business.

WE MAY BE THE TARGET OF LEGAL ACTION BASED ON THE WAY WE COLLECT AND USE INTERNET USER INFORMATION.

     We collect, use and distribute information derived from the activities of Internet users. Recently, some companies have been the subject of class action lawsuits and governmental investigations based on their collection, use and distribution of Internet user information. Governmental entities and private persons or entities, may assert that our methods of collecting, using and distributing Internet user information are illegal

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

or improper. Any such legal action, even if unsuccessful, may distract our management's attention, divert our resources, negatively affect our public image and harm our business.

WIDESPREAD ACCEPTANCE OF OUR SERVICES DEPENDS IN LARGE PART ON INCREASING MARKET AWARENESS OF OUR BRANDS.

     We believe that maintaining and strengthening the WebSideStory brand and the other brands that we use, such as HitBox, Yep and StatMarket, are important to our business and important elements in attracting new customers. Our ability to successfully promote and position our brands will depend largely on the effectiveness of our marketing efforts and our ability to develop reliable and useful services at competitive prices. Due in part to the emerging nature of the market for Internet user measurement and analysis services and the substantial resources available to many of our competitors, we may have only a short time in which we have an opportunity to achieve and maintain a significant market share. Furthermore, the importance of brand recognition will increase as competition in the market for our services increases. Therefore, we will need to increase our financial commitment to creating and maintaining brand awareness. If we are unsuccessful in these endeavors, we may have difficulty attracting new customers.

OUR FUTURE SUCCESS DEPENDS ON THE GROWTH OF THE INTERNET.

     The acceptance and effectiveness of the Internet as a medium for commerce and communication is not yet fully established. We believe that much of the value of our Internet user measurement and analysis services is derived from businesses wanting to understand and influence Internet users.

     Even if the use of the Internet grows, the Internet infrastructure may not be able to support the demands placed on it by this growth. Factors affecting the ability of the Internet to support these demands include:

     - security concerns of Internet users;

     - inadequate network infrastructure;

     - inconsistent quality of service; and

     - lack of availability of cost-effective, high-speed Internet service.

     As a result, the performance and reliability of the Internet may decline. Web sites and proprietary online services have experienced interruptions in their service as a result of outages, sabotage and other delays occurring throughout their infrastructure. If these outages, sabotage or other delays frequently occur in the future, Internet usage as a medium for communication and commerce could grow more slowly or decline. Therefore, if the use of the Internet as a medium for communication or commerce does not grow, then the demand for our services will decrease and our operating results will suffer.

OUR BUSINESS MAY NOT BE SUCCESSFUL IF WE LOSE THE SERVICES OF OUR EXISTING KEY EMPLOYEES OR IF OUR MANAGEMENT TEAM FAILS TO WORK TOGETHER EFFECTIVELY.

     We expect that the services of John J. Hentrich, our Chief Executive Officer and President, Blaise P. Barrelet, our Chairman and Chief Internet Architect, as well as the remainder of our executive team, will be important to our future operations. Our management team has been working together only for a short while and may not be able to work together effectively. Many members of our management team have had only limited experience managing a rapidly growing company, on either a public or private basis. John J. Hentrich, our President and Chief Executive Officer, joined us in November 1999 and has not served in such capacity in a public company prior to joining us. In addition Terance A. Kinninger, our Senior Vice President and Chief Financial Officer, Meyar Sheik, our Vice President, Chief Marketing Officer-Enterprise, and Randall Broberg, our General Counsel and Chief Privacy Officer, joined us in April 2000. Any of our key personnel may terminate his or her employment relationship with our company on short notice. We do not maintain any "key person" life insurance policies except for a policy on Blaise P. Barrelet, our Chairman and Chief Internet Architect. If we are unable to maintain an effective executive team that works well together, we may not be able to achieve our short or long-term objectives or create or maintain stockholder value.

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

WE MAY NOT BE ABLE TO EFFECTIVELY MANAGE THE GROWTH OF OUR BUSINESS.

     To date we have experienced rapid growth. In the beginning of 1999, we had approximately 30 employees. As of March 31, 2000, we had more than 100 employees. Most of these employees, including some of our executive officers, have very limited experience with our company and understanding of our systems and controls. We believe that we will need to continue to grow in the future in order to be competitive in our market. We will need to attract and hire additional sales, technical and management personnel in an intensely competitive hiring environment. At the same time, we will need to upgrade and expand our financial, operational and managerial systems and controls. If we fail to manage our growth effectively, our expenses could increase and our management's time and attention could be diverted. If we do not succeed in these efforts, we will be unable to effectively grow and manage our business, and our financial results could be negatively affected.

THE COMPETITION FOR SKILLED PERSONNEL IS INTENSE AND IF WE FAIL TO ATTRACT, INTEGRATE AND RETAIN SKILLED PERSONNEL OUR BUSINESS WILL BE ADVERSELY AFFECTED.

     Our future success depends on our ability to hire and retain highly skilled personnel. In particular, we will need to recruit into our sales and marketing and technology development organizations, both domestically and internationally. Competition for these and other candidates is intense and turnover in technology companies is high. We cannot assure you that we will be able to successfully attract, integrate or retain sufficiently qualified personnel. Our inability to retain and attract the necessary personnel could adversely affect our business.

OUR PRINCIPAL STOCKHOLDERS, EXECUTIVE OFFICERS AND DIRECTORS HAVE SUBSTANTIAL CONTROL OVER OUR AFFAIRS.

     Our executive officers and directors and entities affiliated with them
will, in the aggregate, beneficially own approximately      % of our common
stock following this offering. In particular, following the completion of this offering, Blaise P. Barrelet, our Chairman and Chief Internet Architect and Agnes L. Barrelet, one of our Vice Presidents and the spouse of Mr. Barrelet,
together will own approximately      % of our outstanding common stock. These
stockholders will have the ability to exert substantial influence over all matters requiring approval by our stockholders. These matters include the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, they may dictate the management of our business and affairs. This concentration of ownership could have the effect of delaying, deferring or preventing a change in control or impeding a merger or consolidation, takeover or other business combination.

THE SUCCESS OF OUR BUSINESS DEPENDS IN LARGE PART ON OUR ABILITY TO PROTECT AND ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS EFFECTIVELY.

     We regard the protection of our inventions, copyrights, service marks, trademarks and trade secrets as important to our future success. We rely on a combination of patent, copyright, service mark, trademark, and trade secret laws and contractual restrictions to establish and protect our proprietary rights. We endeavor to enter into agreements with our employees and contractors and agreements with parties with whom we do business in order to limit access to and disclosure of our proprietary information. Despite our efforts, we may be unsuccessful in these endeavors. Moreover, others may independently develop technologies that are competitive, or even infringing. The enforcement of our intellectual property rights also depends on our legal actions against such infringers being successful, but we cannot be sure such actions will be successful, even when our rights have been infringed.

     We have three patent applications pending in the United States and have registered service marks in the United States and the European Union. We cannot assure you that patent or service mark registrations will issue with respect to pending or future applications or that any issued patents or registered service marks will be enforceable. Because of the global nature of the Internet, effective patent, trademark, service mark, copyright and trade secret protection may not be available in every country in which our services are available over the Internet. In addition, the legal standards relating to the validity, enforceability and scope of protection of intellectual property rights in Internet-related industries are uncertain and still evolving.

     Third parties may claim that our technologies infringe their proprietary rights. If a third party successfully asserts a claim that we are infringing their proprietary rights, royalty or licensing agreements might not be available on terms we find acceptable or at all. We expect that the number of infringement claims in our market will increase as the number of services and competitors in our industry grows. These claims, whether meritorious or not, could:

     - be time-consuming;

     - result in costly litigation; or

     - require us to enter into royalty or licensing agreements.

     As a result, any third-party intellectual property claims against us could adversely affect our business, increase our expenses, and divert our management's attention. Even if we have not infringed any such rights, we cannot be sure our legal defenses will be successful. If we are successful defending against such claims, our legal defense could require significant financial resources and management time.

     We also regard the information that we store on Internet users' cookies as proprietary. However, the only protection we have from others accessing and using the data that we collect is that current technology does not allow others to access information we place on individual cookies. We cannot assure you that technology will not be invented that will allow others to access our information. If our information can be accessed by others, it would decrease the value of that information which would have a material adverse effect on our business.

BECAUSE WE CONDUCT OPERATIONS IN EUROPE AND BECAUSE OUR BUSINESS STRATEGY INCLUDES EXPANDING OUR INTERNATIONAL OPERATIONS, OUR BUSINESS IS SUSCEPTIBLE TO RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS.

     We incorporated a subsidiary in France in the first quarter of 2000, and our business strategy includes expanding our international operations. Conducting international operations subjects us to risks in addition to those we face in the United States. These include:

     - currency exchange rate fluctuations;

     - unexpected changes in foreign regulatory requirements;

     - maintaining and servicing computer hardware in distant locations;

     - longer accounts receivable payment cycles and difficulties in collecting accounts receivable;

     - difficulties in managing and staffing international operations;

     - potentially adverse tax consequences, including restrictions on the repatriation of earnings;

     - the burdens of complying with a wide variety of foreign laws; and

     - reduced protection for intellectual property rights in some countries.

     The occurrence of any one of these risks could negatively affect our international business and, consequently, our results of operations generally. In addition, the Internet may not be used as widely in international markets in which we expand our international operations and, as a result, we may not be successful in offering our services there.

WE MAY EXPAND BY ACQUISITIONS, STRATEGIC INVESTMENTS OR THROUGH STRATEGIC RELATIONSHIPS THAT MAY DIVERT OUR MANAGEMENT'S ATTENTION AND CONSUME RESOURCES THAT ARE NECESSARY TO SUSTAIN OUR BUSINESS.

     If appropriate opportunities present themselves, we may acquire other complementary businesses, technologies, services or products. We also may enter into strategic relationships or make strategic investments if we believe they are in our best interests. We currently have no agreements or commitments relating to any acquisition or strategic investment or relationship. We cannot assure you that we would be able to complete future acquisitions successfully or to integrate acquired businesses, technologies, services or products into our current operations. An acquisition or strategic investment or relationship may result in unforeseen operating difficulties and expenditures. It may also require significant management attention that would otherwise be available for ongoing development of our business. Moreover, we cannot assure you that the anticipated benefits of any acquisition or strategic investment or relationship would be realized. In connection with one or more of those transactions, we may:

     - issue additional equity securities which would dilute stockholders;

     - incur debt on terms unfavorable to us or that we are unable to repay;

     - incur contingent liabilities;

     - integrate additional employees; and

     - incur amortization expenses related to goodwill and other intangible assets.

     These actions could have a material adverse effect on our stock price and consequently your investment in our common stock.

MANAGEMENT HAS BROAD DISCRETION AS TO THE USE OF PROCEEDS FROM THIS OFFERING.

     We may apply the proceeds of this offering to uses that do not improve our results of operations. Our management will have broad discretion with respect to the use of most of the proceeds from this offering. You will be relying on the judgment of our management concerning these uses. The failure of our management to apply these funds effectively could result in unfavorable returns and uncertainty about our prospects, each of which could cause the price of our common stock to decline. See "Use of Proceeds."

                         RISKS RELATED TO THIS OFFERING

THERE MAY BE VOLATILITY IN OUR STOCK PRICE.

     Prior to this offering, there has been no public market for our common stock. We cannot predict the extent to which investor interest will lead to the development of an active and liquid trading market. The initial public offering price for the shares will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of the market price of the common stock that will prevail in the trading market. The market price of our common stock may decline below the initial public offering price. The market prices of the securities of Internet-related companies have been especially volatile. Some companies that have had volatile market prices for their securities have been subject to securities class action suits filed against them. If a suit were to be filed against us, regardless of the outcome, it would result in substantial costs and a diversion of our management's attention and resources. This could adversely affect our business, results of operations and financial condition.

THERE MAY BE AN ADVERSE EFFECT ON THE MARKET PRICE OF OUR STOCK AS A RESULT OF SHARES BEING AVAILABLE FOR SALE IN THE FUTURE.

     Sales of a substantial amount of common stock in the public market, or the perception that these sales may occur, could adversely affect the market price of our common stock prevailing from time to time. This could also impair our ability to raise additional capital through the sale of our equity securities.
After this offering, we will have           shares of common stock outstanding,
or           shares if the underwriters over-allotment option is exercised in full. Of these shares, the shares sold in this offering will be freely tradable, except for shares purchased by an affiliate of ours, which will be subject to the limitations of Rule 144 under the Securities Act. The remaining shares are "restricted shares," and will become eligible for sale in the public market at various times after 180 days after the date of this prospectus, subject to the limitations and other conditions of Rule 144 under the Securities Act.

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

     In addition, after this offering, the holders of           shares of common
stock will have registration rights and, subject to market conditions, may require us to register all or a part of these shares. If our stockholders attempt to sell a significant number of shares of our common stock, then the price of our common stock may decline. See "Shares Eligible for Future Sale."

THE TANGIBLE BOOK VALUE OF THE COMMON STOCK WILL BE SUBSTANTIALLY LOWER THAN THE OFFERING PRICE.

     The initial public offering price will be substantially higher than the pro forma tangible book value per share of our outstanding common stock. If you purchase our common stock in this offering, the shares you buy will experience an immediate and substantial dilution in tangible book value per share. The shares of common stock owned by the existing stockholders will receive a material increase in the pro forma tangible book value per share. The dilution
to investors in this offering will be approximately $     per share. As a
result, if we were to distribute our tangible assets to our stockholders immediately following this offering, purchasers of shares of common stock in this offering would receive less than the amount paid for such shares. See "Dilution."

EFFECTS OF ANTI-TAKEOVER PROVISIONS COULD INHIBIT OUR ACQUISITION BY A THIRD PARTY.

     Some of the provisions of our certificate of incorporation, bylaws and Delaware law could, together or separately:

     - discourage potential acquisitions proposals;

     - delay or prevent a change in control; and

     - limit the price that investors might be willing to pay in the future for shares of our common stock.

     In particular, our board of directors may issue shares of preferred stock with rights and privileges that might be senior to our common stock, without the consent of the holders of the common stock. We are subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any "interested" stockholder for a period of three years following the date on which the stockholder became an "interested" stockholder. See "Description of Capital Stock."

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

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that involve many risks and uncertainties. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology including "could," "may," "will," "should," "except," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks described above and in other parts of this prospectus. These factors may cause our actual results to differ materially from any forward-looking statement.

     We cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform them to actual results or to changes in our expectations.

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

                                USE OF PROCEEDS

     We estimate that our net proceeds from the offering will be approximately
$          million ($          million if the underwriters' option to purchase
additional shares is exercised in full), after deducting the underwriting discounts and commissions and estimated offering expenses.

     We expect to use $15 million of our net proceeds for the mandatory redemption of all outstanding shares of our redeemable preferred stock which becomes due and payable upon the closing of our initial public offering. We expect to use the remaining net proceeds for working capital and general corporate purposes. The amounts we actually expend for such working capital and general corporate purposes may vary significantly and will depend on a number of factors, including the amount of our future revenues and the other factors described under "Risk Factors." Our management will retain broad discretion in the allocation of the net proceeds of this offering. A portion of the net proceeds may also be used to acquire or invest in complementary businesses, technologies, product lines or products. However, we have no current agreements or commitments with respect to any such acquisition. Pending such uses, the net proceeds of this offering will be invested in short-term, interest-bearing, investment grade securities.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings to finance the growth and development of our business and therefore do not anticipate paying any cash dividends in the foreseeable future. In addition, covenants in our financing arrangements currently prohibit or limit our ability to declare or pay cash dividends. Any future determination to pay cash dividends will be at the discretion of the board of directors and will be dependent upon our financial condition, results of operations, capital requirements, general business condition and other factors that our board of directors may deem relevant.

                                 CAPITALIZATION
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     The following table sets forth our capitalization as of December 31, 1999. The as adjusted column reflects: (a) the automatic conversion of all outstanding shares of our convertible redeemable preferred stock into 7,064,850 shares of common stock at the closing of this offering, (b) the automatic redemption of our redeemable preferred stock in the amount of $15,000 at the closing of this offering, (c) the repayment of our note payable to a former stockholder in the amount of $215 plus the related unamortized discount of $25, (d) an increase in the authorized number of shares of common stock and preferred stock and the sale
of           shares of our common stock in this offering at an assumed initial
public offering price of $     per share, after deducting the underwriting
discounts and commissions and estimated offering expenses, and (e) the receipt and application of the net proceeds from this offering.

                                                                DECEMBER 31, 1999
                                                              ----------------------
                                                               ACTUAL    AS ADJUSTED
                                                              --------   -----------
Note payable to former stockholder (current and long-term
  portion)..................................................  $    215
Redeemable preferred stock, no par value; 100 shares
  designated, issued and outstanding, actual; no shares
  authorized, issued or outstanding, as adjusted............     8,636
Convertible redeemable preferred stock, no par value;
  15,034,712 shares designated, issued and outstanding,
  actual; no shares authorized, issued or outstanding, as
  adjusted..................................................    20,829
Stockholders' equity (deficit):
  Preferred stock, $0.001 par value; no shares authorized,
     issued or outstanding, actual; 10,000,000 shares
     authorized and no shares issued or outstanding, as
     adjusted...............................................
  Common stock, $0.001 par value; 30,827,531 shares
     authorized and 14,682,758 shares issued and
     outstanding, actual;             shares authorized and
     shares issued and outstanding, as adjusted.............         3
  Additional paid-in capital................................     6,592
  Unearned stock-based compensation.........................    (4,118)
  Accumulated deficit.......................................   (25,270)
                                                              --------    --------
     Total stockholders' deficit............................   (22,793)
                                                              --------    --------
     Total capitalization...................................  $  6,887
                                                              ========    ========

     In addition to the           shares of common stock outstanding after this
offering, as of the closing of this offering and based on the number of shares issued and options granted as of December 31, 1999, we expect to have additional shares of common stock available for issuance under the following plans and arrangements:

        - 3,973,964 shares issuable under our stock option plans, consisting of:

          - 2,259,655 shares underlying options outstanding at a weighted average exercise price of $1.64 per share, of which 105,214 were exercisable; and

          - 1,714,309 shares available for future issuance;

        - 500,000 shares available for issuance under our 2000 Employee Stock Purchase Plan; and

        - 13,333 shares issuable upon exercise of a warrant held by Imperial
          Bank.

     Please read the capitalization table together with the sections of this prospectus entitled "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included elsewhere in this prospectus.

                                    DILUTION

     As of December 31, 1999, our pro forma net tangible book value was approximately $6.6 million, or approximately $0.30 per share of common stock. Pro forma net tangible book value per share represents the amount of our total tangible assets less our total liabilities divided by the total number of shares of common stock outstanding, after giving effect to the conversion of all outstanding shares of our convertible redeemable preferred stock.

     After giving effect to our sale of common stock in this offering at an
assumed initial public offering price of $     per share, and our receipt of the
estimated net proceeds from the sale, our pro forma net tangible book value as
of December 31, 1999 would have been approximately $          million, or $
per share. This represents an immediate increase in net tangible book value of
$     per share to existing stockholders and an immediate dilution of $     per
share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............          $
  Pro forma net tangible book value per share before the
     offering...............................................  $0.30
  Increase per share attributable to new investors..........  $
                                                              -----
Pro forma net tangible book value per share after this
  offering..................................................
                                                                      ------
Dilution per share to new investors.........................          $
                                                                      ======

     The following table summarizes, as of December 31, 1999, on the pro forma basis described above the differences between existing stockholders and the new investors with respect to the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid before deducting the underwriting discounts and commissions and our estimated offering expenses.

                                           SHARES PURCHASED         TOTAL CONSIDERATION
                                        -----------------------   ------------------------   AVERAGE PRICE
                                          NUMBER     PERCENTAGE     AMOUNT      PERCENTAGE     PER SHARE
                                        ----------   ----------   -----------   ----------   -------------
Existing stockholders.................  21,747,609          %     $21,749,684           %        $1.00
New investors.........................
                                        ----------     -----      -----------     ------
  Total...............................                 100.0%     $                100.0%        $
                                        ==========     =====      ===========     ======

     In addition to the           shares of common stock outstanding after this
offering, as of the closing of this offering and based on the number of shares issued and options granted as of December 31, 1999, we expect to have additional shares of common stock available for issuance under the following plans and arrangements:

     - 3,973,964 shares issuable under our stock option plans, consisting of:

        - 2,259,655 shares underlying options outstanding at a weighted average exercise price of $1.64 per share, of which 105,214 shares were exercisable; and

        - 1,714,309 shares available for future issuance;

     - 500,000 shares available for issuance under our 2000 Employee Stock Purchase Plan; and

     - 13,333 shares issuable upon exercise of a warrant held by Imperial Bank.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     You should read the following selected consolidated financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations". The selected consolidated statement of operations data for the years ended December 31, 1997, 1998 and 1999 and the selected consolidated balance sheet data as of December 31, 1998 and 1999 are derived from our consolidated financial statements and the related notes included elsewhere in this prospectus. The selected consolidated statement of operations data for the period from September 16, 1996 (inception) to December 31, 1996 and the selected consolidated balance sheet data as of December 31, 1996 and 1997 are derived from our consolidated financial statements and the related notes which are not included in this prospectus.

                                                     SEPTEMBER 16, 1996
                                                        (INCEPTION)               YEAR ENDED DECEMBER 31,
                                                      TO DECEMBER 31,     ---------------------------------------
                                                            1996             1997          1998          1999
                                                     ------------------   -----------   -----------   -----------
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenue:
  Advertising......................................     $        13       $     1,460   $     4,587   $     8,521
  Technology services..............................              --               160           918         1,005
  Subscription services............................              --                --            --            74
                                                        -----------       -----------   -----------   -----------
    Total revenue..................................              13             1,620         5,505         9,600
Operating expenses:
  Sales and marketing..............................              --               296         1,103         3,414
  Technology development and operations............               9               245         1,423         3,412
  General and administrative.......................               1               581         1,513         2,699
  Stock-based compensation*........................              --                --            --         1,998
                                                        -----------       -----------   -----------   -----------
    Total operating expenses.......................              10             1,122         4,039        11,523
                                                        -----------       -----------   -----------   -----------
Income (loss) from operations......................               3               498         1,466        (1,923)
Interest income (expense), net.....................              --                 5            (5)           78
Other income.......................................              --                --            --           110
                                                        -----------       -----------   -----------   -----------
Income (loss) before provision for (benefit from)
  income taxes.....................................               3               503         1,461        (1,735)
Provision for (benefit from) income taxes..........               2               199           624          (550)
                                                        -----------       -----------   -----------   -----------
Net income (loss)..................................               1               304           837        (1,185)
Accretion of discount on redeemable preferred
  stock............................................              --                --            --           467
Adjustment of premium on convertible redeemable
  preferred stock..................................              --                --            --          (699)
                                                        -----------       -----------   -----------   -----------
Net income (loss) attributable to common
  stockholders.....................................     $         1       $       304   $       837   $    (1,417)
                                                        ===========       ===========   ===========   ===========
Net income (loss) per share attributable to common
  stockholders:
  Basic............................................     $      0.00       $      0.01   $      0.05   $     (0.09)
                                                        ===========       ===========   ===========   ===========
  Diluted..........................................     $      0.00       $      0.01   $      0.04   $     (0.09)
                                                        ===========       ===========   ===========   ===========
Shares used in computing net income (loss) per
  share attributable to common stockholders:
  Basic............................................      30,303,030        30,303,030    18,011,623    15,595,899
                                                        ===========       ===========   ===========   ===========
  Diluted..........................................      30,303,030        30,303,030    18,760,557    15,595,899
                                                        ===========       ===========   ===========   ===========
Unaudited pro forma net loss per share attributable
  to common stockholders, basic and diluted........                                                   $     (0.08)
                                                                                                      ===========
Shares used in computing unaudited pro forma net
  loss per share attributable to common
  stockholders, basic and diluted..................                                                    17,098,224
                                                                                                      ===========
*Stock-based compensation:
   Sales and marketing.............................     $        --       $        --   $        --   $        44
   Technology development and operations...........              --                --            --            34
   General and administrative......................              --                --            --         1,920
                                                        -----------       -----------   -----------   -----------
                                                        $        --       $        --   $        --   $     1,998
                                                        ===========       ===========   ===========   ===========

                                                                        DECEMBER 31,
                                                              ---------------------------------
                                                              1996    1997     1998      1999
                                                              ----   ------   ------   --------
                                                                       (IN THOUSANDS)
CONSOLIDATED BALANCE SHEETS DATA:
Cash and cash equivalents...................................  $16    $  437   $  330   $  3,254
Working capital.............................................    3       (96)     (93)     4,209
Total assets................................................   19     1,153    2,024      8,798
Note payable to former stockholder (current and long-term
  portion)..................................................   --        --      277        215
Redeemable preferred stock..................................   --        --       --     29,465
Total stockholders' equity (deficit)........................    6       310      682    (22,793)

------------
     For more information regarding the calculation of the number of shares used in per share computations, see Note 2 to our consolidated financial statements included elsewhere in this prospectus. Unaudited pro forma net loss per share attributable to common stockholders reflects the conversion of our convertible redeemable preferred stock into common stock as of the date of issuance, June 18, 1999.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion in conjunction with our consolidated financial statements and the related notes and other financial information appearing elsewhere in this prospectus. In addition to historical information, the following discussion and other parts of this prospectus contain forward-looking information that involves risks and uncertainties. Our actual results could differ materially from those anticipated by such forward-looking information due to factors discussed under "Risk Factors," "Business" and elsewhere in this prospectus.

OVERVIEW

     We are a leading application service provider, or ASP, focused on delivering detailed, real-time web site analysis and user behavior information to customers who operate web sites that are critical to their businesses. As an ASP, we deliver the benefits of outsourced Internet intelligence as well as third-party verification of critical data. We commenced operations in September 1996 as a California corporation, and we intend to reincorporate in the state of Delaware prior to the closing of this offering.

     We introduced our basic HitBox measurement and analysis service in the fourth quarter of 1996. We offer this service in exchange for the right to display banner ads on the customers' web sites. When users of our HitBox customers' web sites click on these banner ads, they are directed to our web properties or to the web sites of our advertising customers. In connection with our basic HitBox service, we generate revenue primarily from the sale of online advertising on our web properties. This advertising is sold under short-term contracts that range in duration from 30 to 90 days. We sell our banner ads on both a cost-per-click-through, or CPC, and a cost-per-thousand impressions, or CPM, basis. We recognize revenue from advertising contracts ratably over the period in which the ads are displayed on our web sites, provided that no significant obligations remain at the end of the contract term. If any significant obligations remain at the end of the term, we defer recognition of the related advertising revenues until the obligations are fulfilled. Historically, we have derived the substantial majority of our revenue from sales of online banner ads for web sites, including sites that contain adult content. We expect that our advertising revenue will decrease as a percentage of revenue but will continue to be a substantial portion of our revenue in the foreseeable future. In late 1999, we adopted policies designed to eliminate all revenue from adult advertising on our web sites and we anticipate the elimination of such revenue from sales of advertising for adult content sites in the near future.

     In 1999, we began focusing our efforts on developing fee-based subscription services. Correspondingly, we introduced HitBox Pro and HitBox Enterprise in the third quarter of 1999. HitBox Pro is our mid-level measurement and analysis service that delivers basic statistics and reports of Internet user behavior for a flat fee which is adjusted quarterly. We recognize HitBox Pro subscription services revenues ratably over the term of the contract. Contracts for our HitBox Pro service are generally three months in duration. HitBox Enterprise is our premium measurement and analysis service that delivers all of our available statistics and reports. We recognize HitBox Enterprise subscription services revenue monthly based on the number of web sites and page views monitored by our service in the preceding month. HitBox Enterprise contracts are generally one year in duration and are cancellable within the first 30 days of the contract.

     Our StatMarket service provides broad Internet trends based on data aggregated by our HitBox services. We began offering StatMarket services on a flat-fee subscription basis in the fourth quarter of 1999. Prior to the fourth quarter of 1999, we did not charge a fee for this service. We recognize StatMarket subscription services revenue ratably over the term of the contract, which range from one month to one year in duration.

     We currently earn technology services revenue from hosting third-party web sites on our network. Contracts for technology services generally have three month terms. As we do not intend to focus on hosting services in the future, we expect that revenues from hosting services will significantly decline.

     We intend to focus significant additional sales and marketing resources on expanding revenue from HitBox Enterprise and our other fee-based subscription services, including our recently introduced HitBox Wireless service. We intend to expand our direct sales and marketing organizations both domestically and internationally as well as develop new indirect sales and distribution channels for our services. In the first quarter of 2000, we opened a subsidiary in France to market our services in Europe. As a result of these activities, we expect that our future operating expenses will increase significantly.

     We were profitable on an annual basis from inception through 1998. In 1999, we incurred a net loss of approximately $1.2 million primarily as a result of stock-based compensation of approximately $2.0 million, and increased expenses related to the development and launch of our HitBox Enterprise service. In the future, we intend to increase spending on technology development and operations and sales and marketing in order to maintain our technology leadership and expand our sales and distribution channels. As a result of increases in these operating expenses as well as other expenses, we may incur losses in future periods.

RESULTS OF OPERATIONS

     The following table sets forth selected statement of operations data for the periods indicated, expressed as a percentage of total revenue:

                                                                  YEAR ENDED DECEMBER 31,
                                                               ------------------------------
                                                                1997        1998        1999
                                                               ------      ------      ------
Revenues:
  Advertising..............................................      90.1%       83.3%       88.8%
  Technology services......................................       9.9        16.7        10.4
  Subscription services....................................        --          --         0.8
                                                               ------      ------      ------
     Total revenues........................................     100.0       100.0       100.0
Operating expenses:
  Sales and marketing......................................      18.3        20.0        35.6
  Technology development and operations....................      15.1        25.9        35.5
  General and administrative...............................      35.9        27.5        28.1
  Stock-based compensation.................................        --          --        20.8
                                                               ------      ------      ------
     Total operating expenses..............................      69.3        73.4       120.0
Income (loss) from operations..............................      30.7        26.6       (20.0)
                                                               ------      ------      ------
Other income (expense), net................................       0.3        (0.1)        2.0
                                                               ------      ------      ------
Income (loss) before provision for (benefit from) income
  taxes....................................................      31.0        26.5       (18.0)
                                                               ------      ------      ------
Provision for (benefit from) income taxes..................      12.3        11.3        (5.7)
                                                               ------      ------      ------
Net income (loss)..........................................      18.7%       15.2%      (12.3)%
                                                               ======      ======      ======

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1999

Revenue.

     Total revenue increased from $5.5 million for 1998 to $9.6 million for 1999 or year-to-year revenue growth of 74.4%. No single customer accounted for more than 10% of our total revenue in 1998 or 1999.

     Advertising. Advertising revenue increased from $4.6 million, or 83.3% of total revenue, for 1998 to $8.5 million, or 88.8% of total revenue, for 1999. Advertising revenue increased primarily because of increased sales of banner ads due to increased distribution of our basic HitBox service and the resulting increase in traffic to our web properties. In addition, our ability to maximize the value of our advertising inventory improved as a result of the growth of our advertising sales force. In the future, we expect advertising revenue to increase in absolute dollars, but to decrease as a percentage of total revenue due to more significant growth expected from our subscription services revenue.

     Subscription services. We commenced our subscription services in the third quarter of 1999 and recognized $74,000 in subscription services revenue in 1999. Subscription services revenue was 0.8% of total revenues for 1999. We expect future subscription services revenue to increase both in absolute dollars and as a percentage of total revenue as the result of the acquisition of new customers and growth in accounts and an increase in page views from our existing customers.

     Technology services. Technology services revenue derived from web site hosting services increased from $918,000, or 16.7% of total revenue, for 1998 to $1.0 million, or 10.5% of total revenue, for 1999. As we do not intend to focus on hosting services in the future, we anticipate revenue from hosting services to significantly decline.

Operating expenses.

     Sales and marketing. Sales and marketing expenses consist primarily of compensation, sales commissions and marketing costs including advertising, marketing materials, trade shows, and public relations. Sales and marketing expenses increased from $1.1 million, or 20.0% of total revenue, for 1998 to $3.4 million, or 35.6% of total revenue, for 1999. The increase was attributable to an increase in the number of sales and marketing personnel and related expenses and, to a lesser extent, an increase in spending on marketing materials, trade shows and public relations. We intend to continue to expand and enhance our sales and marketing organization to improve sales of our subscription services and advertising inventory. In addition, to the extent we develop indirect channels of distribution, our expenses associated with sales personnel and marketing partners will likely increase. As a result, we expect sales and marketing expenses to continue to increase in the future.

     Technology development and operations. Technology development and operations expenses consist primarily of salaries and consulting expenses, amortization of capitalized software development costs, Internet connectivity charges, equipment depreciation and other expenses related to improving and supporting our network. Technology development and operations expenses increased from $1.4 million, or 25.9% of total revenue, for 1998 to $3.4 million, or 35.5% of total revenue, for 1999. The increase is primarily a result of increased salaries and other costs associated with additional personnel and, to a lesser extent, from increased equipment depreciation and Internet connectivity charges. We intend to hire additional personnel and expand and improve our network to support our new ASP services and to process more user behavior information. As a result, we anticipate that our technology development and operations expenses will continue to increase.

     We account for the software development component of our technology development and operations costs in accordance with Statement of Position, or SOP, 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." In accordance with SOP 98-1, our internal and external costs incurred to develop internal-use computer software during the application development stage are capitalized. Our application stage costs generally include software configuration, coding, installation to hardware and testing. We also capitalize the costs of upgrades and enhancements that result in additional functionality. We expense costs for maintenance and minor upgrades and enhancements as these costs are incurred. Our capitalized software development costs are amortized on a straight-line basis over the estimated useful lives of the related software applications ranging from two months to 30 months. As a result of the application of SOP 98-1, we capitalized software development costs of $447,000 and $1,211,000 for 1998 and 1999, respectively. We recorded amortization of capitalized software development costs of $277,000 and $799,000 for 1998 and 1999, respectively.

     General and administrative. General and administrative expenses consist primarily of salaries and related costs of our executive, financial and other administrative functions, consulting and professional fees and depreciation. General and administrative expenses increased from $1.5 million, or 27.5% of total revenue, for 1998 to $2.7 million, or 28.1% of total revenue, for 1999. The increase was attributable to increases in salaries and other costs associated with new personnel, professional fees, the relocation of our principal offices and other administrative expenses necessary to support our growth. We expect general and administrative expenses to increase in future periods to support the anticipated growth of our business.

Stock-based compensation.

     In connection with the grant of certain stock options to employees, we recorded unearned stock-based compensation charges within stockholders' equity of $6.1 million for the year ended December 31, 1999, representing the difference between the exercise price of these options and the deemed fair value, for financial reporting purposes, of our common stock as of the date of grant. We will amortize these amounts over the respective vesting periods of the options using an accelerated graded vesting method in accordance with Financial Accounting Standards Board Interpretation No. 28, "Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans." Amortization of stock-based compensation was $2.0 million for the year ended December 31, 1999. We expect to amortize the remaining stock-based compensation in the amount of $2,408, $1,128, $498 and $84 for the years ended December 31, 2000, 2001, 2002 and 2003, respectively. The actual amount of stock-based compensation expense we recognize in future periods could decrease if options for which accrued compensation has been recorded are forfeited before they vest.

Provision for (benefit from) income taxes.

     Income tax expense decreased from $624,000 in 1998 to a $(550,000) tax benefit in 1999, primarily as a result of our ability to carryback our 1999 net loss against prior years when we had recognized income tax expense. The effective tax rate was reduced from a 42.7% tax rate provision in 1998 to a 31.7% tax rate benefit as a result of non-tax deductible stock-based compensation.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1998

Revenue.

     Total revenue increased from $1.6 million for 1997 to $5.5 million for 1998 or year-to-year revenue growth of 239.8%. No single customer accounted for more than 10% of our total revenues in either 1997 or 1998.

     Advertising. Advertising revenue increased from $1.5 million, or 90.1% of total revenue, for 1997 to $4.6 million, or 83.3% of total revenue, for 1998. Advertising revenue increased primarily because of increased sales of banner ads, which was due to increased distribution of our basic HitBox service and the resulting increase in traffic to our web properties.

     Technology Services. Technology services revenue derived from hosting services increased from $160,000, or 9.9% of total revenue, for 1997 to $918,000, or 16.7% of total revenue, for 1998. This increase was primarily due to our increased ability to provide hosting services resulting from the expansion of our network operations center.

Operating Expenses.

     Sales and Marketing. Sales and marketing expenses increased from $296,000, or 18.3% of total revenue, for 1997 to $1.1 million, or 20.0% of total revenue, for 1998. The increase was attributable to an increase in salaries and bonuses, including additional sales and marketing personnel and, to a lesser extent, an increase in spending on marketing materials, trade shows and public relations.

     Technology development and operations. Technology development and operations expenses increased from $245,000, or 15.1% of total revenue, for 1997 to $1.4 million, or 25.9% of total revenue, for 1998. The increase primarily resulted from salaries and bonuses, including additional personnel, amortization of capitalized software development costs, equipment depreciation and Internet connectivity charges. As a result of the application of SOP 98-1, we capitalized software development costs of $274,000 and $447,000 for 1997 and 1998, respectively. We recorded amortization of capitalized software development costs of $6,000 and $277,000 for 1997 and 1998, respectively.

     General and administrative. General and administrative expenses increased from $581,000, or 35.9% of total revenue, for 1997 to $1.5 million, or 27.5% of total revenue, for 1998. The increase was attributable to increases in salaries and bonuses, including additional new personnel, professional fees and other administrative expenses necessary to support our growth.

Provision for (benefit from) income taxes

     Income tax expense increased from $199,000 in 1997 to $624,000 in 1998, primarily as a result of an increase in income before income taxes. Our effective tax rate increased from 39.6% in 1997 to 42.7% in 1998 primarily as a result of certain expenses that are not deductible for tax purposes.

QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth unaudited quarterly consolidated statements of operations for the eight quarters ended December 31, 1999, as well as the percentage of total revenue represented by each item. We believe this unaudited information has been prepared on the same basis as the audited consolidated financial statements appearing elsewhere in this prospectus and includes all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of our results of operations for the quarters presented. You should read this information in conjunction with our annual audited consolidated financial statements and related notes appearing elsewhere in this prospectus. The results of operations for any quarter are not necessarily indicative of the results of operations for any future period.

                                                            QUARTER ENDED
                              --------------------------------------------------------------------------
                              MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,
                                1998        1998         1998            1998         1999        1999
                              ---------   --------   -------------   ------------   ---------   --------
                                                            (IN THOUSANDS)
CONSOLIDATED STATEMENT OF
  OPERATIONS:
Revenue:
  Advertising...............   $  891      $1,033       $1,259          $1,404       $1,975      $2,339
  Technology services.......      187         243          268             220          189         262
  Subscription services.....       --          --           --              --           --          --
                               ------      ------       ------          ------       ------      ------
    Total revenue...........    1,078       1,276        1,527           1,624        2,164       2,601
                               ------      ------       ------          ------       ------      ------
Operating expenses:
  Sales and marketing.......      245         270          314             274          511         781
  Technology development and
    operations..............      255         352          428             388          568         857
  General and
    administrative..........      244         321          558             390          441         814
  Stock-based
    compensation............       --          --           --              --           --          --
                               ------      ------       ------          ------       ------      ------
    Total operating
      expenses..............      744         943        1,300           1,052        1,520       2,452
                               ------      ------       ------          ------       ------      ------
Income (loss) from
  operations................      334         333          227             572          644         149
Other income (expense),
  net.......................       (3)         (6)           1               3           (4)        115
                               ------      ------       ------          ------       ------      ------
Income (loss) before
  provision for (benefit
  from) income taxes........      331         327          228             575          640         264
Provision for (benefit from)
  income taxes..............      141         140           97             246          203          84
                               ------      ------       ------          ------       ------      ------
Net income (loss)...........   $  190      $  187       $  131          $  329       $  437      $  180
                               ======      ======       ======          ======       ======      ======
AS A PERCENTAGE OF TOTAL
  REVENUE:
Revenue:
  Advertising...............     82.7%       81.0%        82.4%           86.5%        91.3%       89.9%
  Technology services.......     17.3        19.0         17.6            13.5          8.7        10.1
  Subscription services.....       --          --           --              --           --          --
                               ------      ------       ------          ------       ------      ------
    Total revenue...........    100.0       100.0        100.0           100.0        100.0       100.0
                               ------      ------       ------          ------       ------      ------
Operating expenses:
  Sales and marketing.......     22.7        21.2         20.6            16.9         23.6        30.0
  Technology development and
    operations..............     23.7        27.6         28.0            23.9         26.2        32.9
  General and
    administrative..........     22.6        25.2         36.5            24.0         20.4        31.3
  Stock-based
    compensation............       --          --           --              --           --          --
                               ------      ------       ------          ------       ------      ------
    Total operating
      expenses..............     69.0        74.0         85.1            64.8         70.2        94.2
                               ------      ------       ------          ------       ------      ------
Income (loss) from
  operations................     31.0        26.0         14.9            35.2         29.8         5.8
Other income (expense),
  net.......................     (0.3)       (0.5)         0.1             0.2         (0.2)        4.4
                               ------      ------       ------          ------       ------      ------
Income (loss) before
  provision for (benefit
  from) income taxes........     30.7        25.5         15.0            35.4         29.6        10.2
Provision for (benefit from)
  income taxes..............     13.1        11.0          6.4            15.1          9.4         3.2
                               ------      ------       ------          ------       ------      ------
Net income (loss)...........     17.6%       14.5%         8.6%           20.3%        20.2%        7.0%
                               ======      ======       ======          ======       ======      ======

                                     QUARTER ENDED
                              ----------------------------
                              SEPTEMBER 30,   DECEMBER 31,
                                  1999            1999
                              -------------   ------------
                                     (IN THOUSANDS)
CONSOLIDATED STATEMENT OF
  OPERATIONS:
Revenue:
  Advertising...............     $1,939         $ 2,268
  Technology services.......        281             273
  Subscription services.....         12              62
                                 ------         -------
    Total revenue...........      2,232           2,603
                                 ------         -------
Operating expenses:
  Sales and marketing.......      1,038           1,084
  Technology development and
    operations..............        869           1,118
  General and
    administrative..........        474             970
  Stock-based
    compensation............         --           1,998
                                 ------         -------
    Total operating
      expenses..............      2,381           5,170
                                 ------         -------
Income (loss) from
  operations................       (149)         (2,567)
Other income (expense),
  net.......................         38              39
                                 ------         -------
Income (loss) before
  provision for (benefit
  from) income taxes........       (111)         (2,528)
Provision for (benefit from)
  income taxes..............        (35)           (802)
                                 ------         -------
Net income (loss)...........     $  (76)        $(1,726)
                                 ======         =======
AS A PERCENTAGE OF TOTAL
  REVENUE:
Revenue:
  Advertising...............       86.9%           87.1%
  Technology services.......       12.6            10.5
  Subscription services.....        0.5             2.4
                                 ------         -------
    Total revenue...........      100.0           100.0
                                 ------         -------
Operating expenses:
  Sales and marketing.......       46.5            41.6
  Technology development and
    operations..............       38.9            43.0
  General and
    administrative..........       21.2            37.3
  Stock-based
    compensation............         --            76.8
                                 ------         -------
    Total operating
      expenses..............      106.6           198.7
                                 ------         -------
Income (loss) from
  operations................       (6.6)          (98.7)
Other income (expense),
  net.......................        1.7             1.5
                                 ------         -------
Income (loss) before
  provision for (benefit
  from) income taxes........       (4.9)          (97.2)
Provision for (benefit from)
  income taxes..............       (1.6)          (30.8)
                                 ------         -------
Net income (loss)...........       (3.3)%         (66.4)%
                                 ======         =======

     Our quarterly operating results may vary significantly from quarter to quarter, are difficult to predict and may fluctuate due to a variety of factors, many of which are beyond our control. We may experience seasonality in our business, among other things, due to the decline of Internet usage during the summer months and an increase during the holiday months in the fourth quarter. See "Risk Factors -- Seasonal and other fluctuations in our operating results may make it difficult to predict our future performance and may result in volatility in the market price of our common stock." We believe that period-to-period comparisons of our historical operating results are not meaningful and that you should not rely upon them as an indication of future performance. If we fail to meet the expectations of public market analysts and investors, the market price of our common stock may be materially adversely affected. See "Risk Factors -- There may be volatility in our stock price."

LIQUIDITY AND CAPITAL RESOURCES

     From inception until June 1999, we financed our operations primarily from cash flow from operations and capital lease obligations. In June 1999, we issued shares of our convertible redeemable preferred stock and redeemable preferred stock to two venture capital firms. The firms purchased the preferred stock for a cash payment of $5 million and the contribution of 2,088,154 shares of our previously outstanding common stock which they had acquired from three of our stockholders.

     In April 2000, we entered into a $3 million revolving line of credit arrangement with a commercial bank that expires in April 2001. The line of credit provides up to $3 million for general corporate purposes and to finance capital equipment purchases. To date, we have not borrowed any funds under our line of credit. However, as a result of a standby letter of credit arrangement entered into in connection with a lease, our borrowing availability under the line of credit has been reduced by the amount of the standby letter of credit to approximately $2.6 million. In connection with obtaining our line of credit, we issued a five-year warrant to purchase 13,333 shares of our common stock at an exercise price of $15.00 per share.

     Net cash provided by operating activities was $1.0 million, $1.3 million and $1.2 million in 1997, 1998 and 1999, respectively. Net cash provided by operating activities in 1997 consisted primarily of net income and an increase in payables and accrued expenses. Net cash provided by operating activities in 1998 consisted primarily of net income and non-cash depreciation and amortization expenses. Net cash provided by operating activities in 1999 consisted primarily of non-cash expenses including stock-based compensation and depreciation and amortization plus increased payables and accrued expenses offset by a net loss and increased receivables.

     Since our inception, our investing activities have consisted primarily of purchases of fixed assets and investments in software development, related principally to our network operating center and computer equipment for our employees. Capital expenditures totaled $572,000, $1.1 million and $2.9 million in 1997, 1998 and 1999, respectively. We will continue to invest heavily in our network operations center and in our software development to ensure reliability of our network and to rapidly introduce new services and enhancements to our existing services and web properties.

     Cash (used in) provided by financing activities was ($292,000) and $4.6 million in 1998 and 1999, respectively. Our financing activities over the last three years consisted primarily of the sale of our preferred stock, offset by the payment of notes payable.

     As of December 31, 1999, we had $3.3 million of cash and cash equivalents and $4.2 million in working capital. The note payable to our former shareholder is due and payable upon the completion of this public offering. Upon completion of this offering, we are required to redeem all of our redeemable preferred stock outstanding for an aggregate cash payment of $15 million. We believe that the net proceeds from the sale of common stock in this offering, together with our current cash and cash equivalents, will be sufficient to redeem the redeemable preferred stock and to meet our working capital and capital expenditure requirements for at least the next twelve months. We may need to raise additional funds in the event that we pursue strategic acquisitions or investments in complementary businesses, technologies, or experience operating losses that exceed our expectations. If we raise additional funds through the issuance of equity or convertible debt securities, our existing stockholders may experience dilution. In the event that additional financing is required, we may not be able to obtain it on acceptable terms or at all.

RECENT ACCOUNTING PRONOUNCEMENTS

     Statement of Financial Accounting Standards, or SFAS, No. 133, "Accounting for Derivative Instruments and Hedging Activities," is effective for fiscal years beginning after June 15, 2000. Because we hold no derivative financial instruments and do not engage in any hedging activities, the adoption of SFAS No. 133 is not expected to have a material impact on our financial position or results of operations.

     Staff Accounting Bulletin ("SAB") No. 101 provides the views of the Securities and Exchange Commission in applying generally accepted accounting principles to selected revenue recognition issues. SAB

No. 101 is not expected to have a material impact on the Company's financial position or results of operations.

MARKET RISK

Foreign Currency Exchange Rate Risk

     To date, our revenues have been denominated in U.S. dollars and are generated primarily from customers in the United States. As a result, we have experienced limited exposure to foreign currency exchange risk. With the incorporation of our French subsidiary and plans for further international expansion, we anticipate future revenues from international markets to be denominated in the currency of the applicable market. As a result, our operating results may become subject to significant fluctuations based upon changes in exchange rates of certain currencies in relation to the U.S. dollar. We will analyze our exposure to currency fluctuations and may engage in financial hedging techniques in the future to minimize the effect of these potential fluctuations; however, exchange rate fluctuations may adversely affect our financial results in the future.

Interest Rate Risk

     As of December 31, 1999, we had cash and cash equivalents of $3.3 million consisting of cash and highly liquid, short-term investments. Declines of interest rates over time will reduce our interest income from our short-term investments. Our outstanding notes payable and capital lease obligations are all at fixed interest rates and therefore have minimal exposure to interest rate fluctuations. Our line of credit bears interest at prime plus one-quarter of a percent, therefore, we are exposed to interest expense increases to the extent prime increases. We currently have no borrowings under our line of credit.

YEAR 2000 COMPLIANCE

     We currently are not aware of any Year 2000 problem in any of our critical systems and services. However, our business could be harmed if we were to experience a Year 2000 problem in the future and we cannot guarantee that we will not experience Year 2000 problems in the future or that third parties that we rely on will not experience Year 2000 problems that will affect us.

                                    BUSINESS

OVERVIEW

     We are a leading application service provider, or ASP, focused on delivering detailed, real-time web site analysis and user behavior information to customers who operate web sites that are important to their businesses. As an ASP, we provide businesses the advantages of an outsource solution allowing them to avoid traditionally large hardware and software expenses. The benefits of our technology services include the delivery of wireline or wireless environment independence, accurate and real time Internet intelligence, rapid implementation, ease of use and the flexibility to adapt to rapidly growing web sites and online businesses.

     The intelligence we provide to our business customers assists them in making mission critical decisions and identifying growth opportunities. Our technology is highly scalable and is currently used to monitor over 150,000 accounts and 100 million page views per day. Our customers include both large enterprises and emerging Internet companies, such as Cisco-EMEA, Conseco Inc., Ewanted.com Corporation, Hewlett-Packard Company, Lucent Technologies, Inc., Paymybills.com, Inc., Proflowers, Inc., Skechers USA, Inc. and SkyDesk, Inc.

INDUSTRY BACKGROUND

Growth of the Internet

     The Internet has emerged as an important medium for communications and electronic commerce, or eCommerce, involving millions of users and web sites. Internet growth is expected to continue as browser access becomes more widely available across both wireline and wireless infrastructures. International Data Corporation, or IDC, estimates that the number of web users worldwide will increase from 142 million at the end of 1998 to approximately 502 million by the end of 2003. Forrester Research estimates that spending on software and services to support eCommerce alone exceeded $5.6 billion in 1998 and will grow to $35 billion by 2002.

     Access to the Internet through wireless devices is a fast growing segment of Internet access. IDC forecasts that the number of users in the United States of wireless devices that have the ability to send and receive information over the Internet will increase from 7.4 million in 1999 to 61.5 million in 2003.

The Need to Understand Internet User Behavior

     As businesses increasingly rely on the Internet, they are competing in a new and rapidly evolving environment. In addition to creating challenges, the Internet also creates opportunities to measure and analyze Internet user behavior. The ability to understand customer preferences based on Internet user behavior can provide a competitive business advantage. This understanding could enable businesses to make informed and insightful decisions about their online strategies and to respond to changing customer preferences by customizing their Internet content, commerce and advertising.

     As users increasingly gain access to the Internet through wireless devices, we believe the importance of providing customized content to these wireless users will accelerate. Limitations of wireless devices, such as airtime charges and small display screens, require optimal customization of mobile Internet content. In addition, as wireless devices such as Palm VII Connected Organizers and web-enabled phones enable anytime, anywhere Internet access, Internet users will be increasingly attracted to real time, intelligent and customized information. To efficiently meet demands of mobile Internet users, businesses need to understand and respond to customer preferences on the wireless Internet.

Limitations of Traditional Software Approaches to Understanding Internet User Behavior

     Online user interaction occurs in a dynamic environment and generates volumes of potentially high-value user data from which businesses could benefit. This data provides information about business and consumer preferences and purchasing activity. However, Internet usage data is being constantly generated by millions of users and requires sophisticated processing capabilities to become useful business information. We believe that the volume of data available today on the Internet can overwhelm many conventional software approaches. As a result, many businesses using these conventional software approaches may fail to capitalize on an important resource.

     The complexity of the open architecture of the Internet makes it difficult to collect and understand user behavior with traditional software methods. First generation in-house software solutions periodically collect user data from file servers, which are only a portion of the distributed architecture of the Internet. Consequently, those methods capture only incomplete information. These solutions fail to capture critical user information from sources behind the file server such as browsers, proxy servers, distributed hosting networks and wireless gateways.

     The Internet permits businesses to outsource the collection of this critical business information to new, trusted service providers able to process, analyze and enrich the information for their customers. To be most effective, an outsourced service that measures and analyzes Internet user behavior must:

     - deliver timely and accurate information about actual user behavior;

     - respect the privacy of users;

     - be flexible and easy to use and implement; and

     - function in all current and emerging Internet environments.

OUR SOLUTION

     We are a leading application service provider, or ASP, focused on delivering detailed, real-time web site analysis and user behavior information to customers who operate web sites that are critical to their businesses. As an ASP, we run our applications and store information on our network, and, therefore our customers do not have to acquire or support hardware and software to realize the benefits of our services. Furthermore, our solution is easy to implement, requires minimal upfront cost and provides user-friendly and meaningful online reports. The intelligence we provide to our business customers assists them in making mission-critical decisions and identifying growth opportunities.

Our Internet User Behavior Measurement and Analysis Solution

     Our HitBox services provide businesses with Internet user behavior measurement and analysis solutions that:

     - collect and measure information about Internet users such as immediately previous Internet visit, frequency of visits, ISPs, time zones, computing environments, search engines and search terms;

     - present detailed behavioral statistics and graphical reports;

     - provide secure, real-time access to customer reports over the Internet through desk-top computers and wireless devices;

     - provide historical analysis based upon archived Internet user information in our network; and

     - protect user privacy and anonymity.

     We can minimize our customer's initial costs and allow them to quickly implement effective solutions. Our customers pay monthly subscription fees, rather than incurring large upfront costs related to the acquisition and implementation of traditional hardware and software solutions.

     Our ASP model allows us to aggregate Internet information on our network to provide value-added information services. Our HitBox services collect information based on the browser activity of Internet users rather than the server activity of Internet content providers. As a result, we measure requests for content from Internet users without regard to how or from where the content is served. Our HitBox technology is also generally able to distinguish between automated requests for content and actual users.

     We publish this user information in our large and growing database in a number of ways. StatMarket provides numerous statistics about broad Internet trends such as overall usage, browser technology, screen settings and other similar statistics. We publish on HitBox.com a categorical ranking of web sites based on popularity. We also have a consumer-oriented portal called Yep.com that highlights the web sites using our HitBox services.

Benefits of Our Solutions to Our Customers

     Our Internet user behavior measurement and analysis services provide the following benefits to our customers:

     Environment Independence. We provide both wireline and wireless HitBox services to online businesses, whatever their Internet environment. Our HitBox services are compatible with operating systems, protocols, platforms and browsers such as Windows, Linux, Unix, MacOS, Hyper Text Markup Language (HTML), Handheld Devices Markup Language (HDML), Wireless Application Protocol (WAP), Internet Explorer, Netscape Navigator and PalmOS. HitBox Wireless can measure and report real-time detailed statistics about wireless Internet user behavior. We believe we are the first to market such a wireless service, and we have filed for patent protection of our technology.

     Internet Intelligence. Our HitBox services allow businesses to develop clear insights and more informed and responsive business strategies by providing them with accurate and timely information about the behavior and preferences of their Internet users.

     - Accurate, Mission-Critical Data. Our HitBox services collect, measure and report mission-critical information about Internet user behavior on our customers' web sites based on the browser activity of actual Internet users. Our HitBox services also put our customers' information into relative context by comparing their data to that in our aggregate database of information from many customers' accounts.

     - Real-Time Information. Our customers can react to information about Internet user behavior in real time rather than waiting for reports of historical information. When an Internet user accesses one of our customers' web pages, our network immediately updates the customer's data in our database and on our web sites.

     Rapid Implementation. Our HitBox technology allows online businesses to begin collecting and measuring information about Internet users within seconds of inserting our HitBox sensors into their web pages. As an ASP, we run the HitBox applications and store the businesses' information on our network, so our customers do not have to implement hardware or software solutions to realize the benefits of the HitBox services.

     Ease of Use. Our HitBox services do not require our customers to provide extensive training or on-going support. Customer information is presented in graphical reports that are available over the Internet 24 hours a day, seven days a week.

     Flexibility. As our customers change their web sites, our HitBox services can be easily adapted to collect and measure Internet user behavior on new web pages. As an ASP, we provide outsourced services that make it easier for our customers to grow their online businesses.

STRATEGY

     Our objective is to be the leading provider of Internet infrastructure technology services that collect, measure and report Internet user behavior. Our primary strategies to achieve this objective are:

     Maintain Technology Leadership. We are committed to maintaining our position as a leading provider of Internet infrastructure technology services. In particular, we plan to continue to refine our proprietary core technology and to develop next generation applications of our HitBox Enterprise, HitBox Wireless and other HitBox services.

     Increase the Depth of Our Internet Intelligence. We intend to increase the amount of information about Internet user behavior contained in our database to enhance the value of our services. In particular, we intend to increase the number of domestic and international Internet destinations that carry our HitBox technology. By increasing the number of the data collection sources we employ, we acquire more comprehensive information which is of higher value to our customers. We also plan to measure usage of new Internet access devices as they are developed, including additional wireless devices.

     Measure Wireless Internet User Behavior. An increasing portion of Internet access will come through wireless devices. We believe it will be vital for businesses to understand user behavior in this market. We believe that our HitBox Wireless service is the first to offer measurement and analysis of wireless Internet user behavior. We intend to capitalize on our first-mover advantage and pursue our objective to become an industry standard in measuring user behavior on the wireless Internet through a focus on marketing our HitBox Wireless service.

     Focus on Our Enterprise Customers. We intend to aggressively market our HitBox Enterprise services. We believe our technology and services provide distinctive capabilities to enterprise customers who are building leading online businesses. By working closely with these customers, we intend to leverage our technologies to assist them in developing awareness and insight into their businesses and improving growth opportunities. We intend to thereby build loyalty among our enterprise customers and leverage our relationships to increase penetration of our enterprise services.

     Expand Direct Sales and Develop Indirect Distribution Channels. We intend to increase the size of our sales and marketing organization and to develop indirect distribution channels. Specifically, we intend to increase the number of employees dedicated to selling our HitBox services and Internet advertising. We plan to develop indirect channels to improve distribution of our HitBox services and to expand our customer base by entering into co-marketing or distribution agreements with strategic parties.

     Expand Brand Awareness and Increase Market Penetration. We intend to improve awareness of our brands through increased sales and marketing efforts. For example, we are making a portion of our StatMarket information available to major news media. Additionally, we are also pursuing strategic alliances with leading commerce service providers, Internet service providers and other solution providers. We believe that the combination of marketing efforts, service innovation and strategic alliances will improve our corporate visibility and, in turn, accelerate market penetration of our services.

TECHNOLOGY

     Our technology provides us a proprietary method for collecting, processing and reporting data from web sites across the Internet. We collect statistical data from each visitor to a site via the insertion of a HitBox sensor on web pages we monitor. Each of our HitBox services is completely Internet-based, obviating the need for customer server resources or information technology personnel to administer the application. We offer businesses multiple data measurement and reporting services using the information collected by our network. Our proprietary HitBox data collection process and a description of how we process and report collected data are illustrated by the following chart:

                              [TECHNOLOGY DIAGRAM]

     (1) The browser, whether from a wireline or wireless device, requests content, like a web page, from a server.

     (2) The server sends requested content with an embedded HitBox sensor to the browser.

     (3) The HitBox sensor embedded in the requested content causes the browser to request a small file from our network and send anonymous identifier information.

     (4) We return a file and update the anonymous profile.

     (5) We provide online services and reports based on the anonymous user profiles and behavioral information that we collect.

     The HitBox sensors have multiple functions, all of which are executed simultaneously. First, when a browser accesses any content on the Internet with an embedded HitBox sensor, the HitBox sensor directs the browser to request a file from our network. Second, our network reads data from the browser request, including an anonymous user profile unique to the browser. Third, when our network receives and analyzes the browser request, the HitBox sensor acts as a placeholder for the file that we send back to the user which is either an invisible image file, our HitBox banner or a third-party banner. Finally, we update the anonymous profile on the browser to reflect the visit to a site within the HitBox community.

     We currently own and operate the network facilities that support our technology services. Our network operations center is comprised of a large server farm connected to the Internet through several bandwidth providers. In the future, we may co-locate our servers in third-party facilities, and we may deliver some content through distributed network services with geographic diversity.

     As of March 31, 2000, we had approximately 51 employees engaged in technology development and operations activities. Our technology development expenditures were approximately $245,000, $1.4 million and $3.4 million for 1997, 1998 and 1999, respectively.

SUBSCRIPTION SERVICES AND WEB PROPERTIES

     We offer the following subscription services and web properties based on our core HitBox technology for collecting and reporting information about Internet user behavior:


------------------------------------------------------------------------------------------------
                                     SUBSCRIPTION SERVICES
------------------------------------------------------------------------------------------------
 HitBox Enterprise                  Our premium Internet user behavior measurement and analysis service that delivers statistics and reporting tools for
                                    fees. (www.hitboxenterprise.com)
------------------------------------------------------------------------------------------------
 HitBox Pro                         Our mid-level service that delivers basic statistics and
                                    reporting for fees. (www.resources.hitbox.com)
------------------------------------------------------------------------------------------------
 HitBox                             Our entry-level service that provides statistics and
                                    reporting in exchange for placing advertising on pages that are tracked. (www.resources.hitbox.com)
------------------------------------------------------------------------------------------------
 StatMarket                         Delivery of information on broad Internet usage patterns
                                    based on data aggregated from HitBox customers for fees.
                                    (www.statmarket.com)
------------------------------------------------------------------------------------------------
 HitBox Wireless                    Our wireless Internet user behavior measurement and analysis for fees. (www.hitboxwireless.com)
------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------
                                         WEB PROPERTIES
------------------------------------------------------------------------------------------------
 HitBox.com                         Community site for web site operators that also includes
                                    customers' traffic data.
------------------------------------------------------------------------------------------------
 Yep.com                            Consumer portal showcasing users of our HitBox services.
------------------------------------------------------------------------------------------------

Subscription Services

     Our HitBox services allow our customers to gauge the number of visitors to their web site, their origination, popular viewing times, the nature of the equipment used and visitors' navigation within the site. All of our HitBox services identify and report:

     - Internet user behavior with page-to-page path tracking capability, including point of entry, user paths and exit page;

     - usage statistics, including unique visitors and page views;

     - referral information, including URL, domain, e-mail or newsgroup that directed the visitor to the site, major Internet service providers, referring search engines and keyword search used;

     - loyalty metrics, including number of reloads and return visitors;

     - browser type;

     - operating system type;

     - plug-in and Java-Script information;

     - the user's screen colors and resolution;

     - timing metrics, including rush hours, time spent and traffic during prime time; and

     - traffic history and projections.

     HitBox Enterprise

     HitBox Enterprise, our premium fee-based HitBox service, is designed to serve the needs of high-value web properties. HitBox Enterprise provides real-time statistics and detailed anonymous aggregate profiles of visitors to a customer's web site. In addition to our standard HitBox features, HitBox Enterprise provides the following premium services:

     - benchmark comparisons with broad Internet statistics from our StatMarket service;

     - tracking of secure web pages;

     - greater multi-page tracking capability;

     - standardized e-mail reports and graphics e-mailed on demand;

     - increased levels of password protection; and

     - anonymous Internet users profiles, based on the preferences of visitors within the network of HitBox users.

     HitBox Pro

     HitBox Pro is a mid-level fee-based version of our HitBox service for online businesses that do not require all of the statistics and reports offered in our HitBox Enterprise service.

     HitBox

     HitBox is our entry-level Internet user measurement and analysis service. Our HitBox customers enjoy the same statistics and reports as our HitBox Pro customers. Instead of charging a fee, we exchange our basic HitBox service for the right to place a banner ad on the customer's web site, which we use to derive advertising revenue.

     StatMarket

     StatMarket is our service that provides customers with information on broad Internet usage trends. We update and publish the information on StatMarket.com regularly based on information collected from millions of users of web sites containing embedded HitBox sensors. Businesses subscribe to our StatMarket service to monitor these trends.

                            [STATMARKET SCREENSHOT]

     HitBox Wireless

     HitBox Wireless provides real-time measurement and reporting of Internet user behavior from those who access the Internet with wireless devices such as web-enabled phones and web-connected organizers. HitBox Wireless provides Internet user behavior intelligence in the wireless Internet environment, including the following statistics:

     - page-to-page path tracking;

     - timing metrics including rush hours, time spend and traffic during prime-time;

     - traffic history and projections;

     - types of wireless devices used;

     - service providers;

     - area codes of web-enabled phone users;

     - screen resolutions; and

     - markup language supported by the device.

Web Properties

     HitBox.com

     HitBox.com serves as a community for webmasters allowing them to interact with each other and share ideas. Many webmasters who frequent HitBox.com use the HitBox Internet user behavior measurement and analysis technology. Webmasters visit HitBox.com regularly to check their statistics. HitBox.com categorizes sites that use HitBox technology and ranks each by number of visitors to the site. These rankings give our customers a venue to promote their sites and generate additional traffic.

                            [HITBOX.COM SCREENSHOT]

     Yep.com

     Yep.com is our consumer-oriented portal. Its navigation engine showcases those Internet sites that use our HitBox services. We also provide technologies, tools and content to users of Yep.com that we believe make the experience of surfing the Internet more enjoyable and productive. The Yep.com search architecture includes topics of interests to consumers such as arts and literature, business and career, entertainment and other similar topics. We rank the Internet sites listed on Yep.com based on the sites' popularity and quality. A site's popularity is measured by the average number of unique daily page visits. A site's quality is based on number of bookmarks, speed of web site, length of users' stays, number of same-day visits, number of repeat visitors and other similar criteria.

[yep.com SCREEN SHOT]

CUSTOMERS

     Our HitBox customers range from small Internet businesses to Fortune 100 companies. No single customer has accounted for more than 10% of our revenue in a calendar year. The following is a representative list of our HitBox Enterprise customers.

Bamboo Online/IPIX                             LoqueSea.com, Inc.
Bullseye Art Ltd.                              Lucent Technologies, Inc.
Cisco-EMEA                                     Mercado Libre, Inc.
Campbell Soup Company                          MedScout Corporation
Carfax, Inc.                                   Mondera.com
Conseco Inc.                                   Paymybills.com, Inc.
ehobbies.com, Inc.                             Peakhour Pty Ltd
Ewanted.com Corporation                        Proflowers, Inc.
Freei Networks, Inc.                           Qingniao.net Holdings LTD
Free Lance Star, The                           Sketchers USA, Inc.
Hewlett-Packard Company                        SkyDesk, Inc.
inonMedia Corp.                                SportsYA, Inc.
Interactive Collector Limited                  SupermarketsOnline, Inc.
International Merchant System                  Zappos.com, Inc.
Janssen Pharmaceutical

CASE STUDIES

     The following case studies illustrate some of the benefits provided to businesses by our HitBox Enterprise service.

Carfax, Inc.

     Carfax, a leading online provider of vehicle history data, was centralizing its large server operations into a single server bank. Carfax's systems were soon becoming overloaded with the management of the log files and reporting of server activities. Carfax switched to HitBox Enterprise and soon benefited by eliminating log files and having its Internet user behavior information available real-time on our web site.

Lucent Technologies, Inc.

     Lucent, a large manufacturer and marketer of enterprise communications solutions, built a new web site for its business partners and needed a web site analysis solution that could be implemented immediately with little to no drain on Lucent's resources. Lucent chose HitBox Enterprise because it could begin collecting data within a couple of days. This allowed Lucent to focus its internal resources on the mission critical aspects of its web site, be more responsive to its channel partners and drive more sales through its channels.

Proflowers, Inc.

     Proflowers, a leading online retailer of floral products, needed a service that could effectively measure the popularity of each page and its peak traffic hours. HitBox Enterprise provides Proflowers.com with accurate, real-time information about its Internet users on a page-by-page basis that assists Proflowers, Inc. in managing its holiday selling seasons.

Skechers USA, Inc.

     Skechers, a major shoe manufacturer and retailer, wanted to observe its customers' online behavior and buying trends as they occurred. Skechers wanted to react to its customers' preferences in shoe styles and colors immediately, rather than wait for log-file reports to be generated. Through the use of HitBox Enterprise, Skechers can now spot buying trends instantly and use this information to more quickly customize its site design and drive sales.

SportsYA, Inc.

     SportsYA, an international sports portal, operates six web properties that are focused on geographic markets including Spain, Mexico, Brazil, Argentina and the United States. It wanted a single provider to give them site-by-site and content-category analytics. SportsYA chose HitBox Enterprise to measure and analyze its total and specific traffic in different parts of its sites. SportsYA established separate HitBox Enterprise accounts, along with an aggregate account, so that it could track individual traffic in the Chat, Media and ProShop parts of its sites. SportsYa chose HitBox Enterprise because it provided a powerful solution that allows it to track several subsections within a site.

SALES AND MARKETING

     We currently market our basic HitBox service primarily through webmaster referral and viral marketing. We sell and market our HitBox Enterprise service and advertising inventory primarily through our direct sales force, which consisted of 21 sales personnel as of March 31, 2000. Most of our sales force operates out of our San Diego office. We expect to use strategic relationships with channel partners, such as Internet service providers, to promote our services. We recently opened a sales office in France to pursue international sales and marketing opportunities.

     Our marketing organization provides market direction and supports sales efforts through awareness and lead generation programs. Key marketing programs include:

     - market analysis;

     - regular press releases showcasing the information in our database and web properties;

     - public relations activities and speaking engagements;

     - direct mail and e-mail programs;

     - brochures, data sheets and website marketing; and

     - industry-focused programs.

     To increase the sales of our subscription services, we intend to hire a large number of additional direct sales personnel and establish channel partner relationships. Accordingly, we anticipate a significant increase in our sales and marketing expenditures in the foreseeable future.

COMPETITION

     The market for Internet intelligence and information solutions, including user profiling, online advertising services and systems and web site traffic analysis is new, rapidly evolving and intensely competitive. We expect competition to increase both from existing competitors and new market entrants for various components of our services. We compete primarily on the basis of product functionality, depth and quality of Internet user information and level of service.

     We believe that we compete in the following markets and with companies in each market including the companies listed below:

     Web Site Traffic Measurement. Accrue Software, Inc., Engage Technologies, Inc., NetGenesis Corp. and WebTrends Corporation market software that measures site-specific Internet usage.

     Internet Advertising Enablers. DoubleClick, Inc., LinkExchange, Inc. and Engage Technologies, Inc. market products that allow customers to create and use profiles of individual web visitors to target advertisements to certain Internet users.

     Internet User Measurement Services. MediaMetrix, Inc. and NetRatings, Inc. collect information from a representative sample of Internet users called panels and extrapolate this data to estimate broad usage patterns across the Internet.

     In addition, we face competition from individual web sites that develop independent methods of measuring their own audience or from other companies that develop alternative audience measurement technologies to those already provided by us. Some of the largest web publishers use internally developed interactive marketing solutions rather than the commercial solutions offered by us and our competitors.

     Many of our current competitors, as well as a number of potential competitors, have longer operating histories, greater name recognition and substantially greater financial, technical and marketing resources than we have, including competitors affiliated with America Online, Microsoft and IBM. Our current and potential competitors also may have more extensive customer bases and larger proprietary databases. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to more effectively distribute their products or to enhance their product and service offerings.

INTELLECTUAL PROPERTY

     To protect our proprietary rights, we rely generally on copyright, trademark and trade secret laws and confidentiality agreements or licenses with employees, consultants, vendors, clients and corporate parties. WebSideStory, HitBox and StatMarket have been registered as service marks by the U.S. Patent and Trademark Office, and Yep has received a Notice of Allowance. HitBox has also been registered in the European Union, and registration of HitBox has been granted in Japan. We have registered with the United States Copyright Office the copyrights in our web properties, Hitbox.com, Yep.com and StatMarket.com. We also have applied for three patents covering certain aspects of our technology and business methods.

     Despite these protections, a third party could, without authorization, disclose, copy or otherwise obtain and use our technology or develop similar technology or services independently. Our proprietary rights will not prohibit competitors from developing services similar to ours by development efforts that do not infringe on our rights. In addition, the laws of some foreign countries will not protect our proprietary rights to the same extent as do the laws of the United States, and effective patent, copyright, trademark and trade secret protection may not be available in these jurisdictions. In order to protect our intellectual property rights we may institute litigation or other proceedings against third parties that we believe are infringing our rights. These actions may be costly and may divert our management's time and attention.

     We currently have three patents pending in the United States relating to web-based multiple-page tracking of visitor paths for both wireline and wireless Internet access. We have also filed these three patent applications worldwide. We cannot assure you that our pending, or any future, patent applications will be granted, that any existing or future patents will not be challenged, invalidated or circumvented, or that the rights granted under or any patent that may issue will provide competitive advantages to us. Many of our current and potential competitors dedicate substantially greater resources to the protection and enforcement of intellectual property rights, especially patents. If a blocking patent has issued or issues in the future to a third party, we would need either to obtain a license to, or to design around, that patent. We may not be able to obtain a license on acceptable terms, if at all, or design around the patent, which could harm our ability to provide our services.

     We pursue the registration of our service marks in the United States and in other countries although we have not secured registration of all of our marks. As of April 4, 2000, we had three registered United States service marks, HitBox, StatMarket and WebSideStory, and we have applied for registration of four additional service marks, The Pulse of the Internet, Traffic, Yep and the Yep.com logo, which we believe are key to identifying and differentiating our services from those of our competitors. In addition, we have one registered service mark in the European Union, HitBox.

     We may, in the future, license our proprietary rights, in particular our HitBox technology, to third parties. These licensees may fail to abide by compliance and quality control guidelines with respect to our proprietary rights or take actions that would severely harm our ability to use our proprietary rights and our business.

     We attempt to avoid infringing known proprietary rights of third parties in our product development efforts. It is difficult to proceed with certainty in a rapidly evolving technological environment in which there exist numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies. In addition, the true scope of many recently issued patents regarding methods of conducting business is very uncertain. If we were to discover that our technology violates third-party proprietary rights, we might not be able to obtain licenses or continue offering our services based on our technology without substantial reengineering. Any efforts to undertake this reengineering might not be successful, and any necessary licenses might not be available on commercially reasonable terms, if at all.

     Litigation for claims of infringement might not be avoided or settled without incurring substantial expenses and damage awards. In addition, any of these claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources and could result in injunctions preventing us from delivering our services based on our technology or licensing our technology to third parties or clients. These claims could harm our business.

     In the future, we may seek to license third party technology to be integrated with our internally developed technology. We cannot assure you that third-party technology licenses will be available to us on commercially reasonable terms. The unavailability of any of these technologies could harm our business. In addition, by using technology licensed from third parties, we may be charged with infringement by other parties. Even if we receive broad indemnification from our licensors, they may not be sufficiently capitalized and may not be able to indemnify us in the event of infringement, resulting in substantial exposure to us. Any infringement claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources in addition to potential product redevelopment costs and delays, all of which could harm our business.

UNITED STATES AND FOREIGN GOVERNMENT REGULATION

     Congress has recently passed legislation that regulates certain aspects of the Internet, including online access to obscene or pornographic content, copyright infringement, user privacy, taxation, access charges, liability for third-party activities, domain names, and jurisdictions. The Federal Trade Commission has investigated the privacy policies and the collection, maintenance and sharing of information concerning Internet users and of numerous Internet-based businesses. Several state attorneys general have brought consumer protection law claims against Internet-based businesses claiming privacy related legal violations. Regulatory inquiries and litigation of these types are often expensive and time consuming. Several state legislatures have passed laws relating to usage of unsolicited email, or "spam." In addition, federal, state, local and foreign governmental organizations also are considering, and may consider in the future, other legislative and regulatory proposals that would regulate the Internet. Areas of potential regulation include libel, pricing, quality of products and services, and intellectual property ownership.

     The European Union also has recently enacted several directives relating to the Internet. In order to safeguard against the spread of certain illegal and socially harmful materials on the Internet, the European Commission has drafted the "Action Plan on Promoting the Safe Use of the Internet." Other European Commission directives address the regulation of privacy, eCommerce, security, commercial piracy, consumer protection and taxation of transactions completed over the Internet. Generally, the European Union has taken a more restrictive approach to the collection and use of information related to Internet access.

     The governments of other states or foreign countries might attempt to regulate our transmissions or levy sales or other taxes relating to our activities. The laws governing the Internet, however, remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet and Internet advertising. In addition, the growth and development of the market for Internet commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business over the Internet. Our business and financial results could be materially harmed by the adoption or modification of laws or regulations relating to the Internet.

     We do not know how courts or governments will interpret both existing and new laws. New laws or the application of existing laws and regulations may affect our business and these laws and regulations may be inconsistent. In addition, our business may be indirectly affected by our clients being subject to such legislation. Increased regulation of the Internet may decrease the growth in the use of the Internet, decreasing the demand for our services, increasing our cost of doing business, or otherwise significantly affect our business and financial results.

EMPLOYEES

     On March 31, 2000, we had 103 employees, including:

     - 33 in sales and marketing;

     - 51 in technology development and operations; and

     - 19 in general administration.

     We have never had a work stoppage, no employees are represented under collective bargaining agreements and we consider current relations with employees to be good.

FACILITIES

     Our principal offices currently occupy approximately 40,000 square feet located at 10182 Telesis Court, 6th Floor, San Diego, California under a lease that expires in January 2007 and also grants us an option to lease approximately 21,000 square feet of additional space at the same site. We believe that our facilities are adequate for our current operations and that additional space can be obtained if needed.

LEGAL PROCEEDINGS

     We are not currently subject to any material legal proceedings. We may from time to time become a party to various legal proceedings in the ordinary course of business.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

     The following table sets forth certain information about our directors, executive officers and key employees as of April 14, 2000:

                NAME                   AGE                           POSITION
                ----                   ---                           --------
John J. Hentrich.....................  50     President, Chief Executive Officer and Director
Blaise P. Barrelet...................  36     Chairman of the Board of Directors and Chief Internet
                                              Architect
Michael S. Christian.................  39     Senior Vice President
Terance A. Kinninger.................  44     Senior Vice President and Chief Financial Officer
Meyar Sheik..........................  38     Vice President, Chief Marketing Officer Enterprise
Thomas H. Stigler....................  43     Vice President, Enterprise Sales and Business
                                              Development
Randall K. Broberg...................  39     General Counsel and Chief Privacy Officer
Benjamin H. Ball(1)(2)...............  34     Director
Kurt R. Jaggers(1)(2)................  41     Director
Walter G. Kortschak(1)(2)............  40     Director

---------------

(1) Member of the compensation committee.
(2) Member of the audit committee.

     John J. Hentrich has served as our President and Chief Executive Officer since December 1999 and has served as a member of our board of directors since March 2000. He served as our Senior Vice President and Chief Financial Officer from November 1999 to December 1999. Prior to joining us, from May 1991 to November 1999, he was a partner in the San Diego office of Baker & McKenzie where he specialized in representation of advanced technology enterprises, chaired the San Diego corporate and securities practice and co-chaired the national securities practice. Mr. Hentrich holds a B.A. degree in philosophy from Fordham University, a Ph.D. in philosophy from Yale University and a J.D. from Yale Law School.

     Blaise P. Barrelet has served as our Chairman of the Board of Directors since he founded WebSideStory in 1996 and since January 2000 has served as our Chief Internet Architect. From 1996 until December 1999, he served as our President and Chief Executive Officer and oversaw all of our Internet technology development. He has over 16 years of high-tech and entrepreneurial experience and has held a number of positions, including director of the software division at Tekelec Group, France, from 1991 to 1993. In 1994, he co-founded Reword Corporation, an Internet software localization company.

     Michael S. Christian currently serves as our Senior Vice President and has been an officer of the company since November 1998. Mr. Christian served as a member of our board of directors from June 1999 to March 2000. Prior to joining us, Mr. Christian served as international counsel to Banque Worms, a French commercial bank, from 1989 to 1994 and was an associate lawyer with the San Diego office of Baker & McKenzie from 1995 to 1998. Mr. Christian holds a B.A. degree in literature from the University of California at San Diego and a J.D. from the Harvard Law School.

     Terance A. Kinninger has served as our Senior Vice President and Chief Financial Officer since April 2000. Prior to joining us, Mr. Kinninger served as Senior Vice President of Finance and Operations and Chief Financial Officer of MetaCreations Corporation, a software company, from July 1995 to January 2000 and was Chief Financial Officer, Senior Vice President, Business Development and a General Manager of Delphi Information Systems, a software company, from October 1990 to June 1995. Mr. Kinninger was also previously employed by Coopers and Lybrand, LLP as a certified public accountant and holds a B.S. degree from Miami University.

     Meyar Sheik has served as our Vice President, Chief Marketing Officer Enterprise since he joined us in April 2000. Mr. Sheik served as Vice President Worldwide Marketing and Strategic Alliances of Supernova,

Inc., a software company, from October 1997 to March 2000 and Vice President Worldwide Marketing of Proginet Corp., a software company, from June 1994 to July 1997.

     Thomas H. Stigler has served as our Vice President, Enterprise Sales and Business Development since he joined us in February 2000. Mr. Stigler served as Vice President, Sales and Business Strategy for Digital Lava, Inc., a software and services company, from November 1995 to September 1999, was an account executive for Sybase, Inc., a software company, from February 1995 to November 1995 and was a District Manager for Hitachi Data Systems, Inc. from January 1993 to February 1995. From December 1980 to January 1993, he served as an account executive, marketing manager and representative at IBM Corporation. Mr. Stigler holds a B.S. degree from Northwestern University.

     Randall K. Broberg has served as our General Counsel and Chief Privacy Officer since joining us in April 2000. Mr. Broberg is an Internet and intellectual property law specialist. Prior to joining us, he was a shareholder in the La Jolla, California office of Heller Ehrman White & McAuliffe from December 1998 to April 2000, specializing in the representation of Internet companies, and a partner and of counsel at the San Diego office of Baker & McKenzie from August 1994 to December 1998. Prior to that he was General Counsel and Director of Corporate Development at Diverted Electronics, Inc. Mr. Broberg holds an A.B. from Stanford University and a J.D. from the University of Virginia School of Law.

     Benjamin H. Ball has served as a member of our board of directors since June 1999. Mr. Ball is a founding partner of Francisco Partners, a private equity investment firm, where he has been employed since October 1999. Prior to co-founding Francisco Partners, Mr. Ball served as a Vice President for TA Associates, Inc., a private equity investment firm, from 1997 to 1999. Mr. Ball holds an A.B. from Harvard College and an M.B.A from Stanford University.

     Kurt R. Jaggers has served as a member of our board of directors since December 1999. Mr. Jaggers has served as a Managing Director of TA Associates, Inc., since January 1997, was a Principal there from January 1993 to December 1996 and was Vice President from 1990 to 1992. Mr. Jaggers received a B.S. degree and an M.S. degree in electrical engineering, followed by an M.B.A. from Stanford University. He is currently a director of Invitrogen Corporation, a biotechnology company, as well as several private companies.

     Walter G. Kortschak has served as a member of our board of directors since June 1998. Mr. Kortschak is a Managing Partner and a Managing Member of various entities affiliated with Summit Partners, LLC, a private equity capital firm, where he has been employed since June 1989. Summit Partners, LLC, and its affiliates manage a number of venture capital funds, including Summit Ventures V, L.P., Summit V Advisors (QP) Fund, L.P., Summit V Advisors Fund, L.P. and Summit Investors III, L.P. Mr. Kortschak holds a B.S. in engineering from Oregon State University, an M.S. in engineering from The California Institute of Technology and an M.B.A. from the University of California at Los Angeles. Mr. Kortschak also serves as a member of the board of directors of E-Tek Dynamics, Inc., an optical components and modules company and Somera Communications, Inc., a telecommunications equipment company.

BOARD COMPOSITION

     Our board of directors currently consists of five members. Prior to the closing of this offering, our board of directors will be divided into three classes, as nearly equal in number as possible, with each director serving a three year term and one class being elected at each year's annual meeting of stockholders. At each annual meeting of stockholders, the successors to each class of directors will be elected to serve for three year terms from the time of election and qualification until the next annual meeting at which such directors' class stands for election. Our by-laws provide that the authorized number of directors may be changed only by resolution of the board of directors.

     Executive officers are elected by the board of directors on an annual basis and serve until their successors have been duly elected and qualified.

BOARD COMMITTEES

     Our board of directors has established an audit committee and a compensation committee. The audit committee consists of Messrs. Jaggers, Kortschak and Ball. The audit committee reviews and monitors our financial statements and accounting practices, makes recommendations to our board of directors regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by our independent auditors and reviews and evaluates our audit and control functions.

     The compensation committee consists of Messrs. Jaggers, Kortschak and Ball. The compensation committee makes decisions concerning and makes recommendations regarding salaries, benefits and incentive compensation for our employees, consultants, directors and other persons compensated by our company. The compensation committee also administers our stock plans.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of our executive officers serves as a member of the board of directors of any entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee. We did not have a compensation committee during 1999. We appointed our compensation committee in April 2000.

EXECUTIVE COMPENSATION

     The following table sets forth summary information concerning compensation awarded to, earned by, or accrued for services rendered to us in all capacities during the fiscal year ended December 31, 1999 by John J. Hentrich, Blaise P. Barrelet, Agnes L. Barrelet and Michael S. Christian. These four officers are referred to as the named executive officers in this prospectus. The compensation described in this table does not include medical, group life insurance or other benefits which are available generally to all of our salaried employees, nor does it include certain perquisites and other personal benefits received.

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM COMPENSATION
                                             ANNUAL COMPENSATION              -------------------------------
                                  -----------------------------------------     SECURITY
                                                          ALL OTHER ANNUAL     UNDERLYING        ALL OTHER
  NAME AND PRINCIPAL POSITION     SALARY($)   BONUS($)   COMPENSATION($)(1)   OPTIONS(#)(2)   COMPENSATION($)
  ---------------------------     ---------   --------   ------------------   -------------   ---------------
John J. Hentrich, President,
  Chief Executive Officer and
  Director(3)...................  $ 21,000    $     --         $   --           1,854,517       $       --
Blaise P. Barrelet, Chairman and
  Chief Internet Architect(4)...   510,000          --          6,273                  --               --
Agnes L. Barrelet, Vice
  President(5)..................   340,000          --             --                  --               --
Michael S. Christian, Senior
  Vice President................   100,000     200,000          7,599                  --               --

---------------
(1) Represents a car allowance.

(2) Includes 1,324,654 shares issuable under an option intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended, and 529,861 shares issuable upon exercise of a warrant.

(3) John Hentrich joined the Company in November 1999 and was appointed President and Chief Executive Officer in December 1999.

(4) The salary for Blaise Barrelet has been reduced for future periods. See "-- Employment Agreements."

(5) The salary for Agnes Barrelet has been reduced for future periods. See
    "-- Employment Agreements." Mrs. Barrelet served as an executive officer of WebSideStory until January 2000 and as a director until April 2000.

STOCK OPTION GRANTS

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth, for the fiscal year ended December 31, 1999, certain information regarding options granted to each of the named executive officers:

                                                   INDIVIDUAL GRANTS
                               ----------------------------------------------------------
                                                     PERCENTAGE
                                  NUMBER OF           OF TOTAL
                                  SECURITIES      OPTIONS/WARRANTS                 FAIR
                                  UNDERLYING         GRANTED TO      EXERCISE     VALUE
                               OPTIONS/WARRANTS      EMPLOYEES       PRICE PER   PRICE ON
                                   GRANTED           IN FISCAL         SHARE     DATE OF    EXPIRATION
            NAME                     (#)              YEAR(%)           ($)       GRANT        DATE
            ----               ----------------   ----------------   ---------   --------   ----------
John J. Hentrich(1)..........        529,861            19.8%         $  0.21    $  1.05     12/31/03
John J. Hentrich(2)..........      1,324,654            49.6             1.05       1.05     12/31/10
Blaise P. Barrelet...........             --              --               --         --           --
Agnes L. Barrelet............             --              --               --         --           --
Michael S. Christian.........             --              --               --         --           --


                                 POTENTIAL REALIZABLE VALUE AT
                                 ASSUMED ANNUAL RATES OF STOCK
                                 PRICE APPRECIATION FOR OPTION
                                            TERM($)
                               ----------------------------------
            NAME                  0%          5%          10%
            ----               --------   ----------   ----------
John J. Hentrich(1)..........  $445,084   $  794,792   $1,331,541
John J. Hentrich(2)..........        --      874,272    2,216,146
Blaise P. Barrelet...........        --           --           --
Agnes L. Barrelet............        --           --           --
Michael S. Christian.........        --           --           --

---------------
(1) Includes 529,861 shares issuable under an immediately exercisable warrant.

(2) Includes 1,324,654 shares issuable under an immediately exercisable option subject to a right of repurchase that lapses over three years.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND FISCAL YEAR-END VALUES

     The following table sets forth, with respect to each of the named executive officers, information regarding the number and value of securities underlying unexercised options held by the named executive officers as of December 31, 1999.

                                                             NUMBER OF SECURITIES
                                  SHARES                    UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                 ACQUIRED                      OPTIONS AT FISCAL           IN-THE-MONEY OPTIONS
                                    ON         VALUE              YEAR-END(#)              AT FISCAL YEAR-END($)
                                 EXERCISE    REALIZED     ---------------------------   ---------------------------
             NAME                  (#)          ($)       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
             ----                --------   -----------   -----------   -------------   -----------   -------------
John J. Hentrich(1)............       --      $   --       1,854,516            --       $445,084       $     --
Blaise P. Barrelet.............       --          --              --            --             --             --
Agnes L. Barrelet..............       --          --              --            --             --             --
Michael S. Christian...........  104,245          --         739,121        32,391        747,251         32,747

---------------
(1) Includes 1,324,654 shares issuable under an immediately exercisable option subject to a right of repurchase that lapses over three years and 529,861 shares issuable under an immediately exercisable warrant.

EMPLOYMENT AGREEMENTS

     The employment with our executives is generally at will. The agreements we enter into with our employees seek to ensure that we are the sole owner of all intellectual property and inventions involving the activities or contributions of our employees.

     We entered into an agreement with John J. Hentrich as of February 2000 in connection with his employment as President and Chief Executive Officer. The agreement is for no specified term and calls for a base salary of $275,000 annually. The agreement also provides that Mr. Hentrich is entitled to receive annual bonuses of $397,782, $502,898 and $120,868 in 2000, 2001 and 2002,
respectively, payable in scheduled monthly installments. Upon the termination of Mr. Hentrich by the company without cause or the occurrence of certain events following a change-in-control, Mr. Hentrich is entitled to one year's base salary plus an amount equal to the greater of the prior year's performance bonus and the estimated current year's bonus. Also, upon a change-in-control, 50% of Mr. Hentrich's unvested shares will vest and following a change-in-control, if Mr. Hentrich is terminated without cause or certain events occur, all of Mr. Hentrich's shares will vest.

     We have an employment agreement with each of Blaise P. Barrelet, our Chairman and Chief Internet Architect, and Agnes L. Barrelet, our Vice President and the spouse of Mr. Barrelet. We currently pay each of them $50,000 annually plus a bonus as determined by the compensation committee. We also lease automobiles for each of them. These agreements may be terminated at any time by either party. We provide medical benefits consistent with those provided to employees generally.

     We have an employment agreement with Michael S. Christian, our Senior Vice President. The agreement is for no specified term, and Mr. Christian currently earns a base salary of $160,000 annually. We also lease an automobile for Mr. Christian. This agreement may be terminated at any time by either party. We provide medical benefits to Mr. Christian consistent with those provided to employees generally.

     At the time of commencement of employment, our employees generally execute an agreement in which they agree that their employment will be at will and that they will comply with the policies outlined in the Employee Handbook. This agreement also includes a proprietary information and inventions assignment provision.

STOCK OPTION PLANS

  1998 and 1999 Stock Option Plans

     Our 1998 and 1999 Stock Option Plans referred to as the 1998 and 1999 Option Plans, respectively, provide for the grant of incentive stock options, which may provide for preferential tax treatment, to our employees, and for the grant of nonstatutory stock options and stock purchase rights to our employees and directors. There are a total of 189,667 and 72,167 shares outstanding subject to options granted pursuant to the 1998 Option Plan and the 1999 Option Plan, respectively. These options continue to be governed by the terms of the plan pursuant to which they were granted, however no additional options will be granted pursuant to either plan.

  2000 Stock Option Plans

     In November 1999, the board adopted our 2000 Equity Incentive Plan, referred to as the 2000 Incentive Plan, which amended and restated both our 1998 Option Plan and our 1999 Option Plan. A total of 3,973,964 shares of common stock are currently reserved for issuance pursuant to the 2000 Incentive Plan and upon the effectiveness of this offering, and at the end of each quarter, this share reserve automatically increases by the lesser of the following:

     - 17.5% of our outstanding shares; and

     - an amount to be determined by our board of directors

provided that the share reserve under the 2000 Incentive Plan can never exceed 3,973,964 shares of our common stock. The 2000 Incentive Plan provides for the grant of options to our directors, officers and key employees, and our consultants and certain of our advisors. Options to purchase 1,997,821 shares under the 2000 Incentive Plan are currently outstanding, and 1,714,309 shares remain available for issuance pursuant to the 2000 Incentive Plan.

     The 2000 Incentive Plan permits the granting of options intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code to employees (including officers and employee directors) and nonstatutory stock options to employees (including officers and employee directors), directors and consultants (including non-employee directors). In addition, the 2000 Incentive Plan permits the granting of stock bonuses and rights to purchase restricted stock. No person is eligible to be granted options covering more than 8 million shares of common stock in any calendar year.

     The 2000 Incentive Plan is administered by our board of directors or a committee appointed by the board. Subject to the limitations set forth in the 2000 Incentive Plan, the board has the authority to select the persons to whom grants are to be made, to designate the number of shares to be covered by each stock award, to determine whether an option is to be an incentive stock option or a nonstatutory stock option, to establish vesting schedules, to specify the option exercise price and the type of consideration to be paid upon exercise and, subject to certain restrictions, to specify other terms of stock awards.

     The maximum term of options granted under the 2000 Incentive Plan is ten years. The aggregate fair market value, determined at the time of grant, of the shares of common stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year (under all of our incentive plans) may not exceed $100,000 or the options or portion thereof which exceed such limit (according to the order in which they are granted) shall be treated as nonstatutory stock options. Stock options granted under the 2000 Incentive Plan are generally non-transferable. Options expire three months after the termination of an optionee's service. In general, if an optionee is permanently disabled or dies during his or her service, such person's options may be exercised up to 12 months following such disability and 18 months following such death.

     The exercise price of options granted under the 2000 Incentive Plan is determined by the board of directors in accordance with the guidelines set forth in the 2000 Incentive Plan. The exercise price of an incentive stock option cannot be less than 100% of the fair market value of the common stock on the date of the grant. The exercise price of a nonstatutory stock option cannot be less than 85% of the fair market value of the common stock on the date of grant. Options granted under the 2000 Incentive Plan vest at the rate specified in the option agreement. The exercise price of incentive stock options granted to any person who at the time of grants owns stock representing more than 10% of the total combined voting power of all classes of our capital stock must be at least 110% of the fair market value of such stock on the date of grant and the term of such incentive stock options cannot exceed five years.

     Any stock bonuses or restricted stock purchase awards granted under the 2000 Incentive Plan shall be in such form and will contain such terms and conditions as the board deems appropriate. The purchase price under any restricted stock purchase agreement will not be less than 85% of the fair market value of our common stock on the date of grant. Stock bonuses and restricted stock purchase agreements awarded under the 2000 Incentive Plan are generally transferable.

     Pursuant to the 2000 Incentive Plan, shares subject to stock awards that have expired or otherwise terminated without having been exercised in full become available for grant, but exercised shares repurchased by us pursuant to a right of repurchase will not then become available for grant.

     Upon certain changes in control, all outstanding stock awards under the 2000 Incentive Plan must either be assumed or substituted for by the surviving entity. In the event the surviving entity does not assume or substitute for such stock awards, such stock awards will be accelerated and then terminated to the extent not exercised prior to such change in control.

     The board has the authority to amend or to terminate the 2000 Incentive Plan as long as such action does not adversely affect any outstanding option, stock purchase right or stock bonus and provided that stockholder approval shall be required to the extent required by applicable law. The existence of the 2000 Incentive Plan does not affect the board's ability to grant other incentives or compensation pursuant to other authority.

2000 EMPLOYEE STOCK PURCHASE PLAN

     In April 2000, we adopted the 2000 Employee Stock Purchase Plan. A total of 500,000 shares of common stock have been reserved for issuance under the Purchase Plan. This share reserve shall automatically increase each year, based upon a formula, equal to the lesser of 200,000 shares or an amount determined by the board. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code. Under the Purchase Plan, the board may authorize participation by eligible employees, including officers, in periodic offerings following the commencement of the Purchase Plan.

     Unless otherwise determined by the board, employees are eligible to participate in the Purchase Plan only if they are employed by us or our subsidiary designated by the board for at least 20 hours per week and are customarily employed by us or our subsidiary designated by the board for at least 5 months per calendar year. Employees who participate in an offering may have up to 15% of their earnings withheld pursuant to the Purchase Plan. The amount withheld is then used to purchase shares of the common stock on specified dates determined by the board. The price of common stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the common stock at the commencement date of each offering period or the relevant purchase date. Employees may end their participation in the offering at any time during the offering period and participation ends automatically on termination of employment.

     In the event of a merger, reorganization, consolidation or liquidation, the board has discretion to provide that each right to purchase common stock will be assumed or an equivalent right will be substituted by the successor corporation or the board may provide for all sums collected by payroll deductions to be applied to purchase stock immediately prior to such merger or other transaction. The board has the authority to amend or terminate the Purchase Plan, provided, however, that no such action may adversely affect any outstanding rights to purchase common stock.

401(K) PLAN

     We provide a Basic Savings Plan, or 401(k) Plan, that covers our full-time employees located in the United States. Our 401(k) Plan is intended to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended, so that contributions to our 401(k) Plan by employees or by us, and the investment earnings thereon, are not taxable to employees until withdrawn from our 401(k) Plan. If our 401(k) Plan qualifies under Section 401(k) of the Internal Revenue Code of 1986, as amended, contributions by us, if any, will be deductible by us when made.

     Pursuant to our 401(k) Plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit of $10,500 in 2000 and to have the amount of such reduction contributed to our 401(k) Plan. Our 401(k) Plan permits, but does not require, additional matching contributions to our 401(k) Plan by us on behalf of all participants in our 401(k) Plan. To date, we have not made any matching contributions to our 401(k) Plan.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION ON LIABILITY

     Our By-laws provide that we shall indemnify our directors and executive officers and may indemnify other employees and agents to the fullest extent permitted by Delaware law. We are also empowered under our By-laws to enter into indemnification agreements with our directors and officers and to purchase insurance on behalf of any person we are required or permitted to indemnify. Pursuant to this provision, we have entered into indemnification agreements with each of our directors and executive officers and certain other employees.

     In addition, our Amended and Restated Certificate of Incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability:

     - for any breach of the director's duty of loyalty to us or its stockholders;

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - under Section 174 of the Delaware General Corporation Law; or

     - for any transaction from which the director derives an improper personal benefit.

     Our Amended and Restated Certificate of Incorporation also provides that if the Delaware General Corporation Law is amended after the approval by our stockholders of the restated certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law. This limitation of liability does not apply to liabilities arising under the federal securities laws or state or federal environmental laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

     We maintain directors' and officers' liability insurance and intend to continue to maintain this insurance in the future.

                              CERTAIN TRANSACTIONS

EXECUTIVE EMPLOYMENT AGREEMENTS

     In November 1999, John J. Hentrich joined us as our Chief Financial Officer, then later became our Chief Executive Officer and President. In connection with his employment, he was granted options to purchase 1,324,655 shares of common stock at $1.05 per share and a warrant for 529,862 shares of common stock exercisable for $0.21 per share. In February 2000, he exercised his warrant and paid with a promissory note. In January 2000 he exercised his options and also paid with a promissory note.

     On April 10, 2000 we entered into an employment agreement with Terance A. Kinninger, our Senior Vice President and Chief Financial Officer. We currently pay Mr. Kinninger $200,000 annually plus a bonus of up to $50,000 contingent upon reasonably established goals established by our chief executive officer. Mr. Kinninger is also entitled to a mid-year bonus based upon the attainment of established financial goals. The agreement also provides for the grant of non-statutory options to purchase 137,500 shares of our common stock at an exercise price of $2.04 per share. Following a change of control, if Mr. Kinninger is terminated without cause or if he resigns for good reason, one-half of his unvested options will vest. In addition, if Mr. Kinninger's employment is terminated within the first year of employment under certain circumstances, up to 44,444 shares will vest.

MANAGEMENT INDEBTEDNESS

     On January 3, 2000, Mr. Hentrich delivered a promissory note in favor of our company in the principal amount of $111,271 as consideration for the purchase of our common stock. The note bears interest at 6.5% per annum and is due and payable on January 3, 2003.

     On February 28, 2000, Mr. Hentrich delivered a promissory note in favor of our company in the principal amount of approximately $1.4 million as consideration for the purchase of our common stock. The note bears interest at 6.5% per annum and is due and payable on February 27, 2004. The principal plus accrued interest is forgiven in 24 equal monthly installments commencing April 1, 2000 and ending on March 1, 2002 provided Mr. Hentrich remains employed with our company.

     On March 23, 2000, Mr. Hentrich delivered a promissory note in favor of our company in the principal amount of $69,735 as consideration for the purchase of our common stock. The note bears interest at 6.5% per annum and is due and payable on March 23, 2003.

FINANCING TRANSACTION

     In June 1999, we issued an aggregate of 15,034,712 shares of our convertible redeemable preferred stock and 100 shares of our redeemable preferred stock to various entities affiliated with TA Associates, Inc. and Summit Partners, LLC, in exchange for 2,088,154 shares of common stock of the Company and $5 million in cash. These investors previously purchased the common stock for $25 million from Blaise Barrelet, our Chairman and Chief Internet Architect, Agnes Barrelet, one of our directors at the time and the spouse of Mr. Barrelet, and Michael Christian, our Senior Vice President. Kurt Jaggers, one of our directors, is a managing director of TA Associates, Inc. Walter Kortschak another of our directors, is a managing partner of Summit Partners, LLC. Upon the closing of this offering, each outstanding share of convertible redeemable preferred stock will be converted into approximately 0.47 shares of common stock and each outstanding share of redeemable preferred stock will be redeemed for $150,000 per share. In connection with this transaction, Mr. Christian was paid a bonus of $200,000.

                             PRINCIPAL STOCKHOLDERS

     The following table contains information about the beneficial ownership of our common stock before and after our initial public offering for:

     - each stockholder known by us to own beneficially more than 5% of the common stock;

     - each of our directors;

     - each of our named executive officers; and

     - all directors and executive officers as a group.

     The percentage of ownership in the following table is based on 23,635,457 shares of common stock outstanding on March 31, 2000, as adjusted to reflect the conversion of all outstanding shares of convertible redeemable preferred stock upon the closing of this offering. The table assumes no exercise of the underwriters' over-allotment option.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Except as indicated by footnote and subject to community property laws where applicable, to our knowledge the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after March 31, 2000 are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

                                                                                    PERCENTAGE OF
                                                                                    COMMON STOCK
                                                                                     OUTSTANDING
                                                              NUMBER OF SHARES   -------------------
                                                                BENEFICIALLY      BEFORE     AFTER
                    BENEFICIAL OWNER(1)                            OWNED         OFFERING   OFFERING
                    -------------------                       ----------------   --------   --------
Blaise P. Barrelet(2).......................................     14,516,091        61.4%            %
Agnes L. Barrelet(2)........................................     14,516,091        61.4%
John J. Hentrich(3).........................................      1,854,517         7.9%
Michael S. Christian(4).....................................        771,511         3.3%
Benjamin H. Ball(5).........................................
  One Maritime Plaza, Suite 2500
  San Francisco, CA 94111
Kurt R. Jaggers(6)..........................................      3,532,425          15%
  TA Associates, Inc.
  125 High Street, High Street Tower
  Suite 2500
  Boston, MA 02110
Walter G. Kortschak(7)......................................      3,532,425          15%
  Summit Partners, LLC
  499 Hamilton Avenue, Suite 200
  Palo Alto, CA 94301
Entities affiliated with Summit Partners Funds(8)...........      3,532,425          15%
  499 Hamilton Avenue, Suite 200
  Palo Alto, CA 94301
Entities affiliated with TA Associates, Inc.(9).............      3,532,425          15%
  125 High Street, High Street Tower
  Suite 2500
  Boston, MA 02110
All executive officers and directors as a group (7
  persons)(10)..............................................     24,206,969          99%

------------
  * Represents beneficial ownership of less than 1% of the outstanding shares of common stock.

 (1) Unless otherwise indicated, the address for each person or entity named below is c/o WebSideStory, Inc., 10182 Telesis Court, 6th Floor, San Diego, California 92121.

 (2) Includes 11,846,499 shares held by Blaise P. Barrelet, our Chairman and Chief Internet Architect, and 2,669,592 shares held by Agnes L. Barrelet, our Vice President and the spouse of Blaise P. Barrelet.

 (3) Includes 1,324,654 shares subject to a right of repurchase in favor of the company which right lapses over time or upon the occurrence of certain events.

 (4) Includes 33,333 shares issued upon exercise of options and 738,178 shares that are currently exercisable or will become exercisable within 60 days
     after                .

 (5) Until October 1999, Mr. Ball was a Vice President of TA Associates, Inc.
     and retains pecuniary interest in           shares held by TA Investors
     LLC. Mr. Ball does not have voting or dispositive power with respect to any other of the shares owned by the TA funds and disclaims beneficial ownership of these shares.

 (6) Mr. Jaggers, one or our directors, is a Managing Director of TA Associates, Inc. Mr. Jaggers does not have voting or dispositive power with respect to the shares owned by the TA funds and disclaims beneficial ownership of these shares.

 (7) Mr. Kortschak, one or our directors, is a managing member of Summit Partners, LLC, which is the general partner of Summit Partners, V, L.P., which is the general partner of each of the following funds: Summit Ventures V, L.P., Summit V Companion Fund, L.P., Summit V Advisors Fund, L.P. and Summit V Advisors Fund (QP), L.P. Mr. Kortschak is also a general partner of Summit Investors III, L.P., which owns stock in our company. Summit Partners, LLC, through an investment committee, has voting and dispositive power with respect to shares owned by the Summit Funds. Mr. Kortschak is a member of the investment committee of Summit Partners, LLC. Mr. Kortschak does not have voting or dispositive power with respect to the shares owned by the Summit funds and disclaims beneficial ownership of these shares.

 (8) Includes 2,619,840 shares held by Summit Ventures V, L.P., 609,882 shares held by Summit V Companion Fund, L.P., 56,558 shares held by Summit V Advisors Fund, L.P., 185,075 shares held by Summit V Advisors Fund (QP), L.P. and 61,070 shares held by Summit Investors III, L.P. each of which is an affiliate of Summit Partners, LLC. Summit Partners V, L.P. is the general partner of each of Summit Ventures V, L.P., Summit V Companion Fund, L.P. Summit Partners, LLC is the general partner of each of Summit Partners V, L.P., Summit V Advisors Fund (QP), L.P. and Summit V Advisors Fund, L.P. Summit Partners, LLC through an investment committee, exercises sole voting and investment power with respect to the shares owned by the Summit funds. Mr. Kortschak is a member of the investment committee of Summit Partners, LLC.

 (9) Includes 2,878,524 shares held by TA/Advent VIII L.P., 541,639 shares held by Advent Atlantic and Pacific III L.P., 54,692 shares held by TA Executives Fund LLC and 57,570 shares held by TA Investors LLC. TA/Advent VIII L.P., Advent Atlantic and Pacific III L.P., TA Executives Fund LLC and TA Investors LLC are part of an affiliated group of investment partnerships. The general partner of TA/Advent VIII L.P. is TA Associates VIII LLC. The general partner of Advent Atlantic and Pacific III L.P. is TA Associates AAP III Partners L.P. TA Associates, Inc. is the general partner of TA Associates AAP III Partners L.P. and is the sole manager of TA Advent VIII, LLC, TA Executives Fund LLC and TA Investors LLC. In this capacity TA Associates, Inc., through an executive committee, exercises sole voting and investment power with respect to all shares held of record by the named investment partnerships. Individually, no stockholder, director or officer of TA Associates, Inc., or any of the above-mentioned funds, is deemed to have or share such voting or investment power.

(10) Includes shares described in the notes above, as applicable.

                          DESCRIPTION OF CAPITAL STOCK

     Immediately following the closing of this offering and the filing of our restated certificate of incorporation, our authorized capital stock will consist of 100,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share. As of December 31, 1999, after giving effect to the conversion of all outstanding preferred stock into common stock upon the closing of this offering, there were outstanding 21,747,609 shares of common stock held of record by 13 stockholders and options to purchase 2,259,655 shares of common stock.

COMMON STOCK

     The holders of common stock are entitled to one vote per share on all matters to be voted on by the stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive, conversion, subscription or other rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

     Upon the closing of this offering, all outstanding shares of our convertible redeemable preferred stock will be converted into shares of common stock and we will redeem all outstanding shares of our redeemable preferred. Following the conversion, our certificate of incorporation will be amended and restated to delete all references to these shares of preferred stock. Under the restated certificate of incorporation, the board has the authority, without further action by stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series. In addition, our board may fix the rights, preferences and privileges, of any preferred stock it determines to issue. Any or all of these rights may be superior to the rights of the common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in our control or to make removal of our management more difficult. Additionally, our issuance of preferred stock may decrease the market price of our common stock. At present, we have no plans to issue any shares of preferred stock.

REGISTRATION RIGHTS

     The holders of shares of our convertible redeemable participating preferred stock and the holder of a warrant to purchase 13,333 shares of our common stock are entitled to certain registration rights with respect to the registration under the Securities Act of the common stock into which those shares are convertible. These rights are provided for under the terms of a registration rights agreement between us and the holders of the registrable securities. Beginning one year following the date of this prospectus, holders of a majority of the then outstanding registrable securities may require on up to two occasions that we register for public resale all or any portion of their registrable securities (representing offering proceeds aggregating not less than $20 million for an initial public offering or $10 million otherwise). We need not register these shares if the requested registration would occur within six months following the effective date of any other registration statement we have filed. Also, we may defer the registration of these shares for up to 120 days if, in the good faith judgment of our board of directors, it would be seriously detrimental to us and our stockholders for the registration statement to be filed or if there is a valid business purpose or reason for delaying filing or effectiveness. Furthermore, in the event we elect to register any of our shares of common stock for purposes of effecting any public offering, the holders of registrable securities are entitled to include their shares of common stock in the registration, but we may limit the number of shares proposed to be registered in view of market conditions. All expenses in connection with any registration, other than underwriting fees, discounts and commissions, will be borne by us.

ANTI-TAKEOVER PROVISIONS

Delaware Law

     We are governed by the provisions of Section 203 of the Delaware Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sale or other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock. The statute could have the effect of delaying, deferring or preventing a change in our control.

Charter and Bylaw Provisions

     Our bylaws provide that special meetings of our stockholders may be called only by the Chairman of the board of directors, our Chief Executive Officer, by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors, or by the holders of 10% of our outstanding voting stock. Our restated certificate of incorporation also specifies that the authorized number of directors may be changed only by resolution of the board of directors and does not include a provision for cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors. These and other provisions contained in our restated certificate of incorporation and bylaws could delay or discourage certain types of transactions involving an actual or potential change in control of us or our management (including transactions in which stockholders might otherwise receive a premium for their shares over then current prices) and may limit the ability of stockholders to remove current management or approve transactions that stockholders may deem to be in their best interests and, therefore, could adversely affect the price of our common stock.

THE NASDAQ NATIONAL MARKET

     We have applied to list our common stock on the Nasdaq National Market under the trading symbol "WSSI."

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is Equiserve Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no market for our common stock, and we cannot assure you that a significant public market for our common stock will develop or be sustained after this offering. As described below, no shares currently outstanding will be available for sale immediately after this offering due to certain contractual restrictions on resale. Sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

     Upon completion of this offering, we will have outstanding           shares
of common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. Of these shares, all of the shares sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by our affiliates.

     The remaining 23,635,457 shares of common stock held by existing stockholders are restricted securities. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration described below under Rules 144, 144(k) or 701 promulgated under the Securities Act.

     As a result of the lock-up agreements and the provisions of Rules 144, 144(k) and 701 described below, these restricted shares will be available for sale in the public market as follows:

     - no shares may be sold prior to 180 days from the date of this prospectus; and

     - shares will have been held long enough to be sold under Rule 144 or Rule 701 beginning 181 days after the date of this prospectus, however the resale of these restricted shares will be limited by volume and other resale restrictions under Rule 144 because the holders of these shares are our affiliates.

RULE 144

     In general, under Rule 144, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     - 1% of the number of shares of our common stock then outstanding which
       will equal approximately           shares immediately after this
       offering; or

     - the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

     Sales under Rule 144 are also subject to manner-of-sale provisions and notice requirements and to the availability of current public information about us.

     Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144 discussed above.

RULE 701

     In general, under Rule 701, any of our employees, consultants or advisors who purchases or receives shares from us in connection with a compensatory stock purchase plan or option plan or other written agreement will be eligible to resell their shares beginning 90 days after the date of this prospectus. Non-affiliates will be able to sell their shares subject only to the manner-of-sale provisions of Rule 144. Affiliates will be able to sell their shares without compliance with the holding period requirements of Rule 144.

REGISTRATION RIGHTS

     Upon completion of this offering, the holders of 7,078,184 shares of our common stock will be entitled to rights with respect to the registration of their shares under the Securities Act. See "Description of Capital
Stock - Registration Rights." Except for shares purchased by affiliates, registration of their shares under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration.

STOCK OPTIONS

     Immediately after this offering, we intend to file a registration statement under the Securities Act covering the shares of common stock reserved for issuance upon exercise of outstanding options and options available for grant. The registration statement is expected to be filed and become effective as soon as practicable after the closing of this offering. Accordingly, shares registered under the registration statement will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market beginning 180 days after the effective date of the registrant statement of which this prospectus is a part.

LOCK-UP ARRANGEMENTS

     Holders of a total of           shares of common stock (including preferred
stock convertible into common stock and including all stock held by executive
officers and directors), and options to purchase a total of           shares of
common stock have agreed not to sell or otherwise dispose of any unrestricted shares of common stock for a period of 180 days after the date of this prospectus without the prior written consent of FleetBoston Robertson Stephens Inc. In addition, all options granted under our equity incentive plans are subject to similar lock-up arrangements pursuant to agreements between the optionees and us.

                                  UNDERWRITING

     The underwriters named below, acting through their representatives, FleetBoston Robertson Stephens Inc., U.S. Bancorp Piper Jaffray Inc. and William Blair & Company, L.L.C., have severally agreed with us, subject to the terms and conditions of the underwriting agreement, to purchase from us the number of shares of common stock set forth below opposite their respective names. The underwriters are committed to purchase and pay for all shares if any are purchased.

                                                              NUMBER OF
                        UNDERWRITERS                           SHARES
                        ------------                          ---------
FleetBoston Robertson Stephens Inc. ........................
U.S. Bancorp Piper Jaffray Inc. ............................
William Blair & Company, L.L.C. ............................
                                                              --------

  Total.....................................................
                                                              ========

     The representatives have advised us that the underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a
concession of not in excess of $     per share, of which $          may be
reallowed to other dealers. After this offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The common stock is offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

     Prior to this offering, there has been no public market for the common stock. Consequently, the public offering price for the common stock offered by this prospectus has been determined through negotiations among the representatives and us. Among the factors considered in such negotiations were prevailing market conditions, certain of our financial information, market valuations of other companies that we and the representatives believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

     The underwriters have advised us that they do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

Over-Allotment Option

     We have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to additional shares of common stock to cover over-allotments, if any, at the public offering price less the underwriting discount set forth on the cover page of this prospectus. If the underwriters exercise their over-allotment
option to purchase any of the additional           shares of common stock, the
underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof as the number of shares to be purchased by each of them bears to the total number of shares of common stock offered in this offering. If purchased, these additional shares will be sold by the underwriters on the same terms as those on which the shares offered hereby are being sold. We will be obligated, pursuant to the over-allotment option, to sell shares to the underwriters to the extent the over-allotment option is exercised. The underwriters may exercise the over-allotment option only to cover over-allotments made in connection with the sale of the shares of common stock offered in this offering.

     The following table summarizes the compensation to be paid to the underwriters by us.

                                                                                 TOTAL
                                                                         ---------------------
                                                                          WITHOUT      WITH
                                                                PER        OVER-       OVER-
                                                               SHARE     ALLOTMENT   ALLOTMENT
                                                              --------   ---------   ---------
Underwriting Discounts and Commissions payable by
  WebSideStory..............................................

     WebSideStory estimates expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to
above, will be approximately $          .

Indemnity

     The underwriting agreement contains covenants of indemnity between the underwriters and us against certain civil liabilities, including liabilities under the Securities Act, and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

Lock-Up Agreements

     Each executive officer and director of WebSideStory and substantially all of our other stockholders have agreed, subject to specified exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock or any options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock owned as of the date of this prospectus or thereafter acquired directly by those holders or with respect to which they have the power of disposition, without the prior written consent of FleetBoston Robertson Stephens Inc. This restriction terminates after the close of trading of the shares on the 180th day of (and including) the day the shares commenced trading on the Nasdaq National Market. However, FleetBoston Robertson Stephens Inc. may, in its sole discretion and at any time or from time to time before the termination of the 180-day period, without notice, release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the Representatives and any of our shareholders who have executed a lock-up agreement providing consent to the sale of shares prior to the expiration of the lock-up period.

     In addition, we have agreed that during the lock-up period we will not, without the prior written consent of FleetBoston Robertson Stephens Inc., subject to certain exceptions, consent to the disposition of any shares held by shareholders subject to lock-up agreements prior to the expiration of the lock-up period, or issue, sell, contract to sell, or otherwise dispose of, any shares of common stock, any options or warrants to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock other than our sale of shares in this offering, the issuance of our common stock upon the exercise of outstanding options or warrants, and the issuance of options under existing stock option and incentive plans provided that those options do not vest prior to the expiration of the lock-up period. See "Shares Eligible for Future Sale."

Listing

     The common stock has been applied for quotation on the Nasdaq National Market under the symbol "WSSI."

Stabilization

     The representatives have advised us that, pursuant to Regulation M under the Securities Act of 1933, some persons participating in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the shares of common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is the bid for or purchase of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the common stock originally sold by such underwriter or syndicate member purchased by the representatives in a syndicate covering transaction and has therefore not been effectively placed by such underwriter or syndicate member. The representatives have advised us that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

Directed Share Program

     At WebSideStory's request, certain of the underwriters have reserved up to % of the shares of common stock (the "Directed Shares") for sale at the initial public offering price to persons who are directors, officers or employees of WebSideStory, or who are otherwise associated with the Company and its affiliates, and who have advised WebSideStory of their desire to purchase such shares. The number of shares of common stock available for sale to the general public will be reduced to the extent of sales of the Directed Shares to any of the persons for whom they have been reserved. Any shares not so purchased will be offered by the underwriters on the same basis as all other shares of common stock offered hereby. We have agreed to indemnify those certain underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of directed shares.

                                 LEGAL MATTERS

     Gray Cary Ware & Freidenrich LLP in San Diego, California will pass upon the validity of the shares of common stock offered by this prospectus and certain other legal matters for us. Brobeck, Phleger & Harrison LLP in Irvine, California will pass upon certain legal matters for the underwriters.

                                    EXPERTS

     The audited financial statements at December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act, including the exhibits with the registration statement, with respect to the shares offered by this prospectus. This prospectus does not contain all the information contained in the registration statement. For further information with respect to us and the shares to be sold in this offering, we refer you to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document to which we make reference are not necessarily complete. In each instance, we refer you to the copy of the contract, agreement or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by the more complete description of the matter involved.

     You may read and copy all or any portion of the registration statement or any reports, statements or other information we file at the Security and Exchange Commission's public reference room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Security and Exchange Commission's regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. You can receive copies of these documents upon payment of a duplicating fee by writing to the Securities and Exchange Commission. Our Commission filings, including the registration statement, will also be available to you on the Commission's Internet site at http://www.sec.gov.

     We intend to send our stockholders annual reports containing audited consolidated financial statements and quarterly reports containing unaudited financial statements for the first three quarters of each fiscal year.

                               WEBSIDESTORY, INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Accountants...........................  F-2
Consolidated Balance Sheets as of December 31, 1998 and
  1999......................................................  F-3
Consolidated Statements of Operations for the Years Ended
  December 31, 1997, 1998 and 1999..........................  F-4
Consolidated Statements of Stockholders' Equity (Deficit)
  for the Years Ended December 31, 1997, 1998 and 1999......  F-5
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1997, 1998 and 1999..........................  F-6
Notes to Consolidated Financial Statements..................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of WebSideStory, Inc.

     The stock split and reincorporation described in Note 1 to the consolidated financial statements have not been consummated at April 17, 2000. When they have been consummated, we will be in a position to furnish the following report:

          "In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of WebSideStory, Inc. and its subsidiary (the "Company") at December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above."

     PRICEWATERHOUSECOOPERS LLP

     San Diego, California
     April 17, 2000, except for the portion
     of Note 1 discussing the
     stock split to which
     the date is                , 2000
     and the portion of Note 1
     discussing the reincorporation
     to which the date is             , 2000

                               WEBSIDESTORY, INC.
                          CONSOLIDATED BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                      PRO FORMA
                                                                                    STOCKHOLDERS'
                                                                 DECEMBER 31,          DEFICIT
                                                              ------------------    DECEMBER 31,
                                                               1998       1999          1999
                                                              ------    --------    -------------
                                                                                     (UNAUDITED)
ASSETS
Current assets
  Cash and cash equivalents.................................  $  330    $  3,254
  Restricted cash...........................................      --         100
  Accounts receivable, net of allowance for doubtful
    accounts of $0 and $76..................................      93         636
  Receivable from leasing company...........................      72          --
  Income taxes receivable...................................      --         704
  Deferred tax assets.......................................     143         921
  Prepaid expenses and other current assets.................     106         204
                                                              ------    --------
    Total current assets....................................     744       5,819
Property and equipment, net.................................     688       1,937
Acquired technology, net....................................     141          --
Software development costs, net.............................     437         850
Deferred tax assets.........................................      --          --
Intangible and other assets.................................      14         192
                                                              ------    --------
                                                              $2,024    $  8,798
                                                              ======    ========
LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
  Accounts payable..........................................  $  112    $    787
  Accrued expenses..........................................      42         243
  Deferred revenue..........................................     254         282
  Amounts owed to customers.................................      20         174
  Income taxes payable......................................     274          --
  Note payable to former president..........................      50          --
  Current portion of note payable to former stockholder.....      46          50
  Current portion of capital lease obligations..............      39          74
                                                              ------    --------
    Total current liabilities...............................     837       1,610
Note payable to former stockholder, less current portion....     231         165
Capital lease obligations, less current portion.............      70          29
Deferred tax liabilities....................................     204         322
                                                              ------    --------
    Total liabilities.......................................   1,342       2,126
                                                              ------    --------
Commitments (Note 8)
Redeemable preferred stock, 15,034,812 shares authorized:
  Redeemable preferred stock, no par value; 100 shares
    designated, issued and outstanding at December 31, 1999
    and December 31, 1999 pro forma; redemption value of
    $15,000,000.............................................      --       8,636      $  8,636
  Convertible redeemable preferred stock, no par value;
    15,034,712 and 0 shares designated, issued and
    outstanding at December 31, 1999 and December 31, 1999
    pro forma; redemption value of $15,000,000..............      --      20,829            --
                                                              ------    --------      --------
                                                                  --      29,465         8,636
Stockholders' equity (deficit)
  Common stock, $0.001 par value; 25,000,000, 30,827,531 and
    30,827,531 shares authorized at December 31, 1998 and
    1999 and December 31, 1999 pro forma; 16,666,666,
    14,682,757 and 21,747,609 shares issued and outstanding
    at December 31, 1998 and 1999 and December 31, 1999 pro
    forma...................................................       3           3            10
  Additional paid-in capital................................      --       6,592        21,585
  Unearned stock-based compensation.........................      --      (4,118)       (4,118)
  Retained earnings (accumulated deficit)...................     679     (25,270)      (19,441)
                                                              ------    --------      --------
    Total stockholders' equity (deficit)....................     682     (22,793)     $ (1,964)
                                                              ------    --------      ========
                                                              $2,024    $  8,798
                                                              ======    ========

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                               WEBSIDESTORY, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                  YEAR ENDED DECEMBER 31,
                                                          ---------------------------------------
                                                             1997          1998          1999
                                                          -----------   -----------   -----------
Revenue:
  Advertising...........................................  $     1,460   $     4,587   $     8,521
  Technology services...................................          160           918         1,005
  Subscription services.................................           --            --            74
                                                          -----------   -----------   -----------
     Total revenue......................................        1,620         5,505         9,600
                                                          -----------   -----------   -----------
Operating expenses:
  Sales and marketing...................................          296         1,103         3,414
  Technology development and operations.................          245         1,423         3,412
  General and administrative............................          581         1,513         2,699
  Stock-based compensation (*)..........................           --            --         1,998
                                                          -----------   -----------   -----------
     Total operating expenses...........................        1,122         4,039        11,523
                                                          -----------   -----------   -----------
Income (loss) from operations...........................          498         1,466        (1,923)
Other income (expense):
  Interest expense......................................           --           (31)          (40)
  Interest income.......................................            5            26           118
  Other income..........................................           --            --           110
                                                          -----------   -----------   -----------
Income (loss) before provision for (benefit from) income
  taxes.................................................          503         1,461        (1,735)
Provision for (benefit from) income taxes...............          199           624          (550)
                                                          -----------   -----------   -----------
Net income (loss).......................................          304           837        (1,185)
Accretion of discount on redeemable preferred stock.....           --            --           467
Adjustment of premium on convertible redeemable
  preferred stock.......................................           --            --          (699)
                                                          -----------   -----------   -----------
Net income (loss) attributable to common stockholders...  $       304   $       837   $    (1,417)
                                                          ===========   ===========   ===========
Net income (loss) per share attributable to common
  stockholders:
  Basic.................................................  $      0.01   $      0.05   $     (0.09)
                                                          ===========   ===========   ===========
  Diluted...............................................  $      0.01   $      0.04   $     (0.09)
                                                          ===========   ===========   ===========
Shares used in computing net income (loss) per share
  attributable to common stockholders:
  Basic.................................................   30,303,030    18,011,623    15,595,899
                                                          ===========   ===========   ===========
  Diluted...............................................   30,303,030    18,760,557    15,595,899
                                                          ===========   ===========   ===========
Unaudited pro forma net loss per share attributable to
  common stockholders, basic and diluted................                              $     (0.08)
                                                                                      ===========
Shares used in computing unaudited pro forma net loss
  per share attributable to common stockholders, basic
  and diluted...........................................                               17,098,224
                                                                                      ===========
---------------
(*) Stock-based compensation:
     Sales and marketing                                  $        --   $        --   $        44
     Technology development and operations                         --            --            34
     General and administrative                                    --            --         1,920
                                                          -----------   -----------   -----------
                                                          $        --   $        --   $     1,998
                                                          ===========   ===========   ===========

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                               WEBSIDESTORY, INC.
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                        RETAINED
                                      COMMON STOCK        ADDITIONAL     UNEARNED       EARNINGS     STOCKHOLDERS'
                                 ----------------------    PAID-IN     STOCK-BASED    (ACCUMULATED      EQUITY
                                 SHARES ISSUED   AMOUNT    CAPITAL     COMPENSATION     DEFICIT)       (DEFICIT)
                                 -------------   ------   ----------   ------------   ------------   -------------
BALANCE AT DECEMBER 31, 1996...    30,303,030     $ 5       $   --       $    --        $      1       $      6
Net income.....................            --      --           --            --             304            304
                                  -----------     ---       ------       -------        --------       --------
BALANCE AT DECEMBER 31, 1997...    30,303,030       5           --            --             305            310
Repurchase of common stock
  (Note 3).....................   (13,636,364)     (2)          --            --            (463)          (465)
Net income.....................            --      --           --            --             837            837
                                  -----------     ---       ------       -------        --------       --------
BALANCE AT DECEMBER 31, 1998...    16,666,666       3           --            --             679            682
Exercise of stock options......       104,245       4           --            --              --              4
Tax benefit from exercise of
  stock options................            --      --          476            --              --            476
Unearned stock-based
  compensation.................            --      --        6,116        (6,116)             --             --
Amortization of unearned stock-
  based compensation...........            --      --           --         1,998              --          1,998
Accretion of discount on
  redeemable preferred stock...            --      --           --            --            (467)          (467)
Adjustment of premium on
  convertible redeemable
  preferred stock..............            --      --           --            --             699            699
Repurchase of common stock as
  part of preferred stock
  financing (Note 5)...........    (2,088,154)     (4)          --            --         (24,996)       (25,000)
Net loss.......................            --      --           --            --          (1,185)        (1,185)
                                  -----------     ---       ------       -------        --------       --------
BALANCE AT DECEMBER 31, 1999...    14,682,757     $ 3       $6,592       $(4,118)       $(25,270)      $(22,793)
                                  ===========     ===       ======       =======        ========       ========

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                               WEBSIDESTORY, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                YEAR ENDED DECEMBER 31,
                                                              ----------------------------
                                                               1997      1998       1999
                                                              ------    -------    -------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss).........................................  $  304    $   837    $(1,185)
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
     Depreciation and amortization..........................      58        517      1,392
     Deferred income taxes..................................     (59)       120       (660)
     Non-cash stock-based compensation......................      --         --      1,998
     Changes in assets and liabilities, net of effect of
       acquisition in 1998:
       Accounts receivable..................................      (4)       (89)      (543)
       Income taxes receivable..............................      --         --       (228)
       Prepaid expenses and other assets....................     (26)       (94)      (376)
       Accounts payable and accrued expenses................     343       (127)       876
       Deferred revenue.....................................     120        128         28
       Amounts owed to customers............................      --         20        154
       Income taxes payable.................................     256         16       (274)
                                                              ------    -------    -------
          Net cash provided by operating activities.........     992      1,328      1,182
                                                              ------    -------    -------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment........................    (298)      (553)    (1,643)
  Capitalization of software development costs..............    (274)      (447)    (1,211)
  Acquisition of Reword Corporation, net of cash acquired
     (Note 3)...............................................      --       (142)        --
                                                              ------    -------    -------
          Net cash used in investing activities.............    (572)    (1,142)    (2,854)
                                                              ------    -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES
  Exercise of stock options.................................      --         --          4
  Principal payments on note payable to former president....      --       (100)       (50)
  Principal payments on note payable to former
     stockholder............................................      --        (58)       (62)
  Repurchase of common stock -- cash portion................      --       (130)        --
  Proceeds from sale of preferred stock, net of issuance
     costs (Note 5).........................................      --         --      4,697
  Proceeds from sale-leaseback transaction (Note 2).........      --         --         72
  Principal payments on capital leases......................      --         (4)       (65)
                                                              ------    -------    -------
          Net cash (used in) provided by financing
            activities......................................      --       (292)     4,596
                                                              ------    -------    -------
Net increase (decrease) in cash and cash equivalents........     420       (106)     2,924
Cash and cash equivalents at beginning of year..............      16        436        330
                                                              ------    -------    -------
Cash and cash equivalents at end of year....................  $  436    $   330    $ 3,254
                                                              ======    =======    =======
SUPPLEMENTAL CASH FLOW INFORMATION
  Cash paid for interest....................................  $   --    $    31    $    40
  Cash paid for income taxes................................       2        488        303
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING
  TRANSACTIONS
  Property and equipment acquired under capitalized
     leases.................................................  $   --    $    41    $    59
  Execution of note payable as partial consideration for
     stock repurchase.......................................      --        400         --
  Execution of note payable to president as partial
     consideration in connection with the acquisition of
     Reword Corporation.....................................      --        150         --
  Execution of sale-leaseback transaction in December 1998
     for which proceeds were funded in January 1999.........      --         72         --
  Tax benefit from exercise of nonstatutory stock options...      --         --        476

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                               WEBSIDESTORY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

 1. THE COMPANY

BUSINESS

     WebSideStory, Inc. (the "Company") was founded and commenced operations on September 16, 1996. The Company is a Web-based application service provider that delivers detailed, real-time Web site analysis and user behavior information to customers who operate Web sites.

     The Company's revenues are derived from the sale of on-line banner advertisements, technology services and subscription services. Advertising contracts range in duration from one to three months. Traffic to the Company's Web sites is directed from the Web sites of its subscribers, who are provided the free use of the Company's services. Advertising rates are typically based upon the display of a minimum number of "impressions," or times that an advertisement appears in pages viewed by users of the Company's Web sites, over the term of the contract. Rates for some contracts may also be based on a minimum number of "click-throughs," where an end user must actually click through a banner advertisement. The Company does not engage in any barter advertising. Revenues derived from technology services contracts, which consist primarily of Web hosting contracts, generally have three-month terms. Subscription services involve the provision of statistics and reports of Internet user behavior for a fee, which is either flat or based on the actual number of Web sites and page views monitored by the Company's service. Contracts for subscription services range in duration from one month to a year.

     The Company's business consists of a single operating segment, and its operations were located solely in the United States through December 1999. In February 2000, the Company established a wholly-owned subsidiary in France, WebSideStory SAS, in order to pursue the sale of its products and services in that market. Revenues from customers located outside of the United States were immaterial for all of the periods presented. No single customer accounted for 10% or more of the Company's revenues in any of the periods presented.

REINCORPORATION

     In April 2000, the Company's Board of Directors (the "Board") authorized the reincorporation of the Company in the State of Delaware. The reincorporation is expected to be certified by the State of Delaware before the effective date of the Company's proposed initial public offering ("IPO").

STOCK SPLIT

     In connection with its proposed IPO, the Company will be effecting a six-for-one reverse common stock split. All per share and share amounts in the consolidated financial statements have been retroactively restated to reflect the effect of this reverse stock split.

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

UNAUDITED PRO FORMA CONSOLIDATED STOCKHOLDERS' DEFICIT

     If the IPO contemplated by the Company is consummated as presently anticipated, all of the convertible preferred stock outstanding as of the closing will automatically convert into 7,064,850 shares of common stock based on the shares of convertible preferred stock outstanding at December 31, 1999. Unaudited pro forma stockholders' deficit as of December 31, 1999 reflects this conversion of preferred stock as if such conversion had occurred as of December 31, 1999.

                               WEBSIDESTORY, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements of the Company include the accounts of WebSideStory, Inc. and its wholly-owned subsidiary, Reword Corporation ("Reword"). All intercompany accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES

     In the normal course of preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

CASH EQUIVALENTS

     The Company considers all highly liquid investments with a maturity date at date of purchase of three months or less to be cash equivalents. Cash equivalents consist of certificates of deposit.

RESTRICTED CASH

     Restricted cash consists of a $100 certificate of deposit which is restricted in connection with litigation with a competitor. In January 2000, the amount became unrestricted as a result of settlement of the litigation.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method based upon the estimated useful lives of the assets ranging from three to five years. Amortization of leasehold improvements is computed using the shorter of the term of the related leases or the estimated useful lives of the improvements. Expenditures for maintenance and repairs are charged to operations as incurred.

LONG-LIVED ASSETS

     The Company assesses potential impairments to its long-lived assets when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset may not be recovered. An impairment loss would be recognized when an asset's fair value, determined based on undiscounted cash flows expected to be generated by the asset, is less than its carrying amount. Any required impairment loss would be measured as the amount by which the asset's carrying value exceeds its fair value, and would be recorded as a reduction in the carrying value of the related asset and a charge to results of operations. See Note 3 regarding an impairment of acquired technology identified by the Company during 1999. No other impairment losses have been identified by the Company.

REVENUE RECOGNITION

     Advertising revenues are recognized ratably over the period in which the advertisements are displayed, provided that no significant Company obligations remain at the end of the respective periods. Company obligations typically include the guarantee of a minimum number of impressions or click-throughs. Amounts owed to customers arise to the extent that minimum guaranteed impressions or click-throughs under prepaid advertising contracts are not met at the completion of the service period. Deferred revenue represents undelivered impressions or click-throughs under prepaid advertising contracts that have not been completed at the end of an accounting period.

                               WEBSIDESTORY, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     Revenues derived from technology services are recognized ratably over the term of the related service periods. Revenues derived from flat-fee subscription services are recognized ratably over the term of the related service periods. Revenues derived from other subscription services are recognized on the basis of the actual number of page views and Web sites monitored by the Company's service.

ADVERTISING COSTS

     Advertising costs are expensed as incurred. Advertising expense for 1997, 1998 and 1999 totaled $35, $192 and $955, respectively.

TECHNOLOGY DEVELOPMENT AND OPERATIONS COSTS

     Technology development and operations costs include expenses incurred by the Company to develop, enhance, manage, maintain and operate the Company's Web sites. The software development component of technology development and operations costs are accounted for in accordance with Statement of Position
(SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." In accordance with SOP 98-1, internal and external costs incurred to develop internal-use computer software during the application development stage are capitalized. Application stage costs generally include software configuration, coding, installation to hardware and testing. Costs of upgrades and enhancements that result in additional functionality are also capitalized. Costs incurred for maintenance and minor upgrades and enhancements are expensed as incurred. Capitalized software development costs are amortized on a straight-line basis over the estimated useful lives of the related software applications ranging from 2 months to 30 months. The estimated useful lives are based on planned or expected replacement or significant modification of software applications, in response to the rapid rate of change in the internet industry and technology in general. The Company capitalized software development costs of $274, $447 and $1,211 during 1997, 1998 and 1999. Amortization expense for 1997, 1998 and 1999 totaled $6, $277 and $799.

CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company places its cash and temporary cash investments with high-quality financial institutions for which credit loss is not anticipated. Accounts receivable are generally unsecured and are derived from revenues earned from customers located primarily in the United States. The Company performs ongoing credit evaluations of its customers and maintains an allowance for potential credit losses as considered necessary. At December 31, 1998, no such allowances have been established as all amounts were considered by management to be fully collectible. At December 31, 1999, the Company established an allowance for potential credit losses of $76.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts shown for the Company's cash equivalents approximate their fair values due to the short-term maturity of these instruments. The carrying amounts shown for the Company's notes payable and capital lease obligations are also considered by management to be reasonable indicators of their fair values based upon borrowing rates that are currently available for obligations of similar terms and maturities.

RECEIVABLE FROM LEASING COMPANY

     In December 1998, the Company executed a sale-leaseback transaction with a leasing company, simultaneous to which title to certain property and equipment previously owned by the Company was transferred to the leasing company. The leasing company funded the related proceeds to the Company in January 1999. Accordingly, the Company has recorded a receivable due from the leasing company at

                               WEBSIDESTORY, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

December 31, 1998. The proceeds received were equal to the net book value of the assets transferred; therefore, no gain or loss was recorded in connection with this sale-leaseback transaction. The Company has accounted for the leased assets as a capital lease in the accompanying consolidated financial statements at December 31, 1998 and 1999.

INCOME TAXES

     The Company provides for income taxes utilizing the liability method. Under the liability method, current income tax expense or benefit is the amount of income taxes expected to be payable or refundable for the current year. A deferred income tax asset or liability is computed for the expected future impact of differences between the financial reporting and tax bases of assets and liabilities and for the expected future tax benefit to be derived from tax credit and loss carryforwards. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Tax rate changes are reflected in income during the period such changes are enacted.

STOCK-BASED COMPENSATION

     The Company measures compensation expense for its employee stock-based compensation plans using the intrinsic value method and provides pro forma disclosures of net income as if a fair value-based method had been applied in measuring compensation expense. Accordingly, compensation cost for stock options is measured as the excess, if any, of the deemed fair value of the Company's common stock for financial reporting purposes at the date of grant over the amount an employee must pay to acquire the stock. Stock-based compensation is amortized over the related vesting periods using an accelerated graded method in accordance with Financial Accounting Standards Board Interpretation ("FIN") No. 28, "Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans."

COMPREHENSIVE INCOME (LOSS)

     Comprehensive income (loss) for all periods presented consists solely of net income (loss).

RECENT ACCOUNTING PRONOUNCEMENTS

     Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," is effective for fiscal years beginning after June 15, 2000. Because the Company holds no derivative financial instruments and does not engage in any hedging activities, adoption of SFAS No. 133 is not expected to have a material impact on the Company's financial position or results of operations.

     Staff Accounting Bulletin ("SAB") No. 101 provides the views of the Securities and Exchange Commission in applying generally accepted accounting principles to selected revenue recognition issues. SAB No. 101 is not expected to have a material impact on the Company's financial position or results of operations.

EARNINGS (LOSS) PER SHARE

     Basic earnings (loss) per share is computed by dividing income (loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share is computed by dividing income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period increased to include dilutive potential common shares that were outstanding during the period. For 1998, potential common shares consisted of outstanding stock options. The dilutive effect of outstanding stock options is reflected in diluted earnings per share in

                               WEBSIDESTORY, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

1998 by application of the treasury stock method. The Company has excluded all convertible preferred stock and outstanding stock options from the calculation of diluted loss per share for the year ended December 31, 1999 because all such securities are antidilutive for this period. The total number of potential common shares excluded from the calculation of diluted loss per share for the year ended December 31, 1999 was 10,625,880.

     Unaudited pro forma net loss per share is computed as described above and also gives effect, even if antidilutive, to potential common shares from preferred stock that will automatically convert upon the closing of the Company's proposed IPO (using the as-if converted method). Unaudited pro forma net loss per share for the year ended December 31, 1999 excludes 3,561,030 potential common shares as their impact would be antidilutive.

     The following table sets forth the computation of basic and diluted earnings (loss) per share for 1997, 1998 and 1999 and unaudited pro forma net loss per share for 1999:

                                                   YEAR ENDED DECEMBER 31,              PRO FORMA
                                             ------------------------------------      YEAR ENDED
                                                1997         1998         1999      DECEMBER 31, 1999
                                             ----------   ----------   ----------   -----------------
                                                                                       (UNAUDITED)
Numerator:
  Net income (loss) attributable to common
     stockholders..........................  $      304   $      837   $   (1,417)     $   (1,417)
                                             ==========   ==========   ==========      ==========
Denominator:
  Denominator for basic earnings (loss) per
     share -- weighted average shares
     outstanding...........................  30,303,030   18,011,623   15,595,899      15,595,899
  Effect of dilutive securities:
     Dilutive options outstanding..........          --      748,934           --              --
     Convertible redeemable preferred
       stock...............................          --           --           --       1,502,325
                                             ----------   ----------   ----------      ----------
  Denominator for diluted earnings (loss)
     per share -- adjusted weighted average
     shares outstanding....................  30,303,030   18,760,557   15,595,899      17,098,224
                                             ==========   ==========   ==========      ==========
  Basic earnings (loss) per share..........  $     0.01   $     0.05   $    (0.09)     $    (0.08)
  Diluted earnings (loss) per share........  $     0.01   $     0.04   $    (0.09)     $    (0.08)

 3. RELATED PARTY TRANSACTIONS

ACQUISITION OF REWORD CORPORATION AND EXECUTION OF NOTE PAYABLE

     On January 7, 1998, the Company acquired all of the outstanding capital stock of Reword for total consideration of $300, consisting of $150 in cash and the execution of a $150 note payable to the seller. Prior to its acquisition by the Company, Reword was wholly-owned by the Company's primary stockholder and former president. Because of the presence of a significant third-party minority ownership interest in the Company at the date of the acquisition, the acquisition has been recorded as a purchase for accounting purposes. The purchase price was allocated to the assets and liabilities acquired based on their estimated fair values. Of the total purchase price, $212 was allocated to the technology acquired, which was being amortized over its estimated useful life of three years. Amortization expense related to the purchased technology totaled $71 during 1998 and 1999. At December 31, 1999, the Company wrote off the remaining balance of the acquired technology as management decided not to market the technology.

     The note payable to the Company's former president bore interest at the rate of 7% per annum and was payable in monthly installments of $10 plus accrued interest through April 1, 1999. The note was repaid in

                               WEBSIDESTORY, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

full during the year ended December 31, 1999. Interest expense related to this note totaled $7 and $2 during 1998 and 1999, respectively.

     During 1997, the Company paid Reword $184 for consulting services and for the use of certain equipment and facilities on a rental basis.

STOCK REPURCHASE AND EXECUTION OF NOTE PAYABLE

     In connection with a Stock Purchase Agreement dated February 6, 1998, the Company repurchased all of the outstanding shares of common stock held by one of the founding stockholders for an aggregate purchase price of $530, consisting of $130 in cash and the execution of a $400 note payable to the former stockholder. The note, which does not bear a stated interest rate, is payable in quarterly installments of $20 through January 1, 2003. However, in the event of a public offering of the Company's common stock, upon the sale or transfer of the Company's business or assets or upon the dissolution of the Company, the outstanding note balance would become immediately payable. The Company recorded a discount in the amount of $65 relating to the imputation of interest associated with this note and is amortizing such discount to interest expense over the term of the note using an effective interest rate of 7% per annum, which it believes to be a reasonable indicator of its incremental borrowing rate. At December 31, 1998 and 1999, the balance of this note was $277 and $215, net of an unamortized discount totaling $43 and $25, respectively. Future minimum payments under this note, including principal and interest, total $60, $80, $80 and $20 during 2000, 2001, 2002 and 2003, respectively.

 4. COMPOSITION OF CERTAIN BALANCE SHEET CAPTIONS

                                                               DECEMBER 31,
                                                              ---------------
                                                              1998      1999
                                                              -----    ------
PROPERTY AND EQUIPMENT:
  Computers and office equipment............................  $ 805    $1,902
  Furniture and fixtures....................................     96       510
  Leasehold improvements....................................      7       184
                                                              -----    ------
                                                                908     2,596
  Accumulated depreciation and amortization.................   (220)     (659)
                                                              -----    ------
                                                              $ 688    $1,937
                                                              =====    ======

                                                              DECEMBER 31,
                                                              -------------
                                                              1998    1999
                                                              ----    -----
ACCRUED EXPENSES:
  Accrued bonuses and commissions...........................  $--     $ 83
  Accrued vacation..........................................   15       67
  Accrued professional fees.................................   10       60
  Other accrued expenses....................................   17       33
                                                              ---     ----
                                                              $42     $243
                                                              ===     ====

 5. REDEEMABLE PREFERRED STOCK

PREFERRED STOCK TRANSACTION

     On June 18, 1999, new investors purchased 2,088,154 shares of common stock from the Company's two founders and a key executive for an aggregate purchase price of $25,000. At the same time, the investors purchased 100 shares of redeemable preferred stock and 15,034,712 shares of convertible redeemable

                               WEBSIDESTORY, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

preferred stock from the Company for aggregate consideration of 1) $5,000 and 2) the contribution of the shares of common stock purchased from the founders and key executive. For financial reporting purposes, the purchase of common stock from the Company's two founders and the key executive and its contribution to the Company is treated as a repurchase of the common stock by the Company. The excess of the purchase price of the common stock purchased from the founders and key executive over the original issuance cost of the common stock has been recorded as a charge to retained earnings. The aggregate consideration to the Company of $29,697 ($30,000, net of issuance costs of $303) has been allocated to the two securities based on their relative fair values at the time of issuance. The value ascribed to the redeemable preferred stock of $8,170 ($8,253, net of issuance costs of $83) is being accreted to its redemption amount, using the effective interest method, over the period from issuance until redemption first becomes available to the holders of the security on June 18, 2005. The value ascribed to the convertible redeemable preferred stock of $21,528 ($21,747, net of issuance costs of $219) is being adjusted to its redemption amount, using the effective interest method, over the period from issuance until redemption first becomes available to the holders of the security on June 18, 2005. If redemption is not timely, the redemption amount bears interest at 12% per annum from the redemption date through the date when redemption actually occurs.

CHARACTERISTICS AND TERMS

Redeemable preferred stock

     The redeemable preferred stock is non-convertible, non-voting and not entitled to dividends. In the event of a liquidation, dissolution, winding up or change of control of the Company, the holders of the redeemable preferred stock shall be entitled to be paid (in preference to the holders of convertible redeemable preferred stock and common stock) an amount equal to $150,000 per share (the "Redeemable Liquidation Preference Amount"). The redeemable preferred stock is redeemable at the Redeemable Liquidation Preference Amount: 1) for all outstanding shares of preferred stock or a specified percentage of such outstanding shares, on or after June 18, 2005, at the option of the holders of at least two-thirds of the then outstanding redeemable preferred stock, or 2) for all outstanding shares of redeemable preferred stock, automatically upon the close of any public offering by the Company of its capital stock under the Securities Act of 1933.

Convertible redeemable preferred stock

     Holders of convertible redeemable preferred stock are entitled to elect up to two directors, voting together as a separate class, and are entitled to non-cumulative dividends when and if declared by the Board of Directors. Such dividends are shared with the holders of common stock as if the convertible redeemable preferred stock and the common stock were a single class of stock. Holders of convertible redeemable preferred stock are entitled to the number of votes equal to the number of shares of common stock into which the convertible redeemable preferred stock may be converted. In December 1999, the Board of Directors approved a change in the Conversion Rate into which the convertible redeemable preferred stock is convertible into common stock from one-to-0.1667 to one-to-0.4698.

     All shares of convertible redeemable preferred stock are convertible into common stock at the Conversion Rate 1) at the option of the holders of at least two-thirds of the then outstanding convertible redeemable preferred stock, or 2) automatically upon the close of the Company's first underwritten initial public offering of its common stock under the Securities Act of 1933. Conversion upon the Company's first underwritten initial public offering is automatic provided that: 1) aggregate proceeds net of underwriting discounts and commissions exceed $20 million, 2) the value of the Company immediately prior to the offering is equal to or greater than $150 million on a fully-diluted basis, 3) the common stock offered for sale is listed on either the New York Stock Exchange or the Nasdaq National Market, and 4) all outstanding shares of the Company's redeemable preferred stock and all declared but unpaid dividends thereon are redeemed in full. The Conversion Rate is subject to adjustment for dilution, including stock splits, stock

                               WEBSIDESTORY, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

dividends, stock distributions and the issuance of stock options, stock rights and convertible securities. The Company has reserved the full number of shares of common stock deliverable upon conversion of the convertible redeemable preferred stock.

     The convertible redeemable preferred stock is redeemable at $0.9977 per share plus declared and unpaid dividends (the "Convertible Liquidation Preference Amount") on or after June 18, 2005, at the option of the holders of at least two-thirds of the then outstanding convertible redeemable preferred stock. Upon any liquidation, dissolution, winding up or change of control of the Company, the holders of the convertible redeemable preferred stock are entitled to be paid (subject to the prior payment of the Redeemable Liquidation Preference Amount to the holders of redeemable preferred stock) the Convertible Liquidation Preference Amount, in preference to the holders of common stock.

 6. STOCK-BASED COMPENSATION

     In February 1998, the Company executed a nonstatutory stock option agreement with a key executive which entitles the executive to purchase an aggregate of 875,758 shares of common stock at an exercise price of $0.039 per share. The option was immediately vested as to 50% of the underlying shares at the time of grant whereas the remaining 50% of the option shares vest ratably from the grant date through February 2000. As part of the preferred stock financing transaction in June 1999 (Note 5), new investors purchased 104,245 shares of common stock from the key executive that were purchased pursuant to this option. Under the agreement, 0 and 104,245 shares of common stock were purchased during the years ended December 31, 1998 and 1999, and 771,513 options were outstanding as of December 31, 1999. The executive's option expires in February 2003.

     In November 1999, the Board of Directors adopted the Company's 2000 Equity Incentive Plan (the "2000 Plan"). At December 31, 1999, 3,973,964 common shares are available for issuance under the 2000 Plan. Options were previously granted under the Company's 1998 Stock Option Plan (the "1998 Plan") and 1999 Stock Option Plan (the "1999 Plan"). The 2000 Plan provides for the granting of incentive stock options to employees and nonstatutory stock options to employees, directors and consultants to the Company. In addition, the 2000 Plan permits the granting of stock bonuses and rights to acquire restricted stock. Vesting provisions and other terms and conditions are determined by the Board of Directors at the time of grant. Options granted under the Plans generally vest over three or four years. Options generally expire ten years from the date of grant.

     Stock option transactions under the Company's 2000, 1999 and 1998 Plans are summarized as follows:

                                                     YEAR ENDED              YEAR ENDED
                                                  DECEMBER 31, 1999      DECEMBER 31, 1998
                                                ---------------------   --------------------
                                                            WEIGHTED-              WEIGHTED-
                                                             AVERAGE                AVERAGE
                                                            EXERCISE               EXERCISE
                                                 SHARES       PRICE      SHARES      PRICE
                                                ---------   ---------   --------   ---------
Options outstanding at beginning of period....    250,167     $6.00           --        --
Options granted...............................  2,142,988      1.39      250,167     $6.00
Options forfeited.............................   (133,500)     5.83           --
                                                ---------               --------
Options outstanding at end of period..........  2,259,655      1.64      250,167      6.00
                                                =========               ========
Options exercisable at end of period..........    105,214                      0
                                                =========               ========

     In December 1999, the Company granted an option to purchase 529,862 common shares at an exercise price of $0.21 per share to the Company's newly appointed President and Chief Executive Officer. The option may be exercised at any time and expires in December 2003. The option was exercised in full in February 2000.

                               WEBSIDESTORY, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     The following table summarizes information about all options outstanding at December 31, 1999:

                         OPTIONS OUTSTANDING               OPTIONS EXERCISABLE
                --------------------------------------   -----------------------
                               WEIGHTED-
                                AVERAGE      WEIGHTED-                 WEIGHTED-
  RANGE OF                     REMAINING      AVERAGE                   AVERAGE
  EXERCISE        NUMBER      CONTRACTUAL    EXERCISE      NUMBER      EXERCISE
   PRICES       OUTSTANDING   LIFE (YEARS)     PRICE     EXERCISABLE     PRICE
  --------      -----------   ------------   ---------   -----------   ---------
   $0.039          771,513        3.15        $ 0.039       735,022     $ 0.039
    0.21           529,862        3.97           0.21       529,862        0.21
    1.05         1,997,821        9.94           1.05       105,214        1.05
 6.00 - 6.60       261,834        9.13           6.17             0          --
                ----------                                ---------
                 3,561,030                                1,370,098
                ==========                                =========

     In connection with the grant of stock options, the Company recorded unearned stock-based compensation within stockholders' equity of $6,116 during the year ended December 31, 1999. Amortization of unearned stock-based compensation, net of any charges reversed during the period for the forfeiture of unvested awards, was $1,998 during the year ended December 31, 1999. At December 31, 1999, the remaining unearned stock-based compensation of $4,118 will be amortized as follows: $2,408 in fiscal 2000, $1,128 in fiscal 2001, $498 in fiscal 2002 and $84 in fiscal 2003. The amount of stock-based compensation expense to be recorded in future periods could decrease if awards for which accrued but unamortized compensation expense has been recorded are forfeited.

     Had compensation expense for employee stock options been determined based on the fair value of the options on the date of grant, the Company's net income
(loss) and net income (loss) per share would have been as follows:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                            -----------------
                                                             1998      1999
                                                            ------    -------
Net income (loss) attributable to common stockholders
  As reported.............................................  $  837    $(1,417)
  Pro forma...............................................     836     (1,425)
Net income (loss) per share (diluted)
  As reported.............................................    0.04      (0.09)
  Pro forma...............................................    0.04      (0.09)

                               WEBSIDESTORY, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     The weighted-average grant-date fair value per share of options granted during 1998 and 1999 was as follows:

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                             ----------------
                                                              1998      1999
                                                             ------    ------
Exercise price equal to deemed fair value of common stock
  on the grant date:
  Weighted-average exercise price..........................  $0.039    $   --
  Weighted-average option fair value.......................   0.003        --
Exercise price greater than deemed fair value of common
  stock on the grant date:
  Weighted-average exercise price..........................    6.00      6.60
  Weighted-average option fair value.......................     0.0       0.0
Exercise price less than deemed fair value of common stock
  on the grant date:
  Weighted-average exercise price..........................      --      1.05
  Weighted-average option fair value.......................      --      2.34

     The fair value of the options was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

                                                      YEAR ENDED DECEMBER 31,
                                                      ------------------------
                                                         1998          1999
                                                      ----------    ----------
Expected life.......................................  1.79 years    2.01 years
Risk-free interest rate.............................     5.1%          5.9%
Expected volatility.................................     0.0%          0.0%
Expected divided yield..............................     0.0%          0.0%

     The volatility of the Company's common stock underlying the options was not considered because the Company's equity was not publicly traded as of December 31, 1999. For purposes of pro forma disclosures, the estimated fair value of options is amortized to expense over the options' vesting periods using an accelerated graded method in accordance with FIN 28.

 7. QUALIFIED RETIREMENT PLAN

     The Company sponsors an employee savings plan that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the savings plan, participating employees may defer a portion of their pre-tax earnings, up to the Internal Revenue Service annual contribution limit. Additionally, the Company may elect to make matching contributions into the savings plan at its sole discretion. To date, the Company has not made any matching contributions into the savings plan.

 8. COMMITMENTS

     The Company leases its primary office facilities and certain automobiles under noncancelable operating lease arrangements which expire on various dates through January 2007 and, with respect to the office leases, contain certain renewal options. Rent expense under noncancelable operating lease arrangements is accounted for on a straight-line basis and totaled $41, $103 and $304 during 1997, 1998 and 1999.

     The Company also leases certain computer and office equipment under capital leases that mature on various dates through September 2003. As of December 31, 1999, $175 of such equipment is included in

                               WEBSIDESTORY, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

property and equipment ($109 net of accumulated amortization). The weighted-average interest rate associated with such capital leases approximates 16.4% at December 31, 1999.

     In August 1999, the Company entered into a lease for approximately 40,000 square feet for its principal offices at an average of approximately $84 per month. The Company began occupying the space in January 2000. The lease requires the Company to lease approximately 21,000 square feet of additional space at the same site beginning in September 2000 for approximately $42 per month during the first year or an average of approximately $46 per month over the term of the lease.

     Future minimum lease payments under capital and operating lease arrangements are as follows at December 31, 1999:

                                                             CAPITAL    OPERATING
                 YEAR ENDING DECEMBER 31,                    LEASES      LEASES
                 ------------------------                    -------    ---------
     2000..................................................   $ 85       $ 1,026
     2001..................................................     15         1,591
     2002..................................................     12         1,564
     2003..................................................      7         1,588
     2004..................................................     --         1,644
     Thereafter............................................     --         3,462
                                                              ----       -------
     Total minimum payments................................    119       $10,875
                                                                         =======
     Amount representing interest..........................    (16)
                                                              ----
     Present value of minimum lease payments...............    103
     Less current portion of capital lease obligations.....    (74)
                                                              ----
     Long-term portion of capital lease obligations........   $ 29
                                                              ====

 9. INCOME TAXES

     The components of the provision for (benefit from) income taxes are as follows:

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                              1997     1998      1999
                                                              -----    -----    ------
Current
  Federal...................................................  $204     $396     $  26
  State.....................................................    53      108         1
                                                              ----     ----     -----
                                                               257      504        27
Deferred
  Federal...................................................   (58)      97      (410)
  State.....................................................    --       23      (167)
                                                              ----     ----     -----
                                                               (58)     120      (577)
                                                              ----     ----     -----
                                                              $199     $624     $(550)
                                                              ====     ====     =====

                               WEBSIDESTORY, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     Deferred tax assets and liabilities are comprised of the following:

                                                               DECEMBER 31,
                                                              --------------
                                                              1998     1999
                                                              ----    ------
Deferred tax assets
  Stock-based compensation related to nonstatutory stock
     options................................................  $ --    $  699
  Capitalized legal costs...................................    --       117
  State net operating loss carryforward.....................    --        83
  Accrued bonuses and vacation..............................   114        54
  Deferred state income taxes...............................    37        --
  Research and development tax credits......................    --        76
  Other.....................................................     8        33
                                                              ----    ------
                                                               159     1,062

Deferred tax liabilities
  Depreciation and amortization.............................   (33)      (99)
  Capitalized software development costs....................  (187)     (364)
                                                              ----    ------
                                                              $(61)   $  599
                                                              ====    ======

     The Company has not provided a valuation allowance against net deferred tax assets at December 31, 1997, 1998 and 1999 because management believes that such assets are more likely than not to be realized based upon historical and expected trends in operating results.

     At December 31, 1999, the Company had a net operating loss carryforward for state purposes of $940. The expiration period for the net operating loss carryforward will begin in 2005. At December 31, 1999, the Company has federal and state research and development credit carryforwards of $51 and $55, which begin expiring in 2020 and 2005.

     A reconciliation of the income tax expense computed using the U.S. federal statutory tax rate (34%) and the Company's provision for income taxes follows:

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                              1997     1998      1999
                                                              -----    -----    ------
Computed expected federal tax expense.......................  $171     $497     $(590)
State taxes, net of federal benefit.........................    30       91       (71)
Stock-based compensation related to incentive stock
  options...................................................    --       --       125
Other.......................................................    (2)      36       (14)
                                                              ----     ----     -----
                                                              $199     $624     $(550)
                                                              ====     ====     =====

10. BANK REVOLVING LINE OF CREDIT

     In August 1999, the Company entered into a $4 million revolving line of credit arrangement with a commercial bank that expires on August 2, 2000. The line of credit provided up to $3 million for general corporate purposes and up to $1 million to finance capital equipment expenditures. In September 1999, the Company entered into a standby letter of credit arrangement with its bank for $360 as part of the security arrangement underlying its new headquarters lease. The letter of credit obligation, which will decrease annually by one third under the terms of the lease, is deducted from the borrowing availability under the line of credit. As of December 31, 1999, there were no borrowings under the line of credit. As of December 31, 1999, the Company violated the minimum net income requirements imposed by the line of credit agreement and, as a result, was unable to borrow under the line of credit. In April 2000, the Company negotiated an

                               WEBSIDESTORY, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

amendment to the line of credit agreement that expires in April 2001. The amended agreement provides for a total of $3 million for general working capital purposes and capital equipment purchases. The covenants were restated to include a minimum liquidity covenant (defined as unrestricted cash and cash equivalents plus eligible accounts receivable), measured monthly, of the greater of 1) 1.5 times current liabilities and all bank debt, or 2) the previous three month's operating cash usage. Borrowings under the line of credit bear interest at the bank's prime rate plus .25%. Equipment draws made under the line of credit will be converted to a term loan in April 2001, which is repayable in 36 equal principal payments plus interest.

     A five-year warrant to purchase 13,333 shares of common stock at $15.00 per share was granted in connection with this amendment. The fair value of the warrant on the date of issuance was approximately $72 and will be recorded as a deferred facility fee. The fair value was calculated on the date of issuance using the Black-Scholes option pricing model with the following assumptions: 5 year expected life, 6.47% risk-free interest rate, 70% expected volatility and 0% expected dividend yield.

                              [INSIDE BACK COVER]

                                   [ARTWORK]

                               [WEBSIDSTORY LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth all expenses payable by the registrant in connection with the sale of the common stock being registered. All of the amounts shown are estimates except for the SEC registration fee, the NASD filing fee, and the Nasdaq National Market application fee.]

                                                            AMOUNT TO
                                                             BE PAID
                                                            ---------
SEC Registration fee......................................  $
NASD filing fee...........................................
Nasdaq stock market listing application fee...............
Blue sky qualification fees and expenses..................
Director and officer liability insurance..................
Printing and engraving expenses...........................
Legal fees and expenses...................................
Accounting fees and expenses..............................
Transfer agent and registrar fees.........................
Miscellaneous.............................................
                                                            --------
  Total...................................................  $
                                                            ========

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Under Section 145 of the Delaware General Corporation Law, the registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

     The registrant's Certificate of Incorporation and Bylaws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by
Section 102(b)(7) of the General Corporation Law of Delaware (the "Delaware Law") and (ii) require the registrant to indemnify its directors and officers to the fullest extent permitted by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary. Pursuant to
Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors' duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware Law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the registrant or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to the registrant or its stockholders when the director was aware or should have been aware of a risk of serious injury to the registrant or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the registrant or its stockholders, for improper transactions between the director and the registrant and for improper distributions to stockholders and loans to directors and officers. The provision also does not affect a director's responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

     The registrant has entered into indemnity agreements with each of its directors and executive officers that require the registrant to indemnify such persons against all expenses, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or an executive officer of the registrant or any of its affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

     At present, there is no pending litigation or proceeding involving a director or officer of the registrant as to which indemnification is being sought nor is the registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

     The registrant maintains directors' and officers' liability insurance and intends to continue to maintain this insurance in the future. The registrant also has an insurance policy covering the officers and directors of the registrant with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     The following is a summary of transactions by the Company since the Company's inception in September 1996 that were not registered under the
Securities Act. Prior to the reincorporation in Delaware in             , 2000,
it had been operating under the laws of California.

     (a) In September 1996, the registrant issued 30,303,030 shares of common stock to its founders for an aggregate purchase price of $5,500.

     (b) In June of 1999, the registrant issued an aggregate of 15,034,712 shares of its convertible redeemable preferred stock and 100 shares of its redeemable preferred stock to TA Associates, Inc. and Summit Partners LP in exchange for 2,088,154 shares of the registrant's common stock, which they had purchased from two of the founders and Michael Christian and $5 million in cash.

     (c) In December 1999, the registrant issued an option to purchase 1,324,655 shares of its common stock at an exercise price of $1.05 per share to John Hentrich. Mr. Hentrich exercised his option in February 2000.

     (d) In December 1999, the registrant issued a warrant to purchase 529,861 shares of its common stock at an exercise price of $0.21 per share to John Hentrich. Mr. Hentrich exercised his warrant in February 2000.

     (e) In January 2000, the registrant issued 33,333 shares of its common stock to Michael Christian on the exercise of a stock option for an aggregate purchase price of $1,300.

     (f) In March 2000, the registrant issued a warrant to purchase 13,333 shares of our common stock at an exercise price of $15 per share to Imperial Bank.

     (g) From September 1996 (inception) to March 31, 2000, the registrant granted options to purchase an aggregate of 2,923,017 shares of common stock to directors, executive officers, employees and consultants pursuant to its option plans including options to purchase 250,167 shares at an exercise price of $6.00, options to purchase 133,167 shares at an exercise price of $6.60, options to purchase 2,009,821
         shares at an exercise price of $1.05 and      shares at an exercise
         price of $     . In addition, in February 1998, the registrant issued
         options to purchase an aggregate of 875,758 shares of common stock to Michael Christian, one of its key employees. Mr. Christian exercised his option to purchase 104,245 shares of common stock in July 1999 and 33,333 shares of common stock in January 2000.

     The sale and issuance of the securities in the above transactions were exempt from registration under the Securities Act by virtue of Rule 4(2) or Rule 701, or Regulation D, as transactions not involving a public offering. There were no underwriters used in connection with any of the transactions set forth in this Item 15. For additional information concerning these equity investment transactions, see the section entitled "Certain Transactions" in the prospectus.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS.

     1.1*      Form of Underwriting Agreement.
     3.1.1     Amended and Restated Articles of Incorporation.
     3.1.2     Certificate of Amendment of Amended and Restated Articles of
               Incorporation.
     3.1.3*    Form of Certificate of Incorporation of WebSideStory, Inc.,
               to be filed immediately prior to and to become effective
               upon closing of this offering.
     3.2.1     Amended and Restated Bylaws of WebSideStory, Inc.
     3.2.2*    Form of By-laws of WebSideStory, Inc. to be in effect after the closing of this offering.
     4.1       Reference is made to Exhibits 3.1.1, 3.1.2, 3.2.1 and 3.2.2 for provisions of the charter documents defining the rights of securityholders.
     4.2*      Specimen common stock certificate.
     5.1*      Opinion of Gray Cary Ware & Freidenrich LLP.
    10.1       1998 Stock Option Plan, as amended.
    10.1.1     Form of Nonstatutory Stock Option Agreement under the 1998
               Stock Option Plan.
    10.1.2     Form of Incentive Stock Option Agreement under the 1998
               Stock Option Plan.
    10.2       1999 Stock Option Plan, as amended.
    10.2.1     Form of Nonstatutory Stock Option Agreement under the 1999
               Stock Option Plan.
    10.2.2     Form of Incentive Stock Option Agreement under the 1999
               Stock Option Plan.
    10.3       2000 Equity Incentive Plan, as amended.
    10.3.1     Form of Omnibus Stock Option Agreement under the 2000 Equity
               Incentive Plan.
    10.4*      Form of 2000 Employee Stock Purchase Plan.
    10.4.1*    Form of Subscription Agreement under the 2000 Employee Stock
               Purchase Plan.
    10.5*+     Agreement, dated March 25, 1999, by and between the
               registrant and Level (3) Communications and addendum to
               Terms and Conditions.
    10.6*+     Agreement, dated May 29, 1998, by and between the registrant and Digex Business Internet.
    10.7*+     Agreement, dated February 5, 1999, by and between the
               registrant and Sprint Communications
    10.8*+     Agreement, dated February   , 1998, by and between the
               registrant and Verio, Inc.
    10.9       Akamai FreeFlow Services Order Form, dated March 20, 2000
               between the registrant and Akamai Technologies, Inc.
    10.10      Employment Agreement, dated June 24, 1999, by and between
               the registrant and Blaise P. Barrelet.
    10.11      Employment Agreement, dated June 24, 1999, by and between
               the registrant and Agnes L. Barrelet.
    10.12      Noncompetition Agreement, dated June 24, 1999, by and
               between the registrant and Blaise P. Barrelet.
    10.13      Noncompetition Agreement, dated June 24, 1999, by and
               between the registrant and Agnes L. Barrelet.
    10.14      Employment Agreement, dated February 28, 2000, by and
               between the registrant and John J. Hentrich, as amended on
               April 15, 2000.
    10.15      Proprietary Information and Inventions Agreement, dated
               November 19, 1999, by and between the registrant and John J.
               Hentrich.
    10.16      Stock Option Agreement, dated December 20, 1999, by and
               between the registrant and John J. Hentrich.
    10.17      Promissory Note, dated January 3, 2000, by John J. Hentrich in favor of the registrant.

    10.18      Promissory Note, dated February 28, 2000, by John J.
               Hentrich in favor of the registrant.
    10.19      Secured, Non-Recourse Promissory Note, dated March 23, 2000, by John J. Hentrich in favor of the registrant.
    10.20      Stock Pledge Agreement, dated March 23, 2000, by John J.
               Hentrich in favor of the registrant.
    10.21      Employment Agreement, dated April 10, 2000, by and between the registrant and Terance Kinninger.
    10.22*     Employment Agreement, dated April 7, 2000 by and between the registrant and Meyar Sheik.
    10.23*     Employment Agreement, dated February 22, 2000, by and
               between the registrant and Thomas Stigler.
    10.24*     Incentive Stock Option Agreement, dated February 28, 2000, between the registrant and Thomas Stigler.
    10.25*     Employment Agreement, dated April 14, 2000, by and between the registrant and Randall K. Broberg.
    10.26*     Employment Agreement, dated June 24, 1999, between the
               registrant and Michael Christian.
    10.27*     Noncompetition Agreement, dated June 24, 1999, between the registrant and Michael Christian.
    10.28*     Nonstatutory Stock Option Agreement, dated           ,
               between the registrant and Michael C. Christian.
    10.29*     Incentive Stock Option Agreement, dated April 10, 2000,
               between the registrant and Meyar Sheik.
    10.30*     Incentive Stock Option Agreement, dated April 14, 2000,
               between the registrant and Randall K. Broberg.
    10.31      Office lease, dated November 4, 1998, by and between the
               registrant and PS Business Parks, Inc. and an amendment
               thereto dated February 14, 2000.
    10.32      Office lease, dated August 23, 1999, by and between the
               registrant and LNR Seaview, Inc.
    10.33      Credit Agreement, dated August 4, 1999, by and between the registrant and Imperial Bank.
    10.33.1    Intellectual Property Security Agreement, by and between the registrant and Imperial Bank.
    10.34      Credit Agreement, dated March 27, 2000, by and between the registrant and Imperial Bank.
    10.35      Stockholders Agreement, dated June 18, 1999, by and among
               the registrant, and certain investors set forth on Exhibit A to the Agreement.
    10.36      Registration Rights Agreement, dated June 18, 1999, by and among the registrant and certain of its stockholders.
    10.37      WebsideStory, Inc. 401(k) Plan.
    10.38      Form of Indemnification Agreement as currently in effect
               between the registrant and each of its directors, officers and certain additional personnel.
    10.39      Form of Indemnity Agreement to be entered into by the
               registrant and each of its directors, officers and certain additional personnel following the reincorporation of the
               registrant.
    10.40      Warrant to Purchase Common Stock, dated March 27, 2000, in favor of Imperial Bank.
    23.1       Consent of PricewaterhouseCoopers LLP, Independent
               Accountants.
    23.2*      Consent of Gray Cary Ware & Freidenrich LLP. Reference is
               made to Exhibit 5.1.
    24.1       Power of Attorney. Reference is made to page II-6.
    27         Financial Data Schedule.

------------
* To be filed by amendment.

+ Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on April 18, 2000.

                                          WebsideStory, Inc.

                                          By:       /s/ JOHN J. HENTRICH
                                            ------------------------------------
                                                      John J. Hentrich
                                               President and Chief Executive
                                                           Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John J. Hentrich and Terance A. Kinninger, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                     TITLE                         DATE
                  ---------                                     -----                         ----

            /s/ JOHN J. HENTRICH                President and Chief Executive Officer,   April 18, 2000
---------------------------------------------                  Director
              John J. Hentrich

           /s/ BLAISE P. BARRELET               Chairman of the Board, Chief Internet    April 18, 2000
---------------------------------------------           Architect and Director
             Blaise P. Barrelet

          /s/ TERANCE A. KINNINGER                 Senior Vice President and Chief       April 18, 2000
---------------------------------------------   Financial Officer (Principal Financial
            Terance A. Kinninger                               Officer)

              /s/ JOHN T. BURKE                    Corporate Controller (Principal       April 18, 2000
---------------------------------------------            Accounting Officer)
                John T. Burke

             /s/ KURT R. JAGGERS                               Director                  April 18, 2000
---------------------------------------------
               Kurt R. Jaggers

                  SIGNATURE                                     TITLE                         DATE
                  ---------                                     -----                         ----

           /s/ WALTER G. KORTSCHAK                             Director                  April 18, 2000
---------------------------------------------
             Walter G. Kortschak

            /s/ BENJAMIN H. BALL                               Director                  April 18, 2000
---------------------------------------------
              Benjamin H. Ball

                                 EXHIBIT INDEX

     1.1*      Form of Underwriting Agreement.
     3.1.1     Amended and Restated Articles of Incorporation.
     3.1.2     Certificate of Amendment of Amended and Restated Articles of
               Incorporation.
     3.1.3*    Form of Certificate of Incorporation of WebSideStory, Inc.,
               to be filed immediately prior to and to become effective
               upon closing of this offering.
     3.2.1     Amended and Restated Bylaws of WebSideStory, Inc.
     3.2.2*    Form of By-laws of WebSideStory, Inc. to be in effect after the closing of this offering.
     4.1       Reference is made to Exhibits 3.1.1, 3.1.2, 3.2.1 and 3.2.2 for provisions of the charter documents defining the rights of securityholders.
     4.2*      Specimen common stock certificate.
     5.1*      Opinion of Gray Cary Ware & Freidenrich LLP.
    10.1       1998 Stock Option Plan, as amended.
    10.1.1     Form of Nonstatutory Stock Option Agreement under the 1998
               Stock Option Plan.
    10.1.2     Form of Incentive Stock Option Agreement under the 1998
               Stock Option Plan.
    10.2       1999 Stock Option Plan, as amended.
    10.2.1     Form of Nonstatutory Stock Option Agreement under the 1999
               Stock Option Plan.
    10.2.2     Form of Incentive Stock Option Agreement under the 1999
               Stock Option Plan.
    10.3       2000 Equity Incentive Plan, as amended.
    10.3.1     Form of Omnibus Stock Option Agreement under the 2000 Equity
               Incentive Plan.
    10.4*      Form of 2000 Employee Stock Purchase Plan.
    10.4.1*    Form of Subscription Agreement under the 2000 Employee Stock
               Purchase Plan.
    10.5*+     Agreement, dated March 25, 1999, by and between the
               registrant and Level (3) Communications and addendum to
               Terms and Conditions.
    10.6*+     Agreement, dated May 29, 1998, by and between the registrant and Digex Business Internet.
    10.7*+     Agreement, dated February 5, 1999, by and between the
               registrant and Sprint Communications
    10.8*+     Agreement, dated February   , 1998, by and between the
               registrant and Verio, Inc.
    10.9       Akamai FreeFlow Services Order Form, dated March 20, 2000
               between the registrant and Akamai Technologies, Inc.
    10.10      Employment Agreement, dated June 24, 1999, by and between
               the registrant and Blaise P. Barrelet.
    10.11      Employment Agreement, dated June 24, 1999, by and between
               the registrant and Agnes L. Barrelet.
    10.12      Noncompetition Agreement, dated June 24, 1999, by and
               between the registrant and Blaise P. Barrelet.
    10.13      Noncompetition Agreement, dated June 24, 1999, by and
               between the registrant and Agnes L. Barrelet.
    10.14      Employment Agreement, dated February 28, 2000, by and
               between the registrant and John J. Hentrich, as amended on
               April 15, 2000.
    10.15      Proprietary Information and Inventions Agreement, dated
               November 19, 1999, by and between the registrant and John J.
               Hentrich.
    10.16      Stock Option Agreement, dated December 20, 1999, by and
               between the registrant and John J. Hentrich.
    10.17      Promissory Note, dated January 3, 2000, by John J. Hentrich in favor of the registrant.
    10.18      Promissory Note, dated February 28, 2000, by John J.
               Hentrich in favor of the registrant.
    10.19      Secured, Non-Recourse Promissory Note, dated March 23, 2000, by John J. Hentrich in favor of the registrant.
    10.20      Stock Pledge Agreement, dated March 23, 2000, by John J.
               Hentrich in favor of the registrant.
    10.21      Employment Agreement, dated April 10, 2000, by and between the registrant and Terance Kinninger.

    10.22*     Employment Agreement, dated April 7, 2000, by and between
               the registrant and Meyar Sheik.
    10.23*     Employment Agreement, dated February 22, 2000, by and
               between the registrant and Thomas Stigler.
    10.24*     Incentive Stock Option Agreement, dated February 28, 2000, between the registrant and Thomas Stigler.
    10.25*     Employment Agreement, dated April 14, 2000, by and between the registrant and Randall K. Broberg.
    10.26*     Employment Agreement, dated June 24, 1999, between the
               registrant and Michael Christian.
    10.27*     Noncompetition Agreement, dated June 24, 1999, between the registrant and Michael Christian.
    10.28*     Nonstatutory Stock Option Agreement, dated           ,
               between the registrant and Michael C. Christian.
    10.29*     Incentive Stock Option Agreement, dated April 10, 2000,
               between the registrant and Meyar Sheik.
    10.30*     Incentive Stock Option Agreement, dated April 14, 2000,
               between the registrant and Randall K. Broberg.
    10.31      Office lease, dated November 4, 1998, by and between the
               registrant and PS Business Parks, Inc. and an amendment
               thereto dated February 14, 2000.
    10.32      Office lease, dated August 23, 1999, by and between the
               registrant and LNR Seaview, Inc.
    10.33      Credit Agreement, dated August 4, 1999, by and between the registrant and Imperial Bank.
    10.33.1    Intellectual Property Security Agreement, by and between the registrant and Imperial Bank.
    10.34      Credit Agreement, dated March 27, 2000, by and between the registrant and Imperial Bank.
    10.35      Stockholders Agreement, dated June 18, 1999, by and among
               the registrant, and certain investors set forth on Exhibit A to the Agreement.
    10.36      Registration Rights Agreement, dated June 18, 1999, by and among the registrant and certain of its stockholders.
    10.37      WebsideStory, Inc. 401(k) Plan.
    10.38      Form of Indemnification Agreement as currently in effect
               between the registrant and each of its directors, officers and certain additional personnel.
    10.39      Form of Indemnity Agreement to be entered into by the
               registrant and each of its directors, officers and certain additional personnel following the reincorporation of the
               registrant.
    10.40      Warrant to Purchase Common Stock, dated March 27, 2000, in favor of Imperial Bank.
    23.1       Consent of PricewaterhouseCoopers LLP, Independent
               Accountants.
    23.2*      Consent of Gray Cary Ware & Freidenrich LLP. Reference is
               made to Exhibit 5.1.
    24.1       Power of Attorney. Reference is made to page II-6.
    27         Financial Data Schedule.

------------
* To be filed by amendment.

+ Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.